    As filed with the Securities and Exchange Commission on April 25, 2002.

                                                     Registration No. 333-76612
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                                AMENDMENT No. 3

                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                         ADERIS PHARMACEUTICALS, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                       2834                   54-1749283
       (State or other             (Primary Standard         (I.R.S. Employer
       jurisdiction of                Industrial          Identification Number)
incorporation or organization)    Classification Code
                                        Number)

                                85 Main Street
                        Hopkinton, Massachusetts 01748
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)


                               -----------------

                                Peter G. Savas
                     Chief Executive Officer and President
                         Aderis Pharmaceuticals, Inc.
                                85 Main Street
                        Hopkinton, Massachusetts 01748
                                (508) 497-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------
                                  Copies to:
                Alan W. Pettis, Esq.    Frederick W. Kanner, Esq.
                Jeevan B. Gore, Esq.      Dewey Ballantine LLP
               Michael D. Cohen, Esq.      1301 Avenue of the
                  Latham & Watkins              Americas
               650 Town Center Drive,   New York, New York 10019
                     Suite 2000              (212) 259-8000
               Costa Mesa, California
                        92626
                   (714) 540-1235


                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _

   If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




          PRELIMINARY PROSPECTUS                                 April 25, 2002

                             Subject to completion
--------------------------------------------------------------------------------

5,500,000 Shares

[LOGO] Logo of Aderis Pharmaceuticals

Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We anticipate the initial public offering price will be between $12.00 and $14.00 per share.

We have applied to have our common stock approved on the Nasdaq National Market for quotation under the symbol "ADPX."

Before buying any shares of our common stock, you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                         Per share  Total
-------------------------------------------------------------------------------
Public offering price                                    $          $
-------------------------------------------------------------------------------
Underwriting discounts and commissions                   $          $
-------------------------------------------------------------------------------
Proceeds to Aderis                                       $          $
-------------------------------------------------------------------------------

The underwriters may also purchase up to 825,000 additional shares of our common stock from us at the public offering price, less the underwriting discounts, to cover over-allotments, if any, within 30 days from the date of this prospectus.

The underwriters are offering the common stock as set forth under "Underwriting." Delivery of the shares will be made on or about
                , 2002.

UBS Warburg                                      CIBC World Markets
            RBC Capital Markets
                            Gerard Klauer Mattison

--------------------------------------------------------------------------------

Through and including                        , 2002 (the 25/th/ day after the
date of this prospectus), all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, are required to deliver a prospectus. This prospectus delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------



                  Prospectus summary.....................  3

                  The offering...........................  5

                  Summary financial data.................  6

                  Risk factors...........................  7

                  Special note regarding forward-looking
                    statements........................... 20

                  Use of proceeds........................ 21

                  Dividend policy........................ 21

                  Capitalization......................... 22

                  Dilution............................... 23

                  Selected financial data................ 25

                  Management's discussion and analysis of
                    financial condition and results
                    of operations........................ 26


                  Business...............................  33

                  Scientific advisory board..............  51

                  Management.............................  52

                  Related party transactions.............  64

                  Principal stockholders.................  66

                  Description of capital stock...........  69

                  Shares eligible for future sale........  72

                  Underwriting...........................  74

                  Legal matters..........................  76

                  Experts................................  76

                  Change in independent auditors.........  76

                  Where you can find more information....  76

                  About this prospectus..................  77

                  Index to financial statements.......... F-0

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock, which we discuss under "Risk factors" and our consolidated financial statements and related notes.

OVERVIEW

We are a biopharmaceutical company engaged in developing small molecule drugs to treat central nervous system, cardiovascular and renal disorders. We currently have four product candidates being investigated for five potential indications in development, with one in Phase III clinical trials, three in Phase II clinical trials and one that recently concluded its first Phase I clinical trial. We have entered into collaboration agreements with Schwarz Pharma AG, King Pharmaceuticals Research and Development, Inc. (King), a subsidiary of King Pharmaceuticals, Inc. and Fujisawa Healthcare, Inc. We focus on small molecule drug candidates that act selectively to either block (antagonists) or increase (agonists) the activity of certain proteins, such as adenosine or dopamine, to produce the desired therapeutic effect while minimizing side effects. Small molecules generally offer the dosing flexibility required for patients to be able to easily take the drug as prescribed (commonly referred to as patient compliance), have a broader array of dosage forms, lend themselves to easier formulation, have greater potential for absorption and utilization by the body and are more efficiently manufactured than large molecule therapies, such as proteins.

OUR PRODUCT CANDIDATES

We currently have four product candidates being investigated for five potential indications.

..   Our most advanced product candidate, Rotigotine-CDS, a dopamine agonist, is formulated as a transdermal patch (which allows delivery of the drug through the skin) for first line treatment of early stage and combination therapy for late stage Parkinson's disease, an age-related, neurodegenerative disorder. Parkinson's disease affects one million patients in the United States. Current therapy is limited by erratic patterns of drug release into the blood stream, causing patients to experience often debilitating fluctuations in symptoms. Rotigotine-CDS is a transdermal patch that is designed to provide a constant blood level of the drug over a 24-hour period, thereby minimizing daily symptoms and side effects associated with fluctuating levels of drug in the blood. Schwarz Pharma has an exclusive, worldwide license to develop and commercialize Rotigotine-CDS. Rotigotine-CDS is currently in Phase III clinical trials in the United States and Europe.

..   Rotigotine-CDS has also been formulated as a reduced-dose patch for the treatment of Restless Legs Syndrome, a common, under-diagnosed neurologic movement disorder, which studies indicate may affect up to 15% of the population. Patients with this disorder have an almost irresistible urge to move their legs because of disagreeable sensations associated with this syndrome. There are currently no medications approved for the treatment of Restless Legs Syndrome in the United States. Schwarz Pharma began development of Rotigotine-CDS reduced dose with a pilot, Phase II safety and efficacy clinical trial in late 2001 in Europe. If this initial European trial has a successful outcome, we have been informed by Schwarz that it plans to file an investigational new drug application with the FDA and commence similar Phase II testing in the United States.

..   MRE-470 is an adenosine agonist being developed as an alternative to exercise stress testing, which allows a physician to monitor heart activity during physical activity, in combination with coronary artery flow imaging for the diagnosis of coronary artery disease. Because many patients cannot perform the level of exercise necessary for an adequate study, many patients use a chemical, or pharmacologic, stress agent in lieu of exercise. We estimate that, in 1999, approximately 2.6 million coronary blood flow imaging procedures were performed in the United States using a pharmacologic stress agent. Currently, the leading pharmacologic stress agent for imaging studies is adenosine. MRE-470 is designed to minimize the side effects of adenosine and can be delivered as a bolus, or syringe, injection rather than the continuous infusion required with adenosine. King has the exclusive, worldwide license to develop and commercialize MRE-470. MRE-470 is currently in Phase II clinical trials in the United States.

..   DTI-0009 is an adenosine agonist designed to control heart rate in atrial fibrillation by slowing conduction through the atrioventricular node. Atrial fibrillation is the most common of the cardiac arrhythmias, or abnormal heart rhythms, and currently affects approximately two million patients in the United States. DTI-0009 is being developed as both an oral formulation for chronic and an intravenous formulation for acute therapy. Fujisawa Healthcare has the exclusive, clinical development and commercialization rights, in the United States and Canada, for the intravenous formulation of DTI-0009. The intravenous formulation of DTI-0009 is in Phase II clinical trials in the United States.

..   DTI-0017 is an adenosine antagonist designed to treat edema, or fluid build-up, typically associated with congestive heart failure. Approximately
    4.7 million people in the United States currently suffer from congestive heart failure. DTI-0017 is being developed as both an oral formulation for chronic and an intravenous formulation for acute therapy. We intend to design a study to investigate whether adenosine antagonists such as DTI-0017 act at a different site in the kidney from most diuretics, affect potassium balance, prevent the decreased renal function experienced with some other diuretics or prevent the development of resistance to the diuretic effect occurring with some other agents. We have concluded our first Phase I clinical trial of DTI-0017 and are currently reformulating the product candidate and conducting additional animal testing.

We believe there may be additional therapeutic indications for our current portfolio of product candidates. None of our product candidates have been approved by the FDA or similar European regulators for commercialization. We have a history of operating losses and, as of December 31, 2001, we had an accumulated deficit of approximately $24.6 million. In addition, we are dependent upon third parties, especially our collaborators, for the successful commercialization of our clinical product candidates.

OUR BUSINESS STRATEGY

We intend to develop and commercialize adenosine-based and other therapies for cardiovascular, central nervous system and renal diseases. To achieve this objective, we intend to concentrate on the following key strategies:

..   focus our internal research and pre-clinical development on predominantly cardiovascular, central nervous system and renal disease pathways;

..   maintain and expand our in-house expertise and capabilities in synthetic chemistry, pharmacology and key elements of clinical development while outsourcing routine drug development activities;

..   wherever economically feasible, retain development responsibility and marketing rights to our drug candidates through late stage clinical development and/or regulatory approval to maximize the value of each of our drug candidates; and

..   in-license clinical stage drug candidates and acquire companies with complementary product pipelines and technologies to supplement our internal research and development efforts.

We are at an early stage of development and face significant challenges in achieving our business objectives, including successful completion of clinical trials, obtaining regulatory approvals, market acceptance of our products and competition from competitors with greater resources.

The offering


Common stock being offered.......................... 5,500,000 shares

Common stock to be outstanding after the offering... 20,621,938 shares

Use of proceeds..................................... Research and development activities, including clinical trials, acquisition of new technologies
                                                     or products, working capital and other general
                                                     corporate purposes. See "Use of proceeds."

Proposed Nasdaq National Market symbol.............. ADPX



The number of shares of common stock outstanding after this offering is based on shares outstanding on April 25, 2002 and excludes:



..   1,916,597 shares of common stock issuable upon exercise of options outstanding under our 1995 stock option plan and our 2001 incentive award plan with a weighted average price of $0.56 per share;


..   225,060 shares of common stock issuable upon exercise of warrants with a weighted average price of $3.64 per share; and


..   up to 406,387 additional shares of common stock reserved for issuance under our 1995 stock option plan and 2001 incentive award plan.


Unless otherwise indicated, all information in this prospectus has been adjusted to reflect:


..   a 1.65-for-1 stock split, in the form of a stock dividend, completed in
    March 2002;

..   the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering;

..   the filing of our amended and restated certificate of incorporation immediately following the closing of this offering;

..   no exercise by the underwriters of their overallotment option; and

..   the issuance of 366,851 shares of common stock to the former shareholders of Renalogics, Inc.

                               -----------------

We were incorporated as Discovery Therapeutics, Inc. in Delaware in 1994 and changed our name to Aderis Pharmaceuticals, Inc. in January 2002. Our principal executive offices are located at 85 Main Street, Hopkinton, Massachusetts 01748, and our telephone number is (508) 497-2300. References in this prospectus to "Aderis," "we," "our" and "us" refer to Aderis Pharmaceuticals, Inc. Our web site is located at www.aderis.com. Information contained in our web site is not incorporated by reference into and does not form any part of this prospectus.

Summary financial data

The following table sets forth certain of our summary financial data. The data presented below have been derived from our audited and unaudited financial statements included elsewhere in this prospectus.

You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected financial data" and "Management's discussion and analysis of financial condition and results of operations."

                                                                                Year ended
                                                                               December 31,
                                                                         ------------------------
Statements of operations data                                              1999    2000      2001
--------------------------------------------------------------------------------------------------
(In thousands, except per share data)
Revenues................................................................ $6,851 $ 2,967  $  5,829
Costs and expenses......................................................  5,800   8,160    17,800
Operating income (loss).................................................  1,051  (5,193)  (11,971)
Net income (loss).......................................................  1,073  (4,943)  (11,081)
Net income (loss) per common share, basic...............................   0.47   (1.87)    (3.97)
Net income (loss) per common share, diluted.............................   0.20   (1.87)    (3.97)
Shares used in computing net income (loss) per common share, basic......  2,288   2,638     2,790
Shares used in computing net income (loss) per share, diluted...........  5,369   2,638     2,790
Pro forma net loss per share, basic and diluted (unaudited)(1)..........                    (0.93)
Shares used in computing pro forma net loss per share, basic and diluted
 (unaudited)(1).........................................................                   11,921

                                                     As of December 31,
                                                            2001
                                                  ------------------------
                                                                 Pro forma
     Balance sheet data                             Actual  as adjusted(2)
     ---------------------------------------------------------------------
     (In thousands)                                            (unaudited)
     Cash and cash equivalents................... $ 42,821        $107,745
     Working capital.............................   40,828         105,752
     Total assets................................   43,462         108,263
     Convertible preferred stock.................   56,215              --
     Deferred stock compensation.................    5,636           5,636
     Total stockholders' equity (deficit)........ $(14,899)       $106,118

--------
(1) Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, adjusted to include the pro forma effects of the conversion of preferred stock to common stock as if such conversion had occurred on the original date of issuance along with the inclusion of 366,851 shares of common stock to be issued to the former shareholders of Renalogics upon closing of the proposed initial public offering.

(2) The pro forma as adjusted balance sheet data give effect to the conversion of all outstanding convertible preferred stock into 10,941,993 shares of common stock and the issuance of 366,851 shares of common stock issuable to the former shareholders of Renalogics and a $4.8 million increase in our deficit accumulated during development stage resulting from a charge to operations for the value of the shares issued to the former shareholders of Renalogics. The pro forma as adjusted balance sheet data also reflect the sale of 5,500,000 shares of common stock at an assumed initial public offering price of $13.00 per share, after deducting the underwriter discounts, commissions and estimated offering expenses.

--------------------------------------------------------------------------------


Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occurs, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have a history of operating losses and accumulated deficit, and we may not achieve or maintain profitability in the future.
Since we were founded in 1994, we have engaged primarily in organizational and research and development efforts. We have incurred operating losses in all but two years since our inception, and we may never achieve sustained profitability. The net loss for the fiscal years ended December 31, 2000 was $4.9 million compared to net income of $1.1 million for the fiscal year ended December 31, 1999. The net loss for the year ended December 31, 2001 was $11.1 million. As of December 31, 2001, we had an accumulated deficit of $24.6 million. Our losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations.

We have not commercially launched any products to date and do not expect to do so in the near future. Our ability to generate revenue from product sales or to achieve profitability is dependent on our ability, alone or with our corporate collaborators, to successfully and timely design, develop, manufacture and commercialize our product candidates. Our revenues to date have been generated principally from license fees and milestone payments from our drug compounds. We expect that our costs will continue to exceed our revenues on an annual basis for the foreseeable future. We may never achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our operating results fluctuate significantly, and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in our stock price, causing investor losses.
Our operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to decline. Some of the factors that could cause our operating results to fluctuate include:

..   expiration or termination of agreements with collaborators, which may not be renewed or replaced;

..   general and industry-specific economic conditions, which may affect our collaborators' and our research and development expenditures on our out-licensed drug candidates;

..   inability of our collaborators and us to complete non-clinical and clinical studies in a timely manner that results in a failure or delay in receiving the required regulatory approvals to commercialize our drug candidates;

..   the timing and willingness of our collaborators to invest the resources necessary to commercialize our drug candidates;

..   the timing of receipts of milestone payments from our collaborators; and

..   the timing of regulatory approvals, if any.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------


If our revenues decline in a quarter, whether due to a delay in recognizing expected revenues or otherwise, our earnings will decline because many of our expenses are relatively fixed. In particular, our research and development and general and administrative expenses are not affected directly by variations in revenue.

Due to fluctuations in our revenues and operating expenses, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our stock price could fluctuate significantly or decline.

We are at an early stage of development and we do not have, and may never develop, any commercial drugs or other products that generate revenues.
We are a biopharmaceutical company at an early stage of development, and we do not have any commercial products. Our drug candidates will require significant additional development, clinical trials, regulatory clearances and additional investment before they can be commercialized. Our product development efforts may not lead to commercial drugs, either because the drug candidates fail to be safe and effective in clinical trials or because we have inadequate financial or other resources to pursue our drug candidates through the clinical trial process. We do not expect to be able to market any of our existing drug candidates for a number of years, if at all. If we are unable to develop any commercial drugs, or if such development is delayed, we will be unable to generate product revenues.

The regulatory approval process is expensive, time consuming, uncertain and may prevent us from obtaining required approvals for the commercialization of some of our drug candidates.
The research, testing, manufacturing and marketing of drug candidates are subject to extensive regulation by numerous regulatory authorities in the United States and other countries. In addition, countries other than the United States have complex and technical regulatory requirements that differ from country to country. Failure to comply with the regulatory requirements of the Food and Drug Administration, or FDA, and other applicable foreign and US regulatory requirements may subject a company to administrative or judicially imposed sanctions. These include:

..   warning letters;

..   civil penalties;

..   criminal penalties;

..   injunctions;

..   product seizure or detention;

..   product recalls;

..   total or partial suspension of production; and

..   FDA refusal to approve pending new drug applications, or NDAs, or supplements to approved NDAs.

Our drug candidates are in the early stages of development and have not received required regulatory clearance from the FDA or any other foreign or US regulatory body to be commercially marketed and sold. The regulatory clearance process typically takes many years and is extremely expensive. Despite the time and expense exerted, regulatory clearance is never guaranteed.

The number of pre-clinical studies and clinical trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is in development for and regulations applicable to any particular drug candidate.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------


The FDA can delay, limit or deny approval of a drug for many reasons, including:

..   a drug candidate may not be safe or effective;

..   FDA officials may interpret data from pre-clinical testing and clinical trials in different ways than we interpret it;

..   the FDA might not approve our manufacturing processes or facilities, or the processes or facilities of our collaborators; or

..   the FDA may change its approval policies or adopt new regulations.

Even if we receive FDA and other regulatory approvals, our drug candidates may later exhibit adverse effects that limit or prevent their widespread use or that force us to withdraw products derived from those drug candidates from the market. If we fail to obtain regulatory clearance for our current or future drug candidates, we will be unable to market and sell any products and therefore may never be able to generate product revenues or be profitable.

If we receive regulatory approval, we will also be subject to ongoing FDA obligations and continued regulatory review, such as continued safety reporting requirements, and we may also be subject to additional FDA post-marketing obligations.
Any regulatory approvals that we receive for our drug candidates may also be subject to limitations on the indicated uses for which the drug candidate may be marketed or contain requirements for potentially costly post-marketing follow-up studies. In addition, we or our third-party manufacturers will be required to adhere to federal regulations setting forth current good manufacturing practices, known as cGMP. The regulations require that our drug candidates are manufactured and our records maintained in a prescribed manner with respect to manufacturing, testing and quality control activities. Furthermore, we or our third party manufacturers must pass a pre-approval inspection of manufacturing facilities by the FDA and foreign authorities before obtaining marketing approval, and will be subject to periodic inspection by the FDA and corresponding foreign regulatory authorities under reciprocal agreements with the FDA. Such inspections may result in compliance issues that could prevent or delay marketing approval, or require the expenditure of money or other resources to correct.

We are dependent on the successful outcome of the clinical trials for our most advanced drug candidates, Rotigotine-CDS, MRE-470 and DTI-0009.
Our business prospects will depend on our ability and the ability of our collaborators to complete patient enrollment in clinical trials, to obtain satisfactory results, to obtain required regulatory approvals and to successfully commercialize Rotigotine-CDS, MRE-470 and DTI-0009. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in patient enrollment in the trials may result in increased costs, program delays, or both, which could slow down our product development and approval process. If clinical trials for these drug candidates are not completed or conducted as planned, or if either or both of these drug candidates do not prove to be safe and effective or do not receive required regulatory approvals, the commercialization of these drug candidates would be delayed or prevented and, accordingly, our ability to generate revenue and achieve profitability would be materially harmed which would likely cause a sharp drop in our stock price.

Our pre-clinical and initial clinical testing results may not be predictive of future trial results. If subsequent trial results are negative, we may be forced to stop developing drug candidates important to our future.
The results of pre-clinical studies and initial clinical trials of our drug candidates do not necessarily predict the results of later-stage clinical trials. Drug candidates in later stages of clinical trials may fail to

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

show the desired safety and efficacy traits despite having progressed through initial clinical testing. The data collected from clinical trials of our drug candidates may not be sufficient to support FDA or other regulatory approval.

Administering any drug candidates we develop to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our drug candidates and could result in the FDA or other regulatory authorities denying approval of our drug candidates for any or all targeted indications. For example, in our first Phase I clinical trial for DTI-0017, one of the patients in the trial experienced a seizure. This patient has filed a complaint against us seeking monetary relief. We are in the process of evaluating any possible role of DTI-0017 in this adverse event. See "Legal proceedings." The FDA, other regulatory authorities or we may suspend or terminate clinical trials at any time. None of our drug candidates may be safe for human use.

If we fail to maintain our existing collaborative relationships, or if our collaborators do not devote adequate resources to the development and commercialization of our licensed drug candidates, we may not be able to achieve profitability.
We have granted exclusive development, commercialization and marketing rights to Schwarz Pharma for the development of Rotigotine-CDS, to King for MRE-470 and to Fujisawa Healthcare for the intravenous formulation of DTI-0009 in the United States and Canada. These collaborators are responsible for most, and in some cases all, aspects of these programs, including conducting research and development, clinical trials, the regulatory approval process and commercialization. Other than attendance at periodic joint steering committee meetings, we have no ongoing obligations under our collaborative arrangements. See "Business--Corporate Collaborations" for details on these collaborations.

We have limited control over the amount and timing of resources that our collaborators dedicate to the development of our licensed drug candidates. Our ability to generate royalties from our collaborators depends on our collaborators' abilities to establish the safety and efficacy of our drug candidates, obtain regulatory approvals and achieve market acceptance of products developed from our drug candidates. If Schwarz Pharma, King or Fujisawa Healthcare do not perform under our collaborative agreements, our potential for revenue from the related drug candidates will be dramatically reduced. Schwarz Pharma, King and Fujisawa Healthcare may terminate our collaborative agreements on short notice and at their sole discretion.

Collaborative agreements generally pose the following risks:

..   collaborators may not pursue further development and commercialization of compounds resulting from collaborations or may elect not to continue or renew research and development programs;

..   collaborators may delay clinical trials, underfund a clinical trial program, stop a clinical trial or abandon a drug candidate, repeat or conduct new clinical trials or require a new formulation of a drug candidate for clinical testing;

..   collaborators could independently develop, or develop with third parties, products that could compete with our future products;

..   the terms of our agreements with our current or future collaborators may not be favorable to us;

..   a collaborator with marketing and distribution rights to one or more products may not commit enough resources to the marketing and distribution of products developed from our drug candidates, limiting our potential revenues from the commercialization of a product;


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Risk factors
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..   disputes may arise delaying or terminating the research, development or commercialization of our drug candidates, or result in significant litigation or arbitration; and

..   collaborations may be terminated and, if terminated, we would experience increased capital requirements if we elected to pursue further development of the drug candidate.

In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. If business combinations involving our collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our product development programs.

If we do not find additional collaborators for our drug candidates, we may have to reduce or delay our rate of product development and/or increase our expenditures.
Our strategy for developing, manufacturing and commercializing our drug candidates includes entering into various relationships with pharmaceutical companies to advance our programs and reduce our expenditures on each program. We may not be able to negotiate additional collaborations on acceptable terms, if at all. If we are not able to establish additional collaborative arrangements, we may have to reduce or delay further development of some of our programs and/or increase our expenditures and undertake the development activities at our own expense. If we elect to increase our capital expenditures to fund development programs on our own, we will need to obtain additional capital, which may not be available on acceptable terms or at all.

If physicians and patients do not accept our products, we may be unable to generate significant revenue, if any.
Even if our products obtain regulatory approval, our products, if any, may not gain market acceptance among physicians, patients and the medical community which would limit our ability to generate revenue and would adversely affect our results of operations. The degree of market acceptance of any product depends on a number of factors, including:

..   demonstration of clinical efficacy and safety;

..   cost effectiveness;

..   convenience and ease of administration;

..   potential advantages over alternative treatment methods; and

..   marketing and distribution support.

Physicians will not recommend our products until clinical data or other factors demonstrate the safety and efficacy of our products as compared to other treatments. In practice, competitors may be more effective in marketing their drugs. Even if the clinical safety and efficacy of products developed from our drug candidates is established, physicians may elect not to recommend these products for a variety of factors, including the reimbursement policies of government and third party payors.

The reimbursement status of newly approved healthcare drugs is uncertain and failure to obtain adequate reimbursement could limit our ability to market any products we may develop and decrease our ability to generate revenue.
There is significant uncertainty related to the reimbursement of newly approved pharmaceutical products. Our ability and the ability of our collaborators to commercialize products developed from our drug candidates in both domestic and foreign markets will depend in part on the reimbursements, if any, obtained from third-party payors such as government health administration authorities, private health

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                                                                             11

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insurers, managed care programs and other organizations. Third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new pharmaceutical products. Cost control initiatives could decrease the price that we, or our collaborators, would receive for products developed from our drug candidates and affect our ability to commercialize any products we may develop. If third parties fail to provide reimbursement for any drugs, consumers and doctors may not choose to use products developed from our drug candidates, and we may not realize an acceptable return on our investment in product development.

We may be unable to raise additional capital or generate the significant revenues necessary to expand our operations and invest in new products.
It might be necessary for us to raise additional capital over the next few years to continue our research and development efforts and to commercialize our products. We believe that the proceeds from this offering and projected revenues from collaborations should be sufficient to fund our anticipated levels of operations for the next 24 months. However, our business or operations may change in a manner that would consume available resources more rapidly than anticipated. We may not continue to receive payments under existing collaborative arrangements and existing or potential future collaborations may not be adequate to fund our operations. We may need additional funds sooner than planned to meet operational needs and capital requirements for product development and commercialization. Additional funds may not be available when needed or on terms acceptable to us. If adequate funds are not available, we may have to reduce substantially or eliminate expenditures for the development and production of certain of our proposed products or obtain funds through arrangements with our corporate collaborators that require us to relinquish rights to certain of our technologies or products. Either of these alternatives could have a material adverse effect on our business, operating results, financial condition and future growth prospects.

Our competitors may develop and market drugs that are less expensive, more effective, or safer, which may diminish or eliminate the commercial success of any products we may commercialize.
The biopharmaceutical market is highly competitive. We are aware of other companies that are developing products that may be competitive to ours. We anticipate that we will face increased competition in the future as new companies enter the market and advanced technologies emerge. Our competitors may:

..   adapt more quickly to new technologies and scientific advances;

..   initiate or withstand substantial price competition more successfully than we can;

..   have greater success in recruiting skilled scientific workers from the limited pool of available talent;

..   more effectively negotiate third-party licensing and collaboration arrangements; and

..   take advantage of acquisition or other opportunities more readily than we can.

Almost all of the larger biopharmaceutical companies have developed, or are attempting to develop, products that will compete with products that may be developed from our drug candidates.

It is possible that our competitors will develop and market products that are less expensive and more effective than our future products or that will render our products obsolete. It is also possible that our competitors will commercialize competing products before any products developed from our drug candidates are marketed. We expect that the competition from other biopharmaceutical companies, pharmaceutical companies, universities and public and private research institutions will increase. Many of our competitors have substantially greater financial, technical, research and other resources than we do. We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully. See "Business--Competition" for additional information.


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If we are unable to effectively protect our intellectual property, third parties may use our technology, which could impair our ability to compete in our markets.
Our continued success will depend significantly on our ability to obtain and maintain meaningful patent protection for our drug candidates throughout the world. We rely on patents to protect a significant part of our intellectual property and to enhance our competitive position. However, our presently pending and future patent applications may not issue as patents, and any patent issued to us may be challenged, invalidated, held unenforceable or circumvented. Furthermore, the claims in patents which have been issued to us, or which may be issued to us in the future, may not be sufficiently broad to prevent third parties from producing competing products. In addition, the laws of various foreign countries in which we compete may not protect our intellectual property to the same extent as do the laws of the United States. If we fail to obtain adequate patent protection for our proprietary technology, our competitors may produce competing products based on our technology, which would substantially impair our ability to compete.

In addition to patent protection, we also rely on protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we generally seek to enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of a relationship with us. However, we may not obtain these agreements in all circumstances. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection for our trade secrets or other confidential information. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. The loss or exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our operating results, financial condition and future growth prospects. Furthermore, others may have developed, or may develop in the future, substantially similar or superior know-how and technology.

We may be involved in lawsuits to protect or enforce our patents which could be expensive and time consuming.
In order to protect or enforce our patent rights, we may initiate patent litigation against third parties or we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and diverts our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the trading price of our common stock.

Our success depends on our ability to operate without infringing or misappropriating the proprietary rights of others.
Our success depends on avoiding the infringement of other parties' patents and proprietary rights as well as avoiding the breach of any licenses relating to our technologies and products. Given that there may be

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                                                                             13

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patents of which we are unaware, particularly in the United States where patent applications are confidential, avoiding patent infringement may be difficult. Various third parties hold patents which may relate to our technology, and we may be found to infringe these or other patents or proprietary rights of third parties, either with products we are currently developing or with new products which we may develop in the future. If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of our current or future products or drug candidates, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. We may not be able to obtain the license on commercially reasonable terms, if at all, especially if the patent holder is a competitor.
In addition, even if we can obtain the license, it may be non-exclusive, which will permit others to use the same technology licensed to us. We also may be required to pay substantial damages to the patent holder in the event of an infringement. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder. Any successful infringement action brought against us may also adversely affect marketing of the infringing product in other markets not covered by the infringement action, as well as our marketing of other products based on similar technology. Furthermore, we may suffer adverse consequences from a successful infringement action against us even if the action is subsequently reversed on appeal, nullified through another action or resolved by settlement with the patent holder. The damages or other remedies awarded, if any, may be significant. As a result, any infringement action against us would likely delay the regulatory approval process, harm our competitive position, be very costly and require significant time and attention of our key management and technical personnel.

We depend on our key personnel, the loss of any of whom would impair our product development and commercialization efforts.
Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel. We only carry key person life insurance on Peter G. Savas, our chief executive officer and president and Donald A. McAfee, our chief technical officer. The loss of the services of any member of our senior management, scientific or technical staff may significantly delay or prevent the achievement of product development and other business objectives and could have a material adverse effect on our business, operating results and financial condition. We also rely on consultants and advisors to assist us in formulating our research and development strategy. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have other commitments such as consulting or advisory contracts with other organizations that may affect their ability to contribute to us. Our future success will also depend on our ability to identify, recruit and retain additional qualified scientific, technical and managerial personnel. There is currently a shortage of skilled executives and intense competition for such personnel in the areas of our activities, and we may be unable to continue to attract and retain personnel with the advanced qualifications necessary for the development of our business. The inability to attract and retain the necessary scientific, technical and managerial personnel could limit or delay our product development efforts which would adversely affect the growth of our business.

We have no manufacturing capacity and depend on third parties to manufacture our products.
We do not currently operate manufacturing facilities for clinical or commercial production of our drug candidates under development. We have no experience in manufacturing, and we currently lack resources and the capability to manufacture any of our drug candidates on a clinical or commercial scale. As a result, we are dependent on corporate collaborators, licensees or other third parties for the

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Risk factors
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manufacturing of clinical and commercial scale quantities of our drug candidates. These third parties may not be successful in manufacturing our drug candidates on a commercial scale. In addition, in the event of a natural disaster, equipment failure, power failure, strike or other difficulty, we may be unable to replace our third party manufacturers in a timely manner.

We have no marketing or sales staff, and if we are unable to enter into collaborations with marketing partners or if we are unable to develop our own sales and marketing capability, we may not be successful in commercializing our products.
We currently have no sales, marketing or distribution capability. As a result, we will depend on collaborations with third parties which have established distribution systems and direct sales forces. To the extent that we enter into co-promotion or other licensing arrangements, our revenues will depend upon the efforts of third parties, over which we may have little or no control.

If we are unable to reach and maintain agreement with one or more pharmaceutical companies or collaborators, we may be required to market our products directly. We may elect to establish our own specialized sales force and marketing organization to market our products to physicians. In order to do this, we would have to develop a marketing and sales force with technical expertise and with supporting distribution capability. Developing a marketing and sales force is expensive and time consuming and could delay a product launch. We may not be able to develop this capacity, which would make us unable to commercialize our products.

We may be subject to product liability claims and may not be able to obtain adequate insurance.
Once we have commercially launched our products, we will face exposure to product liability claims. We intend to secure limited product liability insurance coverage, but may not be able to obtain such insurance on acceptable terms with adequate coverage, or at reasonable costs. There is also a risk that third parties that we have agreed to indemnify could incur liability.

Since we conduct clinical trials on humans, we face the risk that the use of our drug candidates will result in adverse effects. These risks will exist even for products developed from our drug candidates that may be cleared for commercial sale. We cannot predict all of the possible harms or side effects that may result and, therefore, the amount of insurance coverage we currently hold may not be adequate to protect us from all liabilities. We may not have sufficient resources to pay for any liabilities resulting from a claim beyond the limit of, or excluded from, our insurance coverage.

Our research and development operations involve hazardous materials, which could subject us to significant liability.
Our research and development activities involve the controlled use of hazardous materials, including hazardous chemicals and radioactive materials. Accordingly, we are subject to federal, state and local laws governing the use, handling and disposal of these materials. We may incur significant costs to comply with additional environmental and health and safety regulations in the future. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with regulatory requirements, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources.

We may encounter difficulties in managing our growth, and these difficulties could disrupt our operations.
We expect to have significant growth in the number of our employees and the scope of our operations. Recent growth has placed a significant strain on our managerial, operational and financial resources. To manage our anticipated future growth, we must continue to implement and improve our managerial,

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                                                                             15

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operational and financial systems, to expand our facilities and to continue to recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

RISKS RELATED TO THIS OFFERING

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

Following the completion of this offering, our executive officers, directors and their affiliates will beneficially own or control approximately 24.1 percent of the outstanding shares of our common stock (after giving effect to the conversion of all outstanding preferred stock and the exercise of all outstanding vested and unvested options and warrants). Accordingly, our current executive officers, directors and their affiliates will have substantial control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise. See "Management" and "Principal stockholders" for details on our capital stock ownership.


Management may invest or spend the proceeds of this offering in ways in which you may not agree and in ways that may not yield a return to our stockholders. Management will retain broad discretion over the use of proceeds from this offering. Stockholders may not deem such uses desirable, and our use of the proceeds may not yield a significant return or any return at all for our stockholders. Management intends to use a majority of the proceeds from this offering for research and development, working capital and other general corporate purposes, and potentially to finance future acquisitions. Because of the number and variability of factors that determine our use of the proceeds from this offering, our intended uses for the proceeds of this offering may vary substantially from our currently planned uses. Pending our use of the proceeds from this offering, we intend to invest the net proceeds from this offering in interest-bearing securities of investment grade.

If we engage in any acquisition, we will incur a variety of costs, and we may never realize the anticipated benefits of the acquisition.
We currently have no commitments or agreements with respect to any material acquisitions. However, if appropriate opportunities become available, we may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. The process of integrating an acquired business, technology or product may result in unforeseen operating difficulties and expenditures and may require significant management attention that would otherwise be unavailable for ongoing development of our existing business. In addition, we may not be able to maintain the levels of operating efficiency that any acquired company achieved or might have achieved separately. Successful integration of the companies we acquire will depend upon our ability to, among other things, eliminate redundancies and excess costs. As a result of difficulties associated with combining operations, we may not be able to achieve cost savings and other benefits that we might hope to achieve with acquisitions. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities or have an undesirable impact on our consolidated financial statements.

In addition, recent changes in the Financial Accounting Standards Board rules for merger accounting may affect the cost of making acquisitions or of being acquired. For example, we would likely have to record

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intangible assets that we would amortize to earnings if we merge with another company. Such amortization would adversely impact our future operating results. Further, accounting rule changes that reduce the availability of write-offs of the value of in-process research and development in connection with an acquisition could result in the capitalization and amortization of these amounts which would negatively impact results of operations in future periods.

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.
There has not been a public market for our common stock. An active trading market for our common stock may not develop following this offering. You may not be able sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding our arrangement with the underwriters and the factors considered in setting the initial public offering price.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

..   actual or anticipated variations in quarterly operating results;

..   announcements of technological innovations by us, our collaborators or our competitors;

..   new products or services introduced or announced by us or our competitors;

..   changes in financial estimates by securities analysts;

..   conditions or trends in the biotechnology and pharmaceutical industries;

..   changes in the market valuations of similar companies;

..   announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

..   additions or departures of our key personnel;

..   disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

..   the loss of a significant collaborator;

..   developments concerning our collaborations; and

..   sales of our common stock.

In addition, the stock market in general, the Nasdaq National Market and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and life sciences companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management's attention and resources.

New investors in our common stock will experience immediate and substantial dilution.
The offering price of our common stock will be substantially higher than the net tangible book value per share of our existing capital stock. As a result, purchasers of our common stock in this offering will incur

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                                                                             17

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immediate and substantial dilution of $7.63 in pro forma net tangible book value per share of common stock, based on an assumed public offering price of $13.00 per share. Those purchasers will experience additional dilution upon the exercise of outstanding stock options and warrants. See "Dilution" for a more detailed discussion of the dilution new investors will incur in this offering.

The large number of shares eligible for sale following this offering may depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price to decline. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have 20,621,938 shares of common stock outstanding. If there are more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares and sellers remain willing to sell the shares. The number of shares of our common stock available for sale in the public market is limited by restrictions under federal securities laws and under lock-up agreements that our stockholders have entered into with the underwriters. Except in limited circumstances, those lock-up agreements restrict our stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of UBS Warburg LLC. However, UBS Warburg LLC may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements. The following table indicates approximately when the shares of our common stock that are not being sold in the offering but which were outstanding as of the date of this prospectus will be eligible for sale into the public market:



Days after prospectus date Shares eligible for sale           Comment
--------------------------------------------------------------------------------
    Upon Effectiveness....              0           Shares not locked-up and
                                                    saleable under Rule 144.

    180 days..............        14,755,087        Lock-up released: shares
                                                    saleable under Rules 144 and
                                                    701.



Additionally, of the 2,141,657 shares of our common stock that may be issued upon the exercise of options and warrants outstanding as of the date of this prospectus, approximately 1,125,380 shares will be vested and eligible for sale 180 days after the date of this prospectus. For a further description of the eligibility of shares for sale into the public market following the offering, see "Shares eligible for future sale."


Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult.
Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult. These provisions:

..   allow the authorized number of directors to be changed only by resolution of the board of directors;



..   require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

..   authorize our board of directors to issue blank check preferred stock without stockholder approval which, if issued, would increase the number of outstanding shares of our capital stock;

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..   establish advance notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings; and

..   limit who may call stockholder meetings.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law which may prohibit large stockholders from consummating a merger with or acquisition of us. These provisions may prevent a merger or acquisition that would be attractive to stockholders and could limit the price that investors would be willing to pay for our common stock in the future.

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Special note regarding forward-looking statements

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

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Use of proceeds

Our net proceeds from the sale of 5,500,000 shares of our common stock in this offering are estimated to be $64.8 million ($74.8 million if the underwriters' over-allotment option is exercised in full) assuming an initial public offering price of $13.00 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use a significant portion of the proceeds of the offering primarily to fund our research and development activities, including clinical trials for product candidates for which we retain product development and commercialization rights, acquisition of additional potential in-licensing candidates, working capital and other general corporate purposes. We may also use a portion of the proceeds for the acquisition of, or investment in, businesses, technologies, services or products that complement our business. Currently, we have no present understandings, commitments or agreements to enter into any potential acquisitions and investments.

We have not yet finalized the amount of net proceeds we will use specifically for each of the foregoing purposes. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Until the funds are used as described above, we intend to invest the proceeds of the offering in interest-bearing, investment grade securities. See "Risk factors--Management may invest or spend the proceeds of this offering in ways in which you may not agree and in ways that may not yield a return to our stockholders."

Dividend policy

The payment of dividends is within the discretion of our board of directors. Our ability to pay any future dividends will depend on our earnings, operating and financial condition and projected capital requirements. We have not declared or paid any cash dividends on our capital stock since inception. We currently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

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Capitalization

The following table sets forth our capitalization as of December 31, 2001:

..   on an actual basis;

..   on a pro forma basis reflecting the conversion of all outstanding shares of convertible preferred stock into common stock upon the closing of this offering, the issuance of 366,851 shares of common stock issuable upon the closing of the offering to the former shareholders of Renalogics, and a $4.8 million increase in our deficit accumulated during development stage resulting from a charge to operations for the value (assumed to be $13.00 per share) of the shares to be issued to the former shareholders of Renalogics; and

..   on a pro forma as adjusted basis reflecting the pro forma adjustments and the sale of the 5,500,000 shares of common stock offered by us at an assumed initial public offering price of $13.00 per share, less the underwriting discounts and commissions and estimated offering expenses and the receipt of the net proceeds of the offering.

You should read this information in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our financial statements and the notes relating to our financial statements appearing elsewhere in this prospectus.


                                                         As of December 31, 2001
                                                     -------------------------------
                                                                    Pro    Pro forma
                                                       Actual     forma  as adjusted
-------------------------------------------------------------------------------------
(In thousands)
Cash and cash equivalents........................... $ 42,821  $ 42,821     $107,745
                                                     ========  ========     ========
Convertible preferred stock, $0.001 par value
 Authorized--7,000,000 shares
 Issued and outstanding--6,599,186 shares actual,
   and no shares pro forma and pro forma as adjusted   56,216        --           --
                                                     --------  --------     --------
Stockholders' equity (deficit):
Common stock, $0.001 par value
 Authorized--50,000,000 shares
 Issued and outstanding--2,961,478 shares actual,
   14,270,322 shares pro forma and 19,770,322
   shares pro forma as adjusted.....................        3        14           20
Additional paid-in capital..........................   15,321    76,295      141,090
Deferred stock compensation.........................   (5,636)   (5,636)      (5,636)
Deficit accumulated during development stage........  (24,587)  (29,356)     (29,356)
                                                     --------  --------     --------
   Total stockholders' equity (deficit).............  (14,899)   41,317      106,118
                                                     --------  --------     --------
     Total capitalization........................... $ 41,317  $ 41,317     $106,118
                                                     ========  ========     ========


The table above does not include:

..   1,941,046 shares of common stock issuable upon exercise of options outstanding under our 1995 stock option plan with a weighted average price of $0.41 per share;

..   831,600 shares of common stock issuable upon exercise of options outstanding under our 2001 stock option plan with a weighted average price of $0.67 per share;

..   225,060 shares of common stock issuable upon exercise of warrants with a weighted average price of $3.64 per share;

..   up to 78,554 additional shares of common stock reserved for issuance under our 1995 stock option plan; and

..   up to 323,400 additional shares of common stock reserved for issuance under our 2001 stock option plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Dilution

If you invest in our common stock, your interest will be diluted immediately to the extent of the conversion of all shares of our convertible preferred stock outstanding as of December 31, 2001 upon the closing of this offering, the issuance of 366,851 shares of common stock to the shareholders of Renalogics upon the closing of this offering and the difference between the initial public offering price per share of our common stock and the net tangible book value of our common stock immediately after completion of this offering. Our net tangible book value per share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2001. Net tangible book value of our common stock as of December 31, 2001 was approximately $41.3 million, or approximately $13.95 per common share. Assuming the conversion of all shares of our convertible preferred stock outstanding as of December 31, 2001 upon the closing of this offering, the issuance of 366,851 shares of common stock to the former shareholders of Renalogics upon the closing of this offering and the sale of the shares of our common stock offered by this prospectus at an assumed initial public offering price of $13.00 per share and after deducting underwriting discounts and the estimated offering expenses, our pro forma net tangible book value as of December 31, 2001 would have been $106.1 million, or $5.37 per share of our common stock. This represents an immediate increase in net tangible book value of $2.47 per share to existing stockholders and an immediate dilution in net tangible book value of $7.63 per share to new investors. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.........................          $13.00
 Net tangible book value per share as of December 31, 2001.............. $ 13.95
 Pro forma decrease in net tangible book value per share attributable to conversion of convertible preferred stock............................  (10.98)
 Pro forma decrease in net tangible book value per share attributable to
   the issuance of share to the former Renalogics shareholders..........   (0.07)
 Pro forma increase in net tangible book value attributable to new
   investors............................................................    2.47
Pro forma net tangible book value per share after this offering.........          $ 5.37
Pro forma dilution per share to new investors...........................          $ 7.63

If the underwriters exercise their option to purchase additional shares in this offering, our adjusted pro forma net tangible book value at December 31, 2001 would have been $116.1 million, or $5.64 per share, representing an immediate increase in pro forma net tangible book value to our existing stockholders of $2.74 per share and an immediate dilution to new investors of $7.36 per share.

The following table summarizes, on a pro forma basis as described above as of December 31, 2001, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering. We have assumed an initial public offering price of $13.00 per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.


                               Shares purchased    Total consideration    Average
                              ------------------  --------------------  price per
                                  Number Percent        Amount Percent      share
----------------------------- ---------- -------  ------------ -------  ---------
Existing stockholders........ 14,270,322    72.2% $ 57,613,438    44.6%  $   4.04
New investors................  5,500,000    27.8    71,500,000    55.4      13.00
                              ----------    ----  ------------    ----
 Total....................... 19,770,322     100% $129,113,438     100%
                              ==========    ====  ============    ====


--------------------------------------------------------------------------------

Dilution
--------------------------------------------------------------------------------

The foregoing discussion and tables assume no exercise of any outstanding stock options or warrants. The exercise of all options and warrants outstanding as of December 31, 2001 having an exercise price less than the offering price would increase the dilutive effect to new investors to $7.99 per share, assuming the exercise by the underwriters of their overallotment option. See "Capitalization," "Management--Employee benefit plans" and "Description of capital stock."

If the underwriters exercise their over-allotment in full, the following will occur:


..   the number of shares of our common stock held by existing stockholders will decrease to approximately 69.3% of the total number of shares of our common stock outstanding after this offering; and



..   the number of shares of our common stock held by new investors will increase to 6,325,000 shares, or approximately 30.7% of the total number of our common stock outstanding after this offering.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Selected financial data

The following selected financial data should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our financial statements and the related notes to those statements included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1999, 2000 and 2001 and the balance sheet data as of December 31, 2000 and 2001 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the year ended December 31, 1998 and the balance sheet data as of December 31, 1998 and 1999 are derived from the company's audited financial statements not included in this prospectus. The statements of operations data for the year ended December 31, 1997 and the balance sheet data as of December 31, 1997 have been derived from our financial statements not included in this prospectus. In our opinion, these financial statements include all adjustments, consisting of only normal recurring adjustments that are necessary for a fair presentation of our financial position and results of operations for those periods.

                                                                          Year ended December 31,
                                                                 ----------------------------------------
Statements of operations data                                       1997    1998   1999    2000      2001
----------------------------------------------------------------------------------------------------------
(In thousands, except per share data)
Revenues........................................................ $   954  $3,173 $6,851 $ 2,967  $  5,829
Costs and expenses..............................................   3,399   2,639  5,800   8,160    17,800
                                                                 -------  ------ ------ -------  --------
Operating income (loss).........................................  (2,445)    534  1,051  (5,193)  (11,971)
                                                                 -------  ------ ------ -------  --------
Net income (loss)...............................................  (2,939)     79  1,073  (4,943)  (11,081)
Net income (loss) per common share, basic.......................   (1.64)   0.04   0.47   (1.87)    (3.97)
Net income (loss) per common share, diluted.....................   (1.64)   0.02   0.20   (1.87)    (3.97)
Shares used in computing net income (loss) per common share,
 basic..........................................................   1,795   1,807  2,288   2,638     2,790
Shares used in computing net income (loss) per common share,
 diluted........................................................   1,795   4,011  5,369   2,638     2,790
Pro forma net loss per share, basic and diluted (unaudited).....                                    (0.93)
Shares used in computing pro forma net loss per share, basic and
 diluted (unaudited)............................................                                   11,921

                                            As of December 31,                  Pro forma
                              ---------------------------------------------  December 31,
Balance sheet data               1997     1998     1999      2000      2001       2001(1)
-----------------------------------------------------------------------------------------
(In thousands)                                                               (unaudited)
Cash and cash equivalents.... $   609  $ 3,076  $ 1,640  $  4,118  $ 42,821       $42,821
Working capital..............  (5,495)  (5,374)    (563)    1,389    40,828        40,828
Total assets.................     704    4,098    3,074     4,175    43,462        43,462
Convertible preferred stock..   4,257    4,257    8,325    13,809    56,215            --
Deferred stock compensation..      --       --       --       965     5,636         5,636
Total stockholders' equity
 (deficit)...................  (9,692)  (9,606)  (7,654)  (12,365)  (14,899)       41,317


(1) The pro forma balance sheet as of December 31, 2001 gives effect to the conversion of all outstanding convertible preferred stock into 10,941,993 shares of common stock, the issuance of 366,851 shares of stock to the former shareholders of Renalogics and a $4.8 million increase in our deficit accumulated during development stage resulting from a charge to operations for the value (assumed to be $13.00 per share) of the shares to be issued to the former shareholders of Renalogics.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Management's discussion and analysis of financial condition and results of operations

You should read the following discussion of the financial condition and results of our operations in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk factors," as well as those discussed elsewhere. See "Risk factors" and "Special note regarding forward-looking statements."

OVERVIEW AND CRITICAL ACCOUNTING POLICIES

We were formed in 1994 to develop small molecule drugs that act selectively on subtypes of dopamine and adenosine receptors. We began operations by acquiring the pharmaceutical research programs of Whitby Research, Inc., a wholly owned subsidiary of Ethyl Corp. In 1999, we acquired Renalogics, Inc., a development stage company that had funded two early stage research programs at Emory University.

To date, our revenues have consisted primarily of license fees, milestone payments and other fees pursuant to product license and development agreements between us and our corporate collaborators. Staff Accounting Bulletin (SAB) No. 101, issued in December 1999, requires companies to recognize certain up-front nonrefundable fees and milestone payments over the life of the related contract alliance when such fees are received in conjunction with alliances that have multiple elements. We have entered into development agreements for three of our drug candidates under which we license product rights to certain of our compounds, for which we earn up-front license fees and on-going milestone payments as our collaborators reach certain development milestones specified in the contracts. Payments under these agreements are non-refundable. Each contract calls for us to participate on an on-going basis in joint management committees and potentially provide fee-based development assistance to our collaborators. As a result of this on-going involvement on our part, we recognize total fixed or determined contract revenues on a straight-line basis over the development period set forth in the contract adjusted from time to time for any delays in development or clinical trials of the compound. Most of our contracts can be canceled by our collaborators at any time, allowing our collaborators to avoid the payment of future fees. Therefore, we do not recognize revenues ahead of actual cash received. Any royalty payments to us provided for in our contracts are recognized in the period in which they are earned. Deferred revenues consist of payments received in advance of revenues recognized under these agreements. Revenues have varied and will likely vary in the future from period to period due principally to the timing of milestone payments and the progress towards attainment of development milestones by our collaborators.

Research and development expenses primarily consist of salaries and related expenses for personnel and consulting services. Other research and development expenses include fees paid to outside service providers for materials manufacturing and clinical trial design and management, fees paid to consultants, the costs of laboratory supplies and materials, amortization of purchased technology and allocations of other corporate costs. We charge all research and development expenses to operations as they are incurred. Our research and development activities are focused on pre-clinical testing and clinical development of small molecule drugs to treat central nervous system, cardiovascular and renal system disorders. Our activities include but are not limited to:

..   laboratory testing of a variety of molecules to determine their potential utility in humans in treating the target disorders;

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


..   pre-clinical testing of the molecules to assess their pharmacologic activity and toxicity potential; and

..   a series of clinical testing in healthy volunteers and patients to determine the safety and efficacy of the drug candidates.

We are not directly compensated for our research and development activities. We fund the costs of early development of our product candidates and assess on an on-going basis:

..   their medical and commercial potential;

..   the medical and clinical risks of continued development; and

..   the feasibility and advisability of entering into a collaboration agreement for continued development and commercialization of our drug candidates.

Clinical development timelines, likelihood of success and total costs can and do vary widely based in part on the targeted indication, whether therapy is required to be acute or chronic and the inherent unpredictability of attracting subjects to participate in the required clinical trials. We anticipate that we will make on-going determinations as to which research and development projects to pursue and how much funding to direct to each project on an on-going basis in response to the scientific and clinical success of each product candidate.

Selling and general and administrative expenses primarily consist of salaries and related expenses for personnel in business development, administration, finance, accounting and human resources. Other costs include facility costs and professional fees for legal and accounting services.

Royalty expense consists of charges related to our in-licensing of the compounds and related technologies for our product candidates. These charges are typically incurred under our various agreements for purchased and in-licensed technology when we receive payments from our product candidates which incorporate technology covered under such agreements. These charges are computed as a percentage of the license fees, milestone payments and on-going royalties, if any, received by us related to our product candidates. The amounts and term of these obligations vary by product candidate.

Write-off of purchased technology consists of a charge related to the impairment of the value of technology purchased in connection with our acquisition of Renalogics. This technology consisted of a license agreement from Emory University. This agreement was renewed yearly and, at the time of acquisition, we believed there was value to the underlying technology. During December 2000, the Company reevaluated the commercial potential of the licensing agreement with Emory University and concluded that it would not pursue the further commercialization of this technology. Accordingly, the Company terminated its licensing agreement with Emory University and wrote off the remaining $724,242 of unamortized value of the purchased technology due to its impairment. Due to the impairment of this purchased technology, we will expense the value of the additional 366,851 shares to be issued to the former Renalogics shareholders, to be issued immediately after the successful closing of the proposed initial public offering.

We have granted stock options to employees and non-employees at prices, which for financial reporting purposes, are deemed below fair market value on the dates of grant. As a result, we have recorded deferred compensation expense, which represents, in the case of employees, the difference between the option exercise price and the deemed fair value of our common stock. In the case of non-employees, deferred compensation represents the fair market value of the options granted, computed using the Black-Scholes option-pricing model.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


RESULTS OF OPERATIONS

Years ended December 31, 2001 and 2000

Revenue
Revenues for the year ended December 31, 2001 increased $2.8 million to $5.8 million from $3.0 million for the year ended December 31, 2000. The increase is primarily attributable to a milestone payment received from Schwarz Pharma due to their initiation of the Phase III clinical testing of Rotigotine-CDS.

Research and development expenses
Research and development expenses for the year ended December 31, 2001 increased $0.9 million to $6.0 million from $5.1 million for the year ended December 31, 2000. The increase is attributable to approximately $1.0 million in increased spending on clinical testing, $0.9 million of non-clinical testing costs and $0.9 million of expenses associated with increased staffing and the addition of a chief medical officer in 2001. The increases were offset by a reduction of $0.5 million in amortization of capitalized technology costs associated with the acquisition of Renalogics and approximately $1.5 million of costs related to license fees paid for acquired technology, which were fully expensed by December 31, 2000. During the year ended December 31, 2001, we estimate that we spent approximately 47% of our total research and development expenses on our DTI-0009 program for atrial fibrillation. We estimate that we spent approximately 16% on our DTI-0017 program for congestive heart failure and approximately 17% on our DTI-0026 program for treating kidney disease, a program we abandoned at the end of 2001 as a result of poor clinical results for the drug candidate. The remaining 20% of our total research and development expense was spent on other early stage research efforts. Allocations of expenses to each development program are based on actual outsourced costs for the program and an allocation of internal salaries and support costs based on the estimate of time spent on each program. We expect research and development expenses to continue to increase in the future as more of our drug candidates progress into clinical trials.

General and administrative expenses
General and administrative expenses increased approximately $1.9 million to $3.9 million for the year ended December 31, 2001 from $2.0 million for the year ended December 31, 2000. This increase is attributable to our investment in development of the administrative infrastructure necessary to enable us to expand our operations, support our development efforts and facilitate the additional reporting and regulatory requirements of a public company. The increase is primarily composed of $0.7 million of accounting and legal costs incurred to expand accounting control systems, implement new revenue recognition rules for prior years and to prepare for a public offering, $0.6 million in increased salary expense associated with the addition of a new chief executive officer and chief commercial officer, $0.2 million related to investor relation and marketing efforts and $0.2 million of increased travel related expenses offset by a reduction in consulting expenses of $0.2 million. It is expected that general and administrative expenses will continue to trend upwards as we expand our management staff and make further investment in information technology resources to support our growth.

Royalty expense
Royalty expense for the year ended December 31, 2001 increased $0.6 million to $0.6 million for the year ended December 31, 2001. The increase is due primarily to royalty bearing milestone payments from Schwarz Pharma received in December 2001.

Stock based compensation
Stock based compensation increased approximately $7.0 million to $7.2 million for the year ended December 31, 2001 from $0.2 million for the year ended December 31, 2000. The increase is attributable to $6.1 million of stock compensation in connection with the grant of stock options to our officers, directors and other employees, $0.7 million in connection with accelerated vesting for certain former members of our board of directors, $0.2 million related to the cashless exercise of options by a former member of management and $0.2 million related to option grants to non-employees.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


Net interest income
Net interest income increased approximately $0.7 million to $0.9 million for the year ended December 31, 2001 from $0.2 million for the year ended December 31, 2000. This increase was attributable to increased cash balances resulting from the sale of Series D preferred stock in 2001.

Years ended December 31, 2000 and December 31, 1999

Revenues
Revenues for the year ended December 31, 2000 decreased by $3.9 million to $3.0 million from $6.9 million for the year ended December 31, 1999. This decrease was attributable to a $1.6 million acceleration of previously deferred revenues recognized in the year ended December 31, 1999 associated with the termination of an agreement with one of our collaborators during 1999 as well as lower milestone payments pursuant to our contracts with other collaborators pending the attainment of additional development milestones by them.

Research and development expenses
Research and development expenses increased approximately $0.5 million to $5.1 million for the year ended December 31, 2000 from $4.6 million for the year ended December 31, 1999. This increase was attributable to $0.4 million of increased clinical trial expenses and related travel associated with DTI-0009, a charge of $1.5 million related to license fees paid for acquired technology and $0.2 million of amortization of capitalized purchased technology associated with the acquisition of Renalogics. These increases were offset in part by the completion in the year ended December 31, 1999 of certain toxicology and associated pre-clinical testing and manufacturing costs of DTI-0017 and DTI-0009 resulting in $1.9 million in reduced expenses for the year ended December 31, 2000. During the year ended December 31, 2000, we estimate that we spent approximately 42% of our total research and development expense on our DTI-0026 program for treating kidney disease. We estimate that we spent approximately 26% on our DTI-0009 program for atrial fibrillation and approximately 11% on our DTI-0017 program for congestive heart failure. Of the remaining 21% of our total research and development expense 11% was directed to other early stage research efforts and 10% was related to amortization of purchased technology that is not specifically allocated to any development program. During the year ended December 31, 1999, we estimate that we spent approximately 48% of our total research and development expense on our DTI-0009 program for atrial fibrillation. We estimate that we spent approximately 24% on our DTI-0017 program for congestive heart failure, approximately 22% of our total research and development expense was used on other early stage research efforts, and approximately 6% of total research and development expense was related to amortization of purchased technology that are not specifically allocated to any development program. Allocations of expenses to each development program is based on actual outsourced costs for the program and an allocation of internal salaries and support costs based on an estimate of time spent on each program.

General and administrative expenses
General and administrative expenses for the year ended December 31, 2000 increased $1.2 million to $2.0 million from $0.8 million for the year ended December 31, 1999. The increase was primarily attributable to increased personnel costs of $0.5 million related to new employees including a new chief executive officer, in September 2000, increased travel and associated costs of $0.1 million as well as increased investor relations and legal costs of $0.2 million and increased professional fees of $0.2 million associated with the outsourcing of our accounting function.

Royalty expense
Royalty expense for the year ended December 31, 2000 decreased $0.3 million to $48,000 from $0.4 million for the year ended December 31, 1999. The decrease is a result of reduction in royalty bearing milestone payments received by us during the year ended December 31, 2000.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


Write-off of purchased technology
Write-offs of purchased technology totaled $0.7 million for the year ended December 31, 2000 and resulted from our determination that the value of technology purchased in connection with our acquisition of Renalogics was impaired. We are required to issue an additional 366,851 shares of our common stock to the former shareholders of Renalogics upon the closing of an underwritten initial public offering.

Net interest income
Net interest income for the year ended December 31, 2000 increased $0.2 million to $0.2 million from $0.0 million for the year ended December 31, 1999. The increase is due to increased cash balances from cash receipts from corporate collaborators and a reduction in interest expense due to the conversion of certain notes payable to shareholders to Series B preferred stock in 1999.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have financed our operations primarily through private placements of common stock and preferred stock, as well as payments we received under licensing agreements and loans. As of December 31, 2001 we had raised aggregate net proceeds from loans and the sale of our common stock and preferred stock of $56.3 million. In addition, through December 31, 2001 we had received $20.3 million from license fees, milestone payments and research contracts.

Cash and cash equivalents were $42.8 million at December 31, 2001 compared to $4.1 million at December 31, 2000. Net cash used for operating activities was $4.6 million and $3.0 million for the years ended December 31, 2001 and 2000, respectively. The increase from 2000 to 2001 consisted primarily of operating expenses related to conducting clinical trials and other research, development and administrative activities and the timing of cash payments related to these activities.

Net cash used for investing activities was $0.4 million and $0.0 million for the years ended December 31, 2001 and December 31, 2000, respectively. The increase from 2000 to 2001 was primarily related to the purchase of certain computer equipment and analytical instrumentation. Net cash provided by financing activities was $43.7 million and $5.5 million for the years ended December 31, 2001 and December 31, 2000, respectively. This increase was primarily related to the greater net proceeds realized from the sale of our Series D preferred stock in 2001 as compared to the sale of our Series C preferred stock in 2000.

We expect to continue to incur substantial operating losses. Our future capital requirements are difficult to forecast and will depend on many factors, including:

..   cash requirements of any potential acquisitions;

..   scientific progress in our research and development programs;

..   the size and complexity of these programs;

..   the scope and results of preclinical studies and clinical trials;

..   our ability to establish and maintain corporate partnerships;

..   the time and costs involved in obtaining regulatory approvals;

..   the costs involved in filing, prosecuting and enforcing patent claims;

..   competing technological and market developments;

..   the cost of manufacturing preclinical and clinical material; and

..   other factors not within our control.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


Although we currently have no specifically identified material commitments for capital expenditures, we anticipate that implementing our strategy will require substantial increases in our capital expenditures and other capital commitments. Considering our current spending levels on our existing programs and a likely future increase in activity on these programs, estimates of future staff growth and related spending and the estimated capital requirements of potential in-licensing activity and future acquisitions, we believe that existing capital resources together with the net proceeds of this offering should be sufficient to fund our operations for at least the next 24 months.

Until we can generate sufficient cash from our operations to sustain our business, which we do not expect for the foreseeable future, we expect to finance future cash needs through private and public financings, including equity financings. We cannot be certain that additional funding will be available when needed or on favorable terms. If funding is not available, we may need to delay or curtail our development and commercialization activities to a significant extent.

We cannot estimate the completion dates and costs of our current internal research and development programs due to inherent uncertainties in outcomes of clinical trials and regulatory approvals of our product candidates. We cannot be certain that we will be able to successfully complete our research and development projects or successfully find collaboration or distribution partners for our product candidates. Our failure to complete our research and development projects could have a material adverse effect on our financial position or results of operations.

STOCK COMPENSATION

In connection with the grant of stock options to employees, we recorded deferred compensation totaling $10.8 million during the year ended December 31, 2001 and $1.1 million for the year ended December 31, 2000, representing the difference between the exercise price and the deemed fair value of our common stock for financial reporting purposes on the date those options were granted. This amount is initially recorded as a component of stockholders' equity and is being charged against income over the vesting period of the individual options. We recorded stock compensation expense related to employee options of $6.1 million for the year ended December 31, 2001 and $0.1 million for the year ended December 31, 2000. At December 31, 2001, we had a total of $5.6 million remaining to be amortized over the vesting periods of the stock options.

We expect to record deferred stock compensation expense for options granted through December 31, 2001, assuming no forfeitures, as follows:


                    Year                              Amount
                    ----------------------------------------
                    2002......................... $3,014,000
                    2003.........................  1,581,000
                    2004.........................    790,000
                    2005.........................    251,000

In addition to the above charges, we recorded additional non-cash compensation totaling $1.2 million during the year ended December 31, 2001 and $0.1 million for the year ended December 31, 2000. These charges primarily relate to the acceleration in September 2001 of vesting of certain options and restricted stock granted to board members totaling approximately $0.7 million. The remaining charge related to the charge for options previously granted to non-employees for which we are recording the charge over the vesting period of the underlying options.

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

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


QUANTITATIVE AND QUALITATIVE DISCLOSURE REGARDING MARKET RISK


As of December 31, 2001, we had cash and cash equivalents of $42.8 million consisting of cash and highly liquid investments. Our exposure to market risk relates to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of any interest expense we must pay with respect to any outstanding debt instruments. As of December 31, 2001, we had no long-term debt. We do not plan to invest in derivative financial instruments.


RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting. SFAS No. 142 discusses how intangible assets that are acquired should be accounted for in financial statements upon their acquisition and also how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Beginning on January 1, 2002, with the adoption of SFAS No. 142, goodwill and certain purchased intangibles existing on June 30, 2001 will no longer be subject to amortization over their estimated useful lives. Rather, the goodwill and certain purchased intangibles will be subject to an annual assessment for impairment based on fair value. The provisions of SFAS No. 142 are required to be adopted starting with fiscal years beginning after December 15, 2001. We do not expect adoption of these statements to have a material impact on its financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes SFAS No. 121. SFAS No. 144 further refines the requirements of SFAS No. 121 that companies (1) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and (2) measure an impairment loss as the difference between the carrying amount and fair value of the asset. In addition, SFAS No. 144 provides guidance on accounting and disclosure issues surrounding long-lived assets to be disposed of by sale. We do not expect the adoption of this statement to have a material impact on its financial position or results of operations. The provisions of SFAS No. 144 are required to be adopted starting with fiscal years beginning after December 15, 2001.

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Business

OVERVIEW

We are a biopharmaceutical company engaged in developing small molecule drugs to treat central nervous system, cardiovascular and renal disorders. We focus on small molecule drug candidates that act selectively to either block (antagonists) or increase (agonists) the activity of certain proteins, such as receptors and enzymes that regulate important physiologic functions. Receptors for naturally-occurring signal molecules such as adenosine or dopamine exist in a variety of subtypes that are distributed among tissues. By developing compounds that selectively target single receptor subtypes, we believe we can produce the desired therapeutic effect while minimizing side effects often produced by less selective compounds. Small molecules generally offer the dosing flexibility required for optimal patient compliance, have a broader array of dosage forms, lend themselves to easier formulation, have greater potential for absorption and utilization by the body and are more efficiently manufactured than large molecule therapies, such as proteins. We have entered into collaboration agreements with Schwarz Pharma, King and Fujisawa Healthcare with respect to Rotigotine-CDS, MRE-470 and the intravenous formulation of DTI-0009, respectively. We have retained development and commercialization rights to non-intravenous formulations of DTI-0009 and to DTI-0017.

CLINICAL DEVELOPMENT PROGRAMS

We currently have four product candidates being investigated for five potential indications.

                                    Potential
Product candidate                   indication          Dosage form       Clinical stage Marketing rights
----------------------------------- ------------------- ----------------- -------------- ----------------------
Rotigotine-CDS (dopamine D\\2\\     Parkinson's disease Transdermal patch    Phase III   Schwarz Pharma
 agonist patch)
---------------------------------------------------------------------------------------------------------------
Rotigotine-CDS Reduced-Dose         Restless Legs       Transdermal patch    Phase II(1) Schwarz Pharma
 (dopamine D\\2\\ agonist patch)    Syndrome
---------------------------------------------------------------------------------------------------------------
MRE-470 (adenosine A\\2A\\          Cardiac imaging     Intravenous          Phase II    King
 agonist)
---------------------------------------------------------------------------------------------------------------
DTI-0009 (adenosine A\\1\\ agonist) Atrial fibrillation Intravenous          Phase II    Fujisawa Healthcare(2)
                                                        Oral                 Phase I(3)  Aderis
---------------------------------------------------------------------------------------------------------------
DTI-0017 (adenosine A\\1\\          Edema in congestive Intravenous          Phase I(4)  Aderis
 antagonist)                        heart failure
                                                        Oral                 Phase I(4)  Aderis

--------
(1) Rotigotine-CDS Reduced Dose is currently in a Phase II safety and efficacy trial solely in Europe.
(2) Fujisawa Healthcare has the exclusive US and Canadian rights to develop and commercialize the intravenous formulation of DTI-0009.
(3) We have completed the first Phase I clinical trial.
(4) We concluded one Phase I clinical trial which indicated a diuretic effect. Because of side effects observed in the course of the study, we are currently reformulating the product candidate and conducting additional animal testing.

None of our product candidates have been approved for marketing by the FDA or similar European regulatory agency. Many of our product candidates, especially those in Phase II and Phase I, are at an early stage of clinical development. Due to the inherent uncertainties in the drug regulatory process, it is unlikely that any of our product candidates will be approved in the near future, if at all.

Rotigotine-CDS. Once-a-day transdermal patch for treatment of Parkinson's disease
Our most advanced product candidate, Rotigotine-CDS, a dopamine D\\2\\ receptor agonist, is formulated as a transdermal patch for first line treatment of early and combination therapy for late stage idiopathic (or of unknown origin)

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Parkinson's disease. Naturally produced dopamine acts, in part, by stimulating the D\\2\\ receptor which is thought to be the most active receptor for mediating movement. Rotigotine-CDS is currently in Phase III clinical trials. We believe that Rotigotine-CDS has significant potential to alleviate the symptoms and improve the quality of life of patients with Parkinson's disease.

Market opportunity
Parkinson's disease is an age-related, neurodegenerative disorder affecting an estimated one million patients in the United States today according to the Parkinson's Disease Foundation, Inc. The Parkinson Study Group reports that the aging of the population will result in a substantial increase in the number of at-risk individuals in the coming decades, leading to an increase in the prevalence of the disease. The National Institute of Neurological Disorders and Stroke estimates that approximately $2 billion is spent annually on drug therapy worldwide to treat this disease.

Medical need
Parkinson's disease patients cannot produce sufficient quantities of dopamine to stimulate the dopamine receptors in the brain. Stimulation of these dopamine receptors is necessary for people to move normally. Pharmacologic therapies for Parkinson's disease focus on stimulation of the dopamine D\\2\\ receptor in the brain. Patients cannot be treated directly with dopamine because it does not penetrate into the brain. Levodopa, or L-dopa, a common treatment for Parkinson's disease, must be converted by the brain cells into dopamine to be effective. Because this conversion takes place in the very nerve cells that are degenerating as a result of the disease, L-dopa's long-term usefulness is limited. In addition, patients must take multiple daily doses and long-term use is often accompanied by worsening movement fluctuations, neuropsychiatric complications and dyskinesias, or uncontrolled body movements.

An alternate approach is to give the patient a substitute compound for dopamine that acts by stimulating the D\\2\\ receptors, like dopamine, but does not have to be converted by the body into dopamine. Significant clinical success has been achieved using selective dopamine receptor agonists, but this success has been constrained by the method of drug administration. To date, these products are usually delivered orally, producing a very uneven pattern of drug release in the blood stream, causing patients to experience fluctuations in symptoms far more frequently than desired. The optimum range of therapeutic drug levels in Parkinson's disease patients is very narrow. Therefore, patients require a dosage form of the dopamine D\\2\\ agonist that results in a continuous, 24 hour therapeutic blood level of the drug to achieve optimal results. Recent studies have shown success treating the complications of L-dopa therapy by giving continuous infusions of dopamine agonists.

Our product candidate
We have developed Rotigotine-CDS as a small molecule dopamine D\\2\\ agonist that is readily deliverable through the skin. We formulated this molecule into a transdermal patch that we believe enables delivery of a constant dose of drug over a 24 hour period, allowing patients to minimize daily symptoms and side effects. In addition, unlike currently available therapies, we believe that most patients treated with Rotigotine-CDS will be able to wake up every day with minimal symptoms. We also believe it is easier for patients to use a once-a-day transdermal patch therapy rather than an oral medication regimen requiring dosing multiple times a day.

We completed a double blind, placebo-controlled Phase II clinical trial for this drug at nine major Parkinson disease centers in North America, which demonstrated statistically significant efficacy. Based on these data and our pre-clinical toxicology data, we entered into collaboration with Schwarz Pharma in July 1998 to complete worldwide development and commercialization of Rotigotine-CDS. The agreement provides for license fees and milestone payments and royalty rates based on product sales.

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Using a reformulated version of our original compound, Schwarz Pharma has completed additional multi-center Phase II trials of the patch in both North America with early stage patients and in Europe with late stage patients. Based on the data from these trials, Schwarz Pharma received clearance from both the FDA and the European regulatory authorities to proceed to Phase III clinical trials, which commenced in late 2001.

Rotigotine-CDS Reduced Dose. Transdermal patch for treatment of Restless Legs Syndrome
Rotigotine-CDS has also been formulated as a reduced-dose patch for the treatment of Restless Legs Syndrome. Restless Legs Syndrome is a common neurologic movement disorder in which patients suffer an almost irresistible urge to move their legs because of disagreeable sensations, and is usually worse at rest. Schwarz Pharma started a pilot, Phase II safety and efficacy clinical trial for Rotigotine-CDS in late 2001 in Europe. If this initial European trial has a successful outcome, we have been informed by Schwarz that it plans to file an investigational new drug application with the FDA and commence similar Phase II testing in the United States. We believe Rotigotine-CDS has significant potential to alleviate the symptoms and improve the quality of life of patients with Restless Legs Syndrome.

Market opportunity
Restless Legs Syndrome can be described as a compelling urge to move the limbs, usually associated with abnormal sensations and causing chronic sleep deprivation. The stress often associated with sleep complaints can adversely affect occupational activities, social activities and family life. The unpleasant sensations may be described like worms or bugs crawling under the skin and are often worse at rest. Studies by the American Academy of Family Physicians have indicated that as much as 15% of the population may experience symptoms of Restless Legs Syndrome and, although the prevalence increases with age, 30% to 40% of patients with severe symptoms had their first symptoms before the age of 20.

Medical need
The Restless Legs Syndrome Foundation reports that there are currently no medications approved for the treatment of Restless Legs Syndrome in the United States, although dopaminergic agents are first line therapy for "off-label" use. L-dopa is effective, but, according to the American Academy of Family Physicians, as many as 80% of patients may develop worsening of symptoms from its chronic use. Small, usually uncontrolled trials suggest that a transdermally administered dopamine D\\2\\ agonist, like Rotigotine-CDS, would produce a similar therapeutic effect without the side effects associated with oral dopamine use. The doses of these classes of drugs is usually much lower than the dose required to treat Parkinson's disease. Other classes of medications used include opioids, benzodiazepine sedatives, anticonvulsants, the antihypertensive clonadine, and iron replacement.

MRE-470.  Blood vessel dilator for cardiac imaging
MRE-470 is an adenosine A\\2A\\ agonist used as an alternative to exercise prior to cardiac flow imaging for the diagnosis of coronary artery disease. The A\\2A\\ receptor subtype controls dilation of arteries, including the coronary arteries supplying blood to the heart muscle. MRE-470 is formulated to be administered by bolus injection rather than the continuous infusion required with adenosine. MRE-470 begins to work quickly and provides sustained coronary blood vessel dilation for 15 to 20 minutes, permitting the physician adequate time to complete the diagnostic imaging. MRE-470 is currently in Phase II clinical trials.

Market opportunity
Cardiac stress tests are performed on people who may have coronary artery disease because they have experienced certain symptoms, including chest pain, shortness of breath or irregular heartbeats. Generally, during a cardiac stress test, the patient's physical condition and heart function is monitored through electrocardiogram leads placed on the chest. In addition, for many patients, the physician needs to examine the flow of blood to the heart to improve the usefulness of the test. These tests, called perfusion imaging cardiac stress tests, provide an image of the blood flow to the various parts of the

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--------------------------------------------------------------------------------

heart. For the test to yield the best possible images, the patient's coronary vessels must be fully dilated prior to injection of the imaging agent, generally through the use of exercise. We estimate that, in 1999, approximately
2.6 million of these tests require a chemical or pharmacologic stress agent rather than exercise because patients receiving the test cannot tolerate the required level of exercise as a result of age, disease or infirmity.

Medical need
Currently, the leading blood vessel dilator for cardiac perfusion imaging studies is adenosine. Because adenosine is eliminated from the blood stream in approximately ten seconds, the drug must be given with a special syringe pump as an intravenous infusion over six minutes. Adenosine causes coronary blood vessel dilation through stimulation of the A\\2A\\ receptor. However, adenosine can have serious side effects, such as severe slowing of the heart rate, chest pain, hypotension and wheezing. These side effects can arise, for the most part, from the actions of adenosine on receptors other than the A\\2A\\ subtype.

Our product candidate
MRE-470 is designed to be a highly selective adenosine A\\2A\\ receptor agonist which may minimize adenosine side effects of slowing heart rate, chest pain, hypotension or wheezing. In addition, it can be administered as a bolus injection that will make it easier to use than adenosine. MRE-470 may also be useful with the new contrast agents used in flow imaging with echocardiography.

In our pre-clinical studies in live animals, we found evidence that MRE-470 is useful in imaging coronary blood flow. Based on these data, we entered into a collaboration agreement with King. Under the terms of the agreement, King has an exclusive license to market and sell our adenosine A\\2A\\ agonists for use in cardiac imaging, either directly or through a sub-licensee. In return, the agreement provides for license fees and milestone payments and royalty rates based on product sales. In addition, we retain co-development and co-marketing rights for therapeutic applications of our A\\2A\\ compounds, except for MRE-470.

King is conducting a series of Phase II clinical trials of MRE-470 examining dose response to the drug, potential side effects and vasodilatory effects of the drug in patients.

DTI-0009. Treatment for acute and chronic heart rate control in atrial fibrillation
DTI-0009 is an adenosine A\\1\\ agonist that acts predominantly by slowing conduction through the atrioventricular node of the heart to control heart rate in atrial fibrillation. The A\\1\\ subtype controls the rate and conduction of electrical stimulation through the heart. We completed our first Phase I clinical trial for the oral formulation in October 1999. Intravenous DTI-0009 is in Phase II clinical trials for acute rate control in atrial fibrillation. We believe that DTI-0009, packaged as an acute dosage form and an oral dosage for chronic use, has the potential to provide immediate and sustained therapy for patients with atrial fibrillation.

Market opportunity
Atrial fibrillation is the most common of the cardiac arrhythmias, or abnormal heart rhythms, and currently affects approximately two million patients in the United States according to the American Heart Association. The incidence is increasing due to the aging of the population and because patients with underlying heart disease are surviving longer and developing atrial fibrillation. When a patient experiences atrial fibrillation, the heart can beat too rapidly to effectively pump blood throughout the body leading to palpitation, shortness of breath, chest pain and possibly heart failure. The American Academy of Family Physicians reports that the incidence of atrial fibrillation increases with age, with approximately 5% of the population at age 65 and 14% of people over the age of 84 having the arrhythmia.

Medical need
Current treatments to return patients to a normal heart rhythm have variable initial success but generally poor long term success in maintaining a normal rhythm, with most patients returning to atrial fibrillation

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--------------------------------------------------------------------------------

within one to two years. In addition, these treatments can cause sudden cardiac death syndrome. Treatment of chronic atrial fibrillation often requires the use of drugs to maintain a slow heart rate. DTI-0009 is not designed to convert patients back to a normal rhythm and, because it has no direct effects on the pumping chamber heart muscle, should not have many of the side effects of standard antiarrhythmics.

Therapies commonly used to control heart rate during atrial fibrillation by slowing conduction through the atrioventricular node, including digoxin, beta blockers and calcium channel blockers, have significant shortcomings. Digoxin has a slow onset when given intravenously in the acute setting, provides poor heart rate control during exercise and has a narrow range between therapeutic effect and toxicity. Both beta blockers and calcium channel blockers can cause symptomatic low blood pressure before achieving adequate heart rate control. In addition, calcium channel blockers can aggravate heart failure which is becoming the most common underlying heart disease leading to atrial fibrillation. Beta blockers can aggravate acute heart failure and cause wheezing.

Our product candidate
DTI-0009 is a potent, small molecule, selective adenosine A\\1\\ agonist that, by affecting predominantly the atrioventricular node of the heart, has the potential to control heart rate without lowering blood pressure. It is formulated to potentially overcome the clinical shortcomings of current therapies. The molecule is designed to be readily delivered orally and by intravenous injection.

In our pre-clinical studies, we found evidence that DTI-0009 is effective in slowing conduction through the atrioventricular node. Based on these data, we entered into a licensing agreement with Fujisawa Healthcare, the US development and sales arm of Fujisawa Pharmaceutical Co. of Japan. The agreement provides Fujisawa Healthcare with exclusive US and Canadian development and marketing rights for the intravenous formulation of DTI-0009. In return, the agreement provides for license fees, milestone payments and royalty rates based on product sales. We retain rights outside the United States and Canada to the intravenous formulation and worldwide rights to the all other dosage forms of the drug.

Two multi-center trials to determine dosing and safety of the intravenous formulation have been completed in the electrophysiology laboratory. The intravenous formulation of the compound is currently in multi-center Phase II clinical trials for acute heart rate control in atrial fibrillation.

DTI-0017. Potassium neutral diuretic for edema in congestive heart failure DTI-0017 is an adenosine A\\1\\ antagonist designed to treat edema associated with heart failure by blocking the action of internally produced, or endogenous, adenosine on the A\\1\\ receptor in the kidney. We are developing DTI-0017 as both an intravenous form for acute treatment and in an oral form for chronic use. We concluded one Phase I clinical trial for both the intravenous and oral formulations in May 2001. Because of side effects observed in the course of the study, we are currently reformulating the product candidate and conducting additional animal testing. We intend to design a study which, if successful, will show that adenosine antagonists such as DTI-0017 act at a different site in the kidney from most diuretics, do not affect potassium balance, prevent the decreased renal function experienced with some other agents and prevent the development of resistance to the diuretic effect occurring with some other agents.

Market opportunity
The American Heart Association reports that approximately 4.7 million people in the United States currently suffer from congestive heart failure, a condition where the heart cannot pump enough blood to meet the needs of the body's other organs. Symptoms of congestive heart failure are related to inadequate blood flow and sodium and fluid retention. The body interprets the decreased blood flow as a decrease in blood volume that might occur with dehydration or blood loss. This causes the body to retain sodium, which can lead to fluid build-up, or edema. The excess fluid causes congestion in the lungs with shortness of breath and accumulation of fluid in the extremities and abdominal organs.

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Medical need
Diuretics are typically required to remove excess fluid caused by sodium retention. There are many currently available diuretic agents for pharmacological treatment of edema associated with congestive heart failure. Two classes of these drugs, loop and thiazide diuretics, can cause dangerously low levels of blood potassium that may result in life-threatening arrhythmias, especially if used together. Oral potassium replacements are available but are difficult to take and dosage must be adjusted according to the results of blood tests. In addition, the potent loop diuretics actually decrease blood flow through the kidney. This decrease in kidney blood flow limits the ability of the body to cleanse the blood, which may lead to a resetting of kidney function that causes resistance to diuretic treatment. Potassium-sparing diuretics can limit this potassium loss, but if used inappropriately can cause a dangerous increase in blood potassium levels or hyperkalemia. Potassium-sparing diuretics must be used very carefully with other drugs used to treat congestive heart failure, such as angiotensin converting enzyme inhibitors, because of their additive effect on potassium levels.

Our product candidate
We are independently developing DTI-0017 for potential treatment of both acute and chronic indications. We have undertaken and concluded the first Phase I clinical trial for DTI-0017. In this trial, we found that patients had difficulty tolerating DTI-0017 due to side effects such as vomiting and irritation at the injection site which we believe were related to the vehicle used to deliver the drug. One of the patients enrolled in this trial experienced an unexpected seizure, making it a serious adverse event as defined by the FDA. A complete review of the patient's records for the trial failed to yield any apparent causal connection between the drug candidate and the seizure. We timely filed the required adverse event report with the FDA. The FDA has not placed the drug on clinical hold. The affected patient was the last patient planned to be dosed in the highest dose group in the trial. We are in the process of evaluating any possible role of DTI-0017 in the serious adverse event, reformulating the intravenous and oral formulations of DTI-0017 and conducting additional animal testing. See "Business--Legal proceedings" for more information regarding this serious adverse event.

RESEARCH AND DEVELOPMENT

Our industry collaborators are presently investing in pre-clinical and clinical development of our dopamine D\\2\\ agonists and adenosine A\\2A\\ agonists for additional therapeutic targets. Our agreements with these companies provide us with a combination of milestone and royalty payments in the event the compounds are successfully developed and launched for new indications. We are currently developing staffing and task plans for a number of pre-clinical and early-clinical programs in adenosine-mediated conditions as well as inflammatory conditions affecting the cardiovascular and renal systems. These programs are intended to result in product candidates that are covered by our current patents or form the basis of new patent applications. Our research and development expenses were approximately $5.1 million and $6.0 million for the years ended December 31, 2000 and 2001, respectively.

BUSINESS STRATEGY

We intend to develop and commercialize adenosine-based and other therapies for cardiovascular, central nervous system and renal diseases. To achieve this objective, we intend to concentrate on the following key strategies.

Focus our internal research and development on predominantly cardiovascular, central nervous system and renal disease pathways
We believe our receptor-specific adenosine agonists and antagonists have positioned us to develop superior therapeutic approaches to atrial fibrillation, congestive heart failure, coronary artery disease diagnosis and diseases of the central nervous system. We believe that our adenosine receptor technology

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has additional potential application in inflammatory conditions affecting the cardiovascular and renal systems, and could enable us to become a leading company in the market for adenosine-based therapeutics, an area of pharmaceutical research receiving renewed attention and interest. We believe that this technology and early work in other inflammation mediators now underway in our research laboratories hold the potential for the development of novel drug candidates that can rapidly advance into clinical trials.

Maintain and expand in-house expertise and capabilities in synthetic chemistry, pharmacology and key elements of clinical development while outsourcing routine drug development activities
We are developing a scientific and management team tailored to design and manage pre-clinical and clinical development programs. We will expand our in-house capabilities in synthetic chemistry, pharmacology, regulatory affairs, clinical trial management and biostatistics. We intend to outsource certain specific activities of drug development such as manufacturing, formulation and packaging, non-clinical toxicology and clinical site management.

Wherever economically feasible, retain development responsibility and marketing rights to our drug candidates through late stage clinical development and/or regulatory approval to maximize the value of each of our drug candidates
We believe that undertaking the cost and risks of clinical development of our drugs will position us to either approach the market directly with our drugs, if and when approved, or to negotiate out-licensing arrangements that result in much larger portions of the commercial value of the drugs accruing to us. We will seek to form development collaborations earlier in the cycle when we believe that the development costs far outweigh our ability to fund them or have the potential to jeopardize the success of other on-going programs.

In-license clinical stage drug candidates and acquire companies with complementary product pipelines and technologies to supplement our internal research and development efforts
We believe that many new therapies for cardiovascular and renal diseases will come from efforts now underway in biotechnology. Our strategy is to seek out and selectively in-license clinical stage molecules and acquire firms to add complementary technology and development programs to our existing portfolio.

We are at an early state of development and face significant challenges in achieving our business objectives, including successful completion of clinical trials, obtaining regulatory approvals, market acceptance of our products and competition from competitors with greater resources.

SCIENTIFIC BACKGROUND

Receptor and enzyme pharmacology
Naturally-occurring signal molecules interact with special recognition sites called receptors, proteins located on the surface of the cell that mediate a variety of physiological effects, or with enzymes that catalyze metabolic chemical reactions. Receptors for naturally-occurring signal molecules such as adenosine or dopamine exist in a variety of subtypes that are distributed among tissues. The receptor subtype distribution allows any individual signal molecule to mediate different actions in different tissues.

Small molecule analogs of signal molecules that act at individual receptor subtypes enable the desired therapeutic effect to be produced while minimizing side effects that often result from less selective compounds. Agonists stimulate the activity of receptors and enzymes while antagonists inhibit such activity. These receptor-subtype selective drugs exert a more potent therapeutic action than are possible with naturally occurring products which do not distinguish among subtypes of a particular receptor family.

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Adenosine receptors
Adenosine is a multi-purpose signal molecule that regulates a variety of cardiovascular, renal and other cellular functions to minimize damage during times of physiological stress. Different adenosine receptor subtypes govern different effects of adenosine. The challenges faced in the use of adenosine as a therapeutic agent stem from its nearly equal affinity for all receptor subtypes and extremely short half-life of approximately ten seconds. There are at least four adenosine receptor subtypes. In the heart, the A\\1\\ subtype controls the rate and conduction of electrical stimulation through the heart. The A\\2A\\ subtype controls dilation of arteries including the coronary arteries supplying blood to the heart muscle. In the kidney, we believe that the A\\1\\ receptor helps modulate electrolyte balance, blood flow and filtration. It is often desirable to achieve a single, specific effect of adenosine by increasing or blocking activity to one receptor subtype without affecting the other subtypes and causing potentially harmful side effects.

Dopamine receptors
Dopamine production and release in the brain is necessary to move normally and smoothly. Naturally produced dopamine acts in part, by stimulating the D\\2\\ receptor, which is thought to be the most active receptor for mediating movement. If an individual is unable to produce sufficient quantities of dopamine, certain central nervous system disorders, such as Parkinson's disease, may result.

CLINICAL APPLICATIONS

Parkinson's disease
Parkinson's disease is an age-related, neurodegenerative disorder with an average age of onset of 60 years. However, the National Parkinson Foundation reports that 15% of the cases develop before age 50 and 10% of cases develop before age 40. According to the Parkinson's Disease Foundation, Inc., approximately one million persons in the United States report having the disease, but the actual incidence may be higher. We believe that aging of the population will result in a substantial increase in the number of at-risk individuals in the coming decades, leading to an increase in the prevalence of the disease.

Parkinson's disease is caused by degenerative changes associated with the loss of dopamine-producing neurons in an area of the brain known as the substantia nigra, resulting in the loss of the neurons that produce dopamine. Patients with Parkinson's disease can still respond to dopamine but are unable to produce quantities sufficient for normal movement. Thus, current pharmacologic therapies for the disease focus on replacing the missing dopamine D\\2\\ receptor stimulation.

The cause of these pathologic changes in the majority of Parkinson's disease cases is of unknown origin. Parkinson's disease may also be caused by recurrent trauma and genetic defects. However, it is suspected that Parkinson's usually results from the combination of a genetic predisposition and unidentified environmental triggers.

The introduction of L-dopa in the late 1960's represented a significant advance in the treatment of this disease by providing clinical benefit to most patients. L-dopa is a drug that is converted by the body into dopamine, in both the brain and periphery, leading to improvement in motor function. However, L-dopa has a number of shortcomings. L-dopa is converted to dopamine in the very nerve cells that are degenerating, limiting its long-term usefulness as these cells die. L-dopa must also be combined with an agent that blocks its breakdown to dopamine in the periphery to limit side effects and increase the blood levels of L-dopa that reach the brain. Because it has a short chemical half-life, the patient must take multiple doses daily. In addition, data suggest that long-term treatment with L-dopa is often complicated by neuropsychiatric complications and new uncontrolled body movement problems such as dyskinesias and motor fluctuations. The National Parkinson Foundation indicates that as many as half of all Parkinson's disease patients treated with L-dopa for over five years experience motor fluctuations and dyskinesias. When patients are experiencing symptoms, they are "off" and when medication relieves those symptoms, they are "on." Patients can go from being "on"

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to being "off" in a very rapid and unpredictable manner. These fluctuations may not be related to L-dopa blood levels, making treatment by dose adjustment difficult. There may also be potential for further brain cell loss by L-dopa due to oxidative damage resulting from the drug.

An alternate approach is to give the patient a substitute compound for dopamine that acts like dopamine by stimulating the D\\2\\ receptors but does not have to be converted by the body into dopamine. In particular, dopamine receptor agonists selective for these receptors are proven agents for treating Parkinson's disease.

The range of therapeutic drug levels in Parkinson's disease patients is relatively narrow. Therefore, patients require a dosage form of the dopamine D\\2\\ agonist that results in continuous, 24 hour therapeutic blood levels of the drug. Current D\\2\\ agonists are oral agents, and therefore do not result in steady blood levels of the drug in the patient. See diagram below. Because the current medications are not dosed at night, patients wake up "off" in the morning and are functionally limited until the morning dose of their medication reaches therapeutic blood levels.

                     [DIAGRAM SHOWING DRUG LEVELS IN BLOOD]

Restless Legs Syndrome
According to the National Institutes of Health, Restless Legs Syndrome is a common, under-diagnosed neurologic movement disorder in which patients can suffer an almost irresistible urge to move the legs because of disagreeable leg sensations that are usually worse at rest. Studies by the American Academy of Family Physicians have indicated that as much as 15% of the population may experience symptoms of Restless Legs Syndrome and, although the prevalence increases with age, 30% to 40% of patients with severe symptoms had their first symptoms before the age of 20.

Restless Legs Syndrome is a disease of the central nervous system. It is often genetically determined, but can be due to other disease states, such as iron deficiency and kidney failure, and medications, such as antidepressants, caffeine and dopamine antagonists. Restless Legs Syndrome can be described as an agitated inability to rest that can have a negative impact on the quality of life. The waking discomfort, chronic sleep deprivation and stress often associated with sleep complaints can adversely affect occupational activities, social activities and family life.

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The symptoms usually involve the legs, but can also involve the arms. The unpleasant sensations may be described like worms or bugs crawling under the skin. They are generally worse in the evening and night, less severe in the morning and improve with activity. The Restless Legs Syndrome Study Group, a collaboration of academic researchers with interests in the disease, has defined the following four minimal criteria for diagnosis:

..   a compelling urge to move the limbs, usually associated with the abnormal sensations mentioned above;

..   motor restlessness as seen in activities such as floor pacing, tossing and turning in bed and rubbing the legs;

..   symptoms are worse or exclusively present at rest, with variable and temporary relief by activity; and

..   symptoms are worse in the evening and at night.

The Restless Legs Syndrome Foundation reports that there are currently no medications approved for the treatment of Restless Legs Syndrome in the United States, although dopamine-like agents, such as L-dopa, are first line therapy for "off-label" use. L-dopa is effective, but, according to the American Academy of Family Physicians, as many as 80% of patients may develop worsening of symptoms from its chronic use. It may cause insomnia or sleeplessness and its therapeutic effect can be reduced with a high-protein meal. Oral dopamine agonists have shown high efficacy in small, but often uncontrolled trials. The doses of both L-dopa and dopamine agonists are usually much lower than the doses required to treat Parkinson's disease. Other classes of medications used include opioids, benzodiazepine sedatives, anticonvulsants, the antihypertensive clonadine and iron replacement treatments.

Cardiovascular disease
The cardiovascular system consists of the heart and blood vessels that together supply oxygen and nutrients to the cells of the body and remove waste. Arteries conduct blood to the cells, veins return it to the heart and capillaries are the small vessels where the actual exchange of oxygen, nutrients and waste products occur. The kidneys act as filters, regulating blood volume, the balance of chemicals, such as sodium, potassium and chloride, in the blood and eliminates toxic waste products. The lungs add oxygen to the circulating blood while removing carbon dioxide. The key to the body's routine ability to accomplish these tasks is adequate blood flow. Blood flow, or cardiac output, is determined by factors such as heart rate and blood pressure, which in turn are controlled by a variety of signal molecules such as adenosine, and hormones such as adrenaline and aldosterone. These hormones perform their function by binding to specific receptor sites of a variety of cell types in the heart, lungs, blood vessels and kidneys. Any significant disruption of this system results in cardiovascular disease.

Pharmacologic stress testing
Cardiac stress tests are performed on people who may have heart disease because they have experienced certain symptoms, including chest pain, shortness of breath or irregular heartbeats. Generally, during a cardiac stress test, the patient's physical condition and heart function is monitored through electrocardiogram leads placed on the chest. For many patients, physicians need to examine the flow of blood to the heart. These tests, called perfusion imaging cardiac stress tests, are performed using an imaging agent to provide an image of the blood flow to the various parts of the heart. For the test to yield the best possible images, the patient's coronary vessels must be fully dilated prior to injection of the imaging agent, generally through the use of exercise. Because many patients cannot perform the level of exercise necessary for an adequate study, many patients use a chemical or pharmacologic stress agent in lieu of exercise.We estimate that, in 1999, approximately 2.6 million coronary blood flow imaging procedures were performed in the United States using a pharmacologic stress agent.

Currently, the leading blood vessel dilator for cardiac perfusion imaging studies is adenosine. Because adenosine is eliminated from the blood stream in approximately ten seconds, adenosine must be given as

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an intravenous infusion over six minutes requiring a special intravenous syringe pump. Adenosine causes coronary blood vessel dilation through stimulation of the A\\2A\\ receptor. However, adenosine has serious side effects, such as severe slowing of the heart rate, hypotension (or low blood pressure) and wheezing due to stimulation of other adenosine receptor subtypes.

Cardiac arrhythmias-atrial fibrillation
Arrhythmias, also called dysrhythmias, are abnormal heart rhythms caused by abnormal conduction of electrical impulses in the conduction system of the heart. Arrhythmias can be fast, slow, regular or irregular. They can cause the heart to pump less effectively while they occur, depress the intrinsic muscle function of the heart and cause fainting and even death.

The heart contains four chambers--two atria and two ventricles. The atria are weakly contracting reservoirs holding blood returning to the heart while the pumping chambers, the ventricles, contract and eject blood to the body. The diagram below shows the structure of the human heart and its electrical conduction system. This electrical system is responsible for controlling the pumping behavior of the heart.



                               [DIAGRAM OF HEART]

The normal heart beat starts as an electrical signal in a group of specialized cells in the right atrium, the sinus node, which acts as the pacemaker of the heart. This signal spreads throughout the atria and to the atrioventricular, or AV, node. The atria are electrically isolated from the ventricles, and the AV node is the only place in the normal heart where the impulse from the atria can be conducted to the ventricles. The rate of conduction through the AV node determines the rate at which the ventricles contract. The impulse travels through the atrioventricular node to specialized fibers to all parts of the ventricles. This exact route must be followed for the heart to pump properly.

Atrial fibrillation is the most common of the sustained arrhythmias. In atrial fibrillation, the electrical activity in the atria is chaotic and at an extremely high rate, approximately 300 to 600 beats per minute, causing the atrial muscle to quiver rather than contract normally. The AV node is unable to conduct this extremely fast rate, but can conduct in the range of 120 to 180 beats per minute to the ventricle. Ventricular contraction at this rate is ineffective because there is inadequate time for the ventricle to fill between beats, and if it persists, causes a deterioration of ventricular pumping function. Both of these consequences can be improved by controlling the rate through slowing conduction through the AV node.

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The American Academy of Family Physicians reports that the incidence of atrial fibrillation increases with age, with approximately 5% of the population at age 65 and 14% of people over age 84 having the arrhythmia. The incidence is increasing due to the aging of the population and because patients with underlying heart disease are surviving longer and developing atrial fibrillation. In addition, atrial fibrillation is often secondary to conditions such as congestive heart failure, the incidence of which is also increasing.

Treatment for atrial fibrillation consists of initially slowing the ventricular response by slowing conduction through the AV node. Although many patients can be initially converted back to a normal rhythm, the majority of these patients will have recurrences of atrial fibrillation and ultimately end up in chronic atrial fibrillation. Therefore, the majority of atrial fibrillation patients will require long-term rate control by slowing conduction through the AV node.

Current therapies to control heart rate by slowing conduction through the AV node, including digoxin, beta blockers and calcium channel blockers, have significant shortcomings. Digoxin has slow onset when given intravenously in the acute setting, provides poor rate control during exercise, and has a narrow range between therapeutic effect and toxicity. Both beta blockers and calcium channel blockers may cause symptomatic low blood pressure before achieving adequate heart rate control. In addition, calcium channel blockers can aggravate heart failure, which is becoming the most common underlying heart disease leading to atrial fibrillation. Beta blockers can also aggravate acute heart failure and cause wheezing.

It is well known that adenosine plays an important role in limiting the conduction of rapid atrial rates through the AV node due to its action on the A\\1\\ receptor. A\\1\\ receptor stimulation of the atrioventricular node has little effect on heart rate in normal sinus rhythm, but when the AV node is stressed by rapid atrial rates, the slowing of conduction is significantly increased. This more dramatic effect at a higher rate is called use or rate dependence. Use dependence should allow the use of low doses of an A\\1\\ agonist, minimizing the stimulation of other A\\1\\ receptors throughout the body thereby limiting side effects.

Edema in congestive heart failure
The American Heart Association estimates that approximately 4.7 million people in the United States currently suffer from congestive heart failure. Congestive heart failure is a condition in which the heart is unable to pump enough blood to meet the needs of the body's other organs. It is usually due to decreased pumping efficiency, but can be due to the inability of the heart to relax properly between beats.

Symptoms of congestive heart failure are related to inadequate blood flow and sodium and fluid retention, or edema. Patients develop exercise intolerance, cold skin, heat intolerance and fatigue from poor blood flow. The body interprets the decreased blood flow as a decrease in blood volume as might occur with dehydration or blood loss. This causes the body to retain sodium and fluid. The excess fluid causes congestion in the lungs with shortness of breath and accumulation of fluid in the extremities and abdominal organs. Treatment of congestive heart failure is directed to improving symptoms and survival.

Congestive heart failure usually requires a treatment program of rest, a sodium-restricted diet, modification of daily activities and drugs such as angiotensin converting enzyme inhibitors, beta blockers, digitalis, diuretics and vasodilators. Angiotensin converting enzyme inhibitors are the mainstay for treatment of congestive heart failure. They improve symptoms and survival. Beta blockers have also recently been shown to improve symptoms and survival. Digitalis improves symptoms but has no effect on survival.

Diuretics are typically required to remove excess fluid caused by sodium retention. The current diuretic agents for pharmacological treatment of edema associated with congestive heart failure include loop diuretics such as furosemide and torsemide, aldosterone antagonists like aldactone, thiazide diuretics

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such as hydrochorthiazide and the potassium-sparing diuretics such as amiloride. The loop and thiazide diuretics can cause dangerously low levels of blood potassium that can result in life-threatening arrhythmias, especially if used together. Oral potassium replacements are available, but are difficult to take and dosage must be adjusted according to the results of blood tests. Potassium-sparing diuretics can limit this potassium loss, but if used inappropriately can cause equally dangerous increase in blood potassium levels. Potassium-sparing diuretics must be used very carefully in combination with the angiotensin converting enzyme inhibitors because of the additive effect on potassium levels. In addition, the potent loop diuretics actually decrease the kidney's blood flow. This decrease limits the kidney's ability to cleanse the blood. It may lead to a resetting of kidney function that causes resistance to diuretic treatment.

As mentioned earlier, adenosine is released in times of physiologic stress and is elevated in the kidney in heart failure. The kidney senses the low cardiac output of congestive heart failure and interprets it as low blood volume from dehydration or blood loss. Adenosine A\\1\\ receptors constrict the blood vessels leading into the kidney when activated leading to reduced kidney blood flow, and thus reduced urine output.

CORPORATE COLLABORATIONS

Corporate collaborations are an integral part of our development and growth strategy. We pursue alliances that allow us to:

..   accelerate time to market for our drugs that address large markets that we could not effectively reach with a sales force of our own;

..   leverage our expertise in pre-clinical and clinical development of cardiovascular and renal drugs;

..   provide us with novel molecules for indications of strategic importance to us; and

..   help to validate the technology platform for our drugs.

We have established the following collaborations:

Schwarz Pharma AG--Rotigotine-CDS and Rotigotine-CDS reduced dose
In July 1998, we entered into a license agreement with Schwarz Pharma under which we granted the exclusive, worldwide license to develop and commercialize Rotigotine-CDS. The agreement provides for us to receive license fees and pre-commercial regulatory milestone payments of up to $18.5 million, of which we have received $9.2 million as of December 31, 2001, along with royalty rates based on net sales of any products developed and launched by Schwarz Pharma using our dopamine D\\2\\ agonists during the term of the agreement. As long as Schwarz Pharma retains its license to our compounds, they are solely responsible for the costs of developing and marketing the drugs. Schwarz Pharma retains the right to terminate this agreement upon 30 days' written notice. Schwarz Pharma is a stockholder of Aderis. See "Principal stockholders."

King--MRE-470
In August 1997, we entered into a development and commercialization agreement with Medco Research, which was subsequently acquired by King Pharmaceuticals. Under this agreement, we granted the exclusive, worldwide license to develop and commercialize our proprietary adenosine A\\2A\\ agonists, including MRE-470. We have also granted to King a right of first refusal to obtain a license for any drug that we may develop using our proprietary adenosine A\\2A\\ agonists. The agreement provides for us to receive pre-commercial license and milestone payments of up to $8.6 million, of which we have received $2.6 million as of December 31, 2001, along with a royalty based on the net sales of any products developed from our adenosine A\\2A\\ agonists during the term of the agreement. As long as King retains its license to MRE-470, they are solely responsible for the costs of developing and marketing the drug but

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are under no obligation to do so. We retain co-development and co-promotion rights in the United States for therapeutic applications of our drug compounds, other than MRE-470, on a cost-shared basis. King retains the right to terminate this agreement upon 30 days' written notice.

Fujisawa Healthcare--DTI-0009
In July 1999, we entered into a development and license agreement with Fujisawa Healthcare under which we granted the exclusive license to develop and commercialize an intravenous form of DTI-0009 in the United States and Canada. We retain those rights for DTI-0009 outside the United States and Canada for the intravenous formulation and worldwide for the oral formulation. The agreement provides for us to receive license fees and pre-commercial regulatory milestone payments of up to $13.0 million, of which we have received $4.9 million as of December 31, 2001, along with royalty payments based on net sales of any products developed and launched by Fujisawa Healthcare using DTI-0009 during the term of the agreement. As long as Fujisawa Healthcare retains its license to DTI-0009, they are solely responsible for the costs of developing and marketing the drug. Fujisawa Healthcare retains the right to terminate this agreement upon 30 days' written notice.

INTELLECTUAL PROPERTY

Patents, trademarks and trade secrets are central to the profitability of pharmaceutical products, and our policy is to pursue intellectual property protection aggressively for all our products. We own twelve issued US patents and have filed four US patent applications relating to compounds active at adenosine and dopamine receptor subtypes. In addition, we have filed patent applications in certain foreign jurisdictions (and in appropriate cases have had foreign patents issued) for these technologies. We have acquired options and licenses to patents relating to products in pre-clinical research.

Rotigotine-CDS is protected by patents and applications relating to both our dopamine D\\2\\ receptor agonist, the bulk drug manufacturing process and the transdermal patch used to deliver the drug. Patents relating to the D\\2\\ agonist and its use in Parkinson's therapy were acquired from Whitby Research at our formation for cash and a small royalty. All patents relating to the D\\2\\ agonist and its use in Parkinson's therapy have been issued, and they have US expiration dates ranging from 2003 to 2016. A patent application to the bulk drug manufacturing process is pending. Our proprietary transdermal delivery system is the subject of a patent application co-owned by us and the contract manufacturer of this system. All patents relating to the Parkinson's patch are licensed exclusively to Schwarz Pharma worldwide.

We have filed applications for patents relating to compounds being developed in our adenosine receptor agonist and antagonist programs. These include basic pharmaceutical composition of matter patents, and in some cases method of use or method of treatment patents. Issued patents covering our adenosine A\\2A\\ receptor agonists, having expirations between 2009 and 2013, and one patent application has been licensed to King.

SALES AND MARKETING

We currently have no sales and marketing employees, and no immediate plans to hire any. We will make final decisions about sales and marketing at a later date, but expect to depend in large part on collaboration with third parties that have established distribution systems and direct sales forces.

MANUFACTURING

We do not currently have manufacturing capabilities, nor do we intend to develop manufacturing capabilities for any products in the near future. Under existing agreements, our corporate collaborators have assumed manufacturing responsibility for our most advanced product candidates. If and when

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approved for marketing by the FDA, our dopamine D\\2\\ agonist patch for
Parkinson's disease will be manufactured by Schwarz Pharma. King will be responsible for manufacturing our adenosine A\\2A\\ agonist for cardiac imaging. Fujisawa Healthcare will be responsible for manufacturing our adenosine A\\1\\ agonist for atrial fibrillation in intravenous formulations.

For pre-clinical and initial clinical studies with products earlier in our development pipeline, we will use contract manufacturers to prepare current good manufacturing practices, or cGMP, drug substances. We support our contract manufacturers in the development of synthesis strategies, analytical assays, and quality control procedures.

COMPETITION

The pharmaceutical and biotechnology industries are intensely competitive, and technological progress can be rapid. Although we believe that our receptor subtype specific drug candidates constitute new therapeutic classes of molecules, we anticipate that each of the areas in which we are conducting research and development may become the focus of intense competition. Almost all of the larger biopharmaceutical companies have developed, or are attempting to develop, products that will compete with products that may be developed from our drug candidates.

Most of our competitors are larger than we are and have greater financial resources, technical expertise or marketing, distribution or support capabilities. We expect that we will face increased competition in the future as new companies enter the market and advanced technologies become available. Any of our competitors could broaden the scope of their drug products through acquisition, collaboration or internal development to compete with us. Our competitors may also develop new, more effective or affordable approaches or technologies that compete with our drug candidates or render them obsolete.

Parkinson's disease
We believe that Schwarz Pharma and we were the first companies to conduct extensive Phase II clinical trials with a once-per-day transdermal patch for the treatment of Parkinson's disease. To date only multi-dose oral or injectable agents have been approved as anti-Parkinson's therapy. While the active agent, Rotigotine, is a new dopamine agonist and the patch is a novel formulation, a number of effective dopamine agonists are already marketed in oral dosage forms. One or more of the oral dopamine agonists are being developed in once-per-day extended release dosage forms for oral delivery. It is also possible that one or more of the current approved dopamine agonists could have sufficient potency and skin permeability to be suitable for formulation into a patch, but we are not aware of published reports of programs currently in this area. There is also considerable effort and investment being made by biotechnology firms in cell transplantation approaches to treatment of this disease.

Cardiovascular disease
There has been a significant increase in competition in recent years in the market for adenosine-based products. King, CV Therapeutics, Biogen, Fujisawa Healthcare and Adenosine Therapeutics are all engaged in development programs that could compete with one or more of our adenosine-based programs.

Restless Legs Syndrome
There are currently no medications indicated for the treatment of Restless Legs Syndrome in the United States although there is significant off-label use of drugs approved for other indications. We know of no plans by other companies to pursue that indication and we believe there are no other transdermal formulations in development for this indication.

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GOVERNMENT REGULATION

Government authorities in the United States and other countries extensively regulate the research, development, testing, manufacture, promotion, marketing and distribution of drug products. Drugs are subject to rigorous regulation by the FDA in the United States and similar regulatory bodies in other countries. The steps ordinarily required before a new drug may be marketed in the United States are similar to steps required in most other countries and include:

..   pre-clinical laboratory tests, pre-clinical studies in animals and formulation studies and the submission to the FDA of an investigational new drug application, or IND, for a new drug or antibiotic. The IND must become effective before clinical trials may begin;

..   adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;

..   the submission of a new drug application to the FDA; and

..   FDA review and approval of the new drug application before any commercial sale or shipment of the drug.

Pre-clinical tests include laboratory evaluation of product chemistry and stability, as well as animal studies to evaluate toxicity. The results of pre-clinical testing are submitted to the FDA as part of an IND application. The FDA requires a 30-day waiting period after the filing of each IND application before beginning clinical tests in humans. At any time during this 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the FDA authorizes trials under specified terms. The IND application process may become extremely costly and substantially delay development of our products. Moreover, positive results of pre-clinical tests will not necessarily indicate positive results in clinical trials.

Clinical trials to support new drug applications are typically conducted in three sequential phases that may overlap. These phases generally include the following:

..   Phase I: The drug is introduced into humans and is tested for safety, dose tolerance and metabolism.

..   Phase II: The drug is introduced into a limited patient population to:

  .   assess the efficacy of the drug in specific, targeted indications;

  .   assess dosage tolerance and optimal dosage; and

  .   identify possible adverse effects and safety risks.

..   Phase III trials, or pivotal studies: If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, the clinical trial will be expanded to further demonstrate clinical efficacy, optimal dosage and safety within an expanded patient population at geographically dispersed clinical study sites.

The FDA, and the Institutional Review Board at each institution at which a clinical trial is being performed, may suspend a clinical trial at any time for various reasons, including a belief that the subjects are being exposed to an unacceptable health risk.

The results of product development, pre-clinical animal studies and human studies are submitted to the FDA as part of a new drug application, or NDA. The NDA also must contain extensive manufacturing information. Once the submission has been accepted for filing, the FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA

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requests for additional information or clarification. The FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved, but the FDA is not bound by the recommendation of an advisory committee. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-market regulatory standards is not maintained or if problems occur after the product reaches the marketplace. In addition, the FDA may require post-marketing studies, referred to as Phase IV studies, to monitor the effect of approved products, and may limit further marketing of the product based on the results of these post-market studies. The FDA has broad post-market regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals.

Satisfaction of FDA pre-market approval requirements for new drugs typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

If regulatory approval of any of our products is granted, it will be limited to certain disease states or conditions. The manufacturers of approved products and their manufacturing facilities will be subject to continual review and periodic inspections by the FDA and other authorities where applicable, and must comply with FDA's cGMP regulations. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product or voluntary recall of a product. Adverse experiences with the product must be reported to the FDA and could result in the imposition of market restriction through labeling changes or in product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval. Because we intend to contract with third parties for manufacturing of these products, our ability to control third party compliance with FDA requirements will be limited.

With respect to post-market product advertising and promotion, the FDA imposes a number of complex regulations on entities that advertise and promote pharmaceuticals, which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. The FDA has very broad enforcement authority under the Federal Food Drug and Cosmetic Act, and failure to abide by these regulations can result in penalties including the issuance of a warning letter directing us to correct deviations from FDA standards, a requirement that future advertising and promotional materials be pre-cleared by the FDA, and state and federal civil and criminal investigations and prosecutions.

We are also subject to various laws and regulations regarding laboratory practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances in connection with our research. In each of these areas, as above, the FDA and other regulatory authorities have broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals, any one or more of which could have a material adverse effect upon us.

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Outside the United States our ability to market our products will also depend on receiving marketing authorizations from the appropriate regulatory authorities. The foreign regulatory approval process includes all of the risks associated with FDA approval described above. The requirements governing the conduct of clinical trials and marketing authorization vary widely from country to country.

LEGAL PROCEEDINGS

We may from time to time become a party to legal proceedings arising in the ordinary course of our business. Except as disclosed below, we are not currently a party to any material pending litigation or other material legal proceedings.

On January 18, 2002, we were served with a complaint filed by Mr. Joseph Ladd against us. The complaint was filed with the US District Court in the Eastern District of Louisiana. The complaint alleges that while the plaintiff was a participant in a clinical trial of DTI-0017, he was injured as a result of his participation in the trial. The complaint alleges that DTI-0017 caused his injuries. The plaintiff is seeking monetary damages in the amount of $1,500,000.

On February 12, 2002, Ardais Corporation filed a complaint against us in the United States District Court for the District of Massachusetts. The complaint alleges unfair competition and trademark dilution under federal and Massachusetts state law. Specifically, Ardais Corporation claims that our use of the trademark ADERIS PHARMACEUTICALS dilutes the strength of their allegedly famous trademark ARDAIS and constitutes unfair competition under federal and state statutes. The plaintiff is seeking unspecified monetary relief and an injunction to prevent us from using the ADERIS name. On March 27, 2002, we filed an answer to the complaint denying its essential allegations.

We intend to defend ourselves vigorously against these claims. Nevertheless, due to the uncertain nature of litigation, and because these cases are at an early stage, we cannot be sure of the extent to which we may be found liable, if at all, or if we will be enjoined from using the name ADERIS in the future.

EMPLOYEES


As of December 31, 2001, we had 21 full-time employees, including six with doctoral degrees. Fourteen of our employees are engaged in research and development, and all management and professional employees have had substantial prior experience with pharmaceutical, biotechnology or medical products companies. We believe our relations with our employees are good.


PROPERTY AND FACILITIES

We are currently leasing approximately 7,000 square feet of laboratory and office space in Richmond, Virginia, which we occupy under a three-year lease, expiring in November 2003. We are also currently leasing approximately 2,400 square feet of office space in Hopkinton, Massachusetts, which we occupy under two leases ending in November 2002 and 2003. These leases are renewable at our option for an additional three years upon written notice at least 120 days prior to the expiration date of the lease. These facilities are adequate for our current requirements.

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50

--------------------------------------------------------------------------------


Scientific advisory board

We have established a group of scientists to advise us on scientific, technical and commercialization issues. These advisors comprise leading scientists in the areas of pharmacology, chemistry and biology. These advisors are:

Member                                                       Affiliation
--------------------------------------------------------------------------------------------------------
James W. Black, F.R.C.P., F.R.S............................. Professor of Analytical Pharmacology at
  Nobel Laureate                                             King's College Hospital Medical School,
                                                             London, England.
Paul Greengard, Ph.D........................................ Victor Astor Professor at Rockefeller
  Nobel Laureate                                             University in New York City.
Joseph R. Bianchine, M.D., Ph.D., F.A.C.P., F.A.C.C.P....... Senior Scientific Advisor, Schwarz Pharma
                                                             AG.
Ray A. Olsson, M.D.......................................... Professor of Cardiovascular Research of the
                                                             College of Medicine, University of South
                                                             Florida.
Juha P. Kokko, M.D., Ph.D................................... Associate Dean for Clinical Research,
                                                             Emory University.

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Management


EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

The following table sets forth certain information as of December 31, 2001, about our executive officers and members of our board of directors, as well as certain other key employees.

Name                                         Age Position
---------------------------------------------------------------------------------------------
Peter G. Savas.............................. 53  Chairman of the Board, Chief Executive
                                                 Officer and President

Donald A. McAfee, Ph.D...................... 60  Chief Technical Officer

Kenneth L. Rice, Jr......................... 47  Vice President, Chief Commercial Officer and
                                                 Secretary

William S. Wheeler, M.D., FACC.............. 53  Vice President and Chief Medical Officer

James V. Peck, Pharm.D...................... 51  Vice President of Research Operations

Noel J. Cusack, Ph.D........................ 61  Vice President and Chief Scientific Officer

Gevork I. Minaskanian, Ph.D................. 54  Vice President of Synthetic Chemistry

Stan M. Benson(1)........................... 50  Director

Gary E. Frashier(1)(2)...................... 65  Director

James I. Garvey(1).......................... 54  Director

Robert G. McNeil, Ph.D...................... 58  Director

Wayne I. Roe(2)............................. 51  Director

Michael J. Ross, Ph.D.(2)................... 52  Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

Peter G. Savas, Chairman of the Board, Chief Executive Officer and
President. Mr. Savas joined us in 2000 as Chairman of the Board of Directors, Chief Executive Officer and President. Before joining us, Mr. Savas served as Chief Executive Officer, Chairman and President of Unisyn, Inc. from 1992 to 2000. Before joining Unisyn, Mr. Savas was engaged as a business development/turnaround consultant. In 1984, Mr. Savas founded Xydex Corporation, a company that in-licensed and commercialized separations technology that had been developed overseas. Prior to founding Xydex, Mr. Savas held various positions at Millipore Corporation and Bristol Laboratories. Mr. Savas holds a Bachelor of Science degree from Syracuse University.

Donald A. McAfee, Ph.D., Chief Technical Officer. A co-founder of Aderis, Dr. McAfee has been a scientist and manager in academia and industry for more than 35 years. Before organizing Aderis in 1994, Dr. McAfee served for eight years as Vice President, Research at Whitby Research, Inc., managing the drug discovery programs. Prior to entering the pharmaceutical industry, Dr. McAfee served as Chairman of the Division of Neurosciences at the Beckman Research Institute (City of Hope) and held faculty appointments at the Yale University School of Medicine and the University of Miami School of Medicine. He has authored more than 100 articles and book chapters in neuroscience and pharmacology. He is currently an adjunct professor at the University of California, Irvine and at the Medical College of Virginia, and is a frequent lecturer to the industry in drug discovery for the Pharmaceutical Education

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--------------------------------------------------------------------------------

and Research Institute. Dr. McAfee received his Ph.D. in Physiology from the University of Oregon School of Medicine.

Kenneth L. Rice, Jr., Vice President, Chief Commercial Officer and
Secretary. Mr. Rice joined us in April 2001. Prior to joining us, Mr. Rice was Vice President, Chief Financial Officer, Secretary, Treasurer and General Counsel of MacroChem Corporation, a drug delivery company from 1999 to 2001. Before joining MacroChem, Mr. Rice was Vice President, Finance and Administration, Chief Financial Officer and Secretary at Pentose Pharmaceuticals, Inc. from 1998 to 1999. Mr. Rice held similar financial and operating positions at Unisyn Technologies, Inc. from 1993 to 1998 and Zymark Corporation. Mr. Rice spent his early career at Millipore Corporation where he attained the position of Corporate Tax Director. Mr. Rice holds an L.L.M. in Taxation from Boston University Law School, a J.D. from Suffolk Law School and an M.B.A. and B.S.B.A. from Babson College.

William S. Wheeler, M.D., FACC, Vice President and Chief Medical Officer. Dr. Wheeler, who joined us in April 2001, is board certified in internal medicine and cardiovascular diseases and is a fellow of the American College of Cardiology. Prior to joining us, Dr. Wheeler served as Vice President of Cardiovascular/Critical Care at Quintiles Inc., a contract research organization that performs clinical trials for the pharmaceutical industry, from 1999 to 2001. Prior to joining Quintiles, Dr. Wheeler managed a private practice in Interventional Cardiology while serving as Chief of Cardiology and member of the board of directors at Cardinal Healthcare, a multi-specialty internal medicine practice, from 1996 to 1999. Previously, Dr. Wheeler served as Associate Medical Director in the Cardiovascular Section at Burroughs Wellcome Co. where he conducted global trials in acute coronary syndrome and heart failure. Before entering the pharmaceutical industry, Dr. Wheeler held numerous positions at East Carolina University School of Medicine. Dr. Wheeler received his cardiology training at Cedars-Sinai Medical Center in Los Angeles, California. Dr. Wheeler completed his Internal Medicine Residency at Los Angeles County/University of Southern California Medical Center (LAC/USC). He earned his M.D. from the University of California, Los Angeles and his B.S. in Zoology from California State College, Long Beach, California.

James V. Peck, Pharm.D., Vice President of Operations. A co-founder of Aderis, Dr. Peck has served as Vice President, Operations, since our inception. From 1972 until he co-founded us, he served as Director of Chemistry at Whitby Research, Inc. (formerly Nelson Research and Development). Dr. Peck earned his Pharm.D. from the University of Southern California. He is a licensed pharmacist in both California and Virginia, and is an inventor on more than three dozen patents and patent applications.

Noel J. Cusack, Ph.D., Vice President and Chief Scientific Officer. A co-founder of Aderis, Dr. Cusack has served as Vice President, and Chief Scientific Officer since our inception. From 1988 until he co-founded us, he served as Director of Pharmacology at Whitby Research, Inc. Previously, he held academic appointments at Cambridge University and King's College, London. He is the author of numerous articles on the chemistry and pharmacology of adenine derivatives. Dr. Cusack is currently an adjunct professor at the University of California at Irvine, and a frequent lecturer in pharmacology for the Pharmaceutical Education and Research Institute. Dr. Cusack received his Ph.D. from the University of Bradford, U.K.

Gevork Minaskanian, Ph.D., Vice President of Synthetic Chemistry. A co-founder of Aderis, Dr. Minaskanian leads our chemistry program. From 1981 until he co-founded us, he served as Scientist and Principal Research Scientist at Whitby Research, Inc. (formerly Nelson Research and Development), and is the inventor of more than three dozen patents and publications. Dr. Minaskanian is also an adjunct professor of Chemistry at Virginia Commonwealth University. He received his Ph.D. from Texas Tech University.

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Stan M. Benson.  Mr. Benson was elected a director in September 2001 by our board of directors. Mr. Benson currently serves as a director of Aradigm Corporation, a pharmaceutical delivery company. Mr. Benson served as Senior Vice President, Sales and Marketing of Amgen Inc., a biotechnology company, from June 1995 to March 2001. Prior to joining Amgen, Mr. Benson worked at Pfizer, a pharmaceutical company, for 19 years in various senior management positions. Mr. Benson received a B.A. in mathematics and computer science from New York University and an M.S. in mathematics also from New York University.

Gary E. Frashier. Mr. Frashier was elected a director in August 2001 by our board of directors. Mr. Frashier is currently President and Principal of Management Associates, a healthcare and management consulting group. From 1990 to 2000, Mr. Frashier served as Chairman of the board of directors, Chief Executive Officer and President of OSI Pharmaceuticals. Mr. Frashier has over 30 years executive management experience in pharmaceutical, biotechnology and scientific instrument companies including Waters Associates, Millipore Corporation and Genex Corporation. Mr. Frashier holds a B.S. in chemical Engineering from Texas Technological University, where he was honored as a Distinguished Engineer and an M.S. in Management from M.I.T., where he was named a Sloan Fellow. Mr. Frashier currently serves on the boards of Maxim Pharmaceuticals, Inc. and eXegenics, Inc. and several private biopharmaceutical companies.

James Garvey. Mr. Garvey was elected a director in September 2001 by our board of directors. Mr. Garvey currently serves as the Chief Executive Officer and Managing Partner of Schroder Ventures Life Sciences, a private venture capital firm, and has served in this capacity since May 1995. Prior to joining Schroder Ventures, Mr. Garvey was Director of the Venture Capital Division of Allstate Corp. He has served on several public and private healthcare boards in the United States and Europe. Mr. Garvey received a BSE degree from Northern Illinois University in 1969.

Robert G. McNeil, Ph.D. Dr. McNeil has been a director since our inception. Dr. McNeil is the General Partner and Founding Member of Sanderling, a biomedical fund. Dr. McNeil holds a Ph.D. in molecular biology, biochemistry and genetics from the University of California, Irvine.

Wayne I. Roe. Mr. Roe was elected a director in August 2001 by our board of directors. Mr. Roe currently serves as a director of Aradigm Corporation and Ista Pharmaceuticals, Inc. and several private companies in the life sciences field. From October 1999 until November 2000, Mr. Roe was Senior Vice President of United Therapeutics Corporation, a pharmaceutical manufacturer. From March 1996 until March 1999, he was Chairman of Covance Health Economics and Outcomes Services, Inc., a contract research and developmental services company to the medical technology marketplace. From June 1988 to March 1996, Mr. Roe was the President of Health Technology Associates, a pharmaceutical industry consulting firm. Mr. Roe received a B.A. from Union College, an M.A. from the State University of New York at Albany and an M.A. from the University of Maryland.

Michael J. Ross, Ph.D. Dr. Ross was elected a director in September 2001 by our board of directors. Dr. Ross currently serves as a managing partner of Didyma LLC, a management consulting firm specializing in management of startup companies. Dr. Ross was the founding Chief Executive Officer of Axys Pharmaceuticals, Inc. (formerly Arris Pharmaceuticals), a biopharmaceutical company, and MetaXen LLC, a company which was recently sold to Exelixis Pharmaceuticals Inc. Prior to that, Dr. Ross worked at Genentech for 13 years where he served as Vice President of Development and Vice President of Medicinal and Biomolecular Chemistry. Dr. Ross has served on a number of boards of directors and been involved in a number of biotech/pharmaceutical partnerships. Dr. Ross received his A.B. from Dartmouth College, his Ph.D. from The California Institute of Technology and completed his post-doctoral studies at Harvard University.

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Management
--------------------------------------------------------------------------------


BOARD COMPOSITION

Our bylaws require our board of directors to consist of one or more members. We currently have seven authorized directors. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the next annual meeting following election or special meeting held in lieu thereof and until their successors are duly elected and qualified. Executive officers are elected by and serve at the direction of our board of directors.

BOARD COMMITTEES

Audit committee
The audit committee consists of Messrs. Frashier and Roe and Dr. Ross, all of whom are outside directors. The audit committee recommends engagement of our independent auditors, approves the services performed by such auditors and reviews and evaluates our accounting policies and its systems of internal accounting controls.

Compensation committee
The compensation committee consists of Messrs. Frashier, Benson and Garvey, all of whom are outside directors. The compensation committee administers our 1995 stock option plan and 2001 incentive award plan and is authorized by the board of directors to make recommendations with respect to matters of compensation, including the compensation of our executive officers.

COMPENSATION COMMITTEE INTERLOCKS

The members of the compensation committee of our board of directors are currently Messrs. Frashier, Garvey and Benson. No member of our board of directors or of our compensation committee serves as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving as members of our board of directors or compensation committee.

DIRECTOR COMPENSATION

We reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings but do not compensate them for their services as board or committee members. Our board has the discretion to grant options to non-employee directors.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages to the fullest extent permitted by law. Our bylaws provide that we will indemnify our directors and may indemnify our other directors, officers or employees to the fullest extent permitted by Delaware law. Under current Delaware law, a director's liability to us or our stockholders may not be limited:

..   to any breach of the director's duty of loyalty to us or our stockholders;

..   for acts or omissions not in good faith or involving intentional misconduct;

..   for knowing violations of law;

..   for any transaction from which the director derived an improper personal benefit;

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Management
--------------------------------------------------------------------------------


..   for improper transactions between the director and us; and

..   for improper distributions to stockholders and loans to directors and officers.

We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Currently, there is no pending litigation or proceeding involving any of our directors, executive officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We currently have directors' and officers' liability insurance.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by or paid to our chief executive officer and our other most highly compensated officers whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during the year ended December 31, 2001.

Summary compensation table

                                                                              Long-term
                                                                             compensation
                                                           2001 compensation    awards
                                                           ----------------- ------------
                                                                                   Shares
                                                                               underlying
Name and principal position                                  Salary    Bonus      options
-----------------------------------------------------------------------------------------
Peter G. Savas............................................ $364,503 $187,964      330,000
 Chief Executive Officer and President(1)

Donald A. McAfee, Ph.D....................................  270,000   35,381           --
 Chief Technical Officer

William S. Wheeler, M.D...................................  172,436       --      206,250
 Vice President and Chief Medical Officer(2)

Noel J. Cusack, Ph.D......................................  162,500   12,433           --
 Vice President and Chief Scientific Officer

James V. Peck, Pharm.D....................................  175,000    4,144           --
 Vice President-Research Operations

Kenneth L. Rice, Jr.......................................  141,166       --      206,250
 Vice President, Chief Commercial Officer and Secretary(3)

--------
(1) Included in salary compensation is $14,503 paid in the form of insurance premiums.
(2) Dr. Wheeler joined us in April 2001.
(3) Mr. Rice joined us in April 2001.

In accordance with the rules of the commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers that are available generally to all of our salaried employees and certain perquisites and other personal benefits received by the named executive officers, which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

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Management
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Option grants in last fiscal year
The following table sets forth information regarding options granted to each of the officers listed in the Summary compensation table during the year ended December 31, 2001.

                                       Individual grants in 2001             Potential realizable
                             ----------------------------------------------         value
                                                                                  at assumed
                              Number of     Percent of                      annual rates of stock
                             securities  total options                      price appreciation for
                             underlying     granted to Exercise                  option term
                                options      employees   price   Expiration ----------------------
Name                            granted in fiscal year per share    date            5%            10%
--------------------------------------------------------------------------------------------------------
Peter G. Savas..............    330,000      39.7%         $0.67       2011 $6,767,958    $10,907,155
 Chief Executive Officer and
   President

Donald A. McAfee, Ph.D......         --        --             --         --         --             --
 Chief Technical Officer

William S. Wheeler, M.D.....    206,250      24.8           0.67       2011  4,229,974      6,816,972
 Vice President and Chief
   Medical Officer

Noel J. Cusack, Ph.D........         --        --             --         --         --             --
 Vice President and Chief
   Scientific Officer

James V. Peck, Pharm.D......         --        --             --         --         --             --
 Vice President-Research
   Operations

Kenneth L. Rice, Jr.........    206,250      24.8           0.67       2011  4,229,974      6,816,972
 Vice President, Chief
   Commercial Officer and
   Secretary

The information regarding stock options granted to named executive officers as a percentage of total options granted to employees in the fiscal year, as disclosed in the table, is based upon options to purchase an aggregate of 831,600 shares of common stock that were granted to all employees as a group, including the named executive officers, in the fiscal year ended December 31, 2001.

There was no public trading market for our common stock as of December 31, 2001. Accordingly, the exercise price per share of each option granted was equal to the fair market value of the common stock as determined by the board of directors on the date of the grant.

Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by an assumed initial offering price of $13.00 per share; (2) assuming that the aggregate stock value derived from that calculation compounds at an annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and (3) subtracting from that result the aggregate option exercise price. The 5% or 10% assumed annual rates of the stock price appreciation are mandated by the rules of the commission and do not represent our estimate or projection of future common stock prices.

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Management
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FISCAL YEAR-END OPTION VALUES

The following table sets forth, as to the named officers, certain information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 2001.

The information regarding the value of unexercised in-the-money options is based on a value of $13.00 per share, the initial public offering price, minus the per share exercise price, multiplied by the number of shares underlying the option.


                                                   Number of securities        Value of unexercised
                                              underlying unexercised options  in-the-money options at
                              Shares               at December 31, 2001          December 31, 2001
                         acquired on    Value ------------------------------ -------------------------
Name                        exercise realized Exercisable      Unexercisable Exercisable Unexercisable
------------------------------------------------------------------------------------------------------
Peter G. Savas                    --       --     154,890            670,756  $1,957,244    $8,487,428
 Chief Executive Officer
   and President

Donald A. McAfee, Ph.D.           --       --     180,991             29,384   2,295,070       371,305
 Chief Technical Officer

William S. Wheeler, M.D.          --       --          --            206,250          --     2,543,750
 Vice President and
   Chief Medical
   Officer

Noel J. Cusack, Ph.D.             --       --     130,307             15,718   1,652,208       198,617
 Vice President and
   Chief Scientific
   Officer

James V. Peck, Pharm.D.           --       --     130,307             15,718   1,652,208       198,617
 Vice President-Research
   Operations

Kenneth L. Rice, Jr.              --       --          --            206,250          --     2,543,750
 Vice President, Chief
   Commercial Officer
   and Secretary


EMPLOYMENT AGREEMENTS

Each of Messrs. Rice and Savas and Dr. Wheeler entered into an employment agreement dated as of January 2, 2002. Each of the agreements extend through January 1, 2004 and will automatically be extended for successive one year periods thereafter unless a notice to terminate the agreement is delivered by either party upon not less than 30 days prior to the end of such period.

Under each agreement, the executive receives a stated annual base salary, which is reviewed annually by our compensation committee, and is eligible to participate in our discretionary bonus program. Each agreement provides for our board of directors to determine, on an annual basis, the amount of each executive's bonus, if any.

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Management
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Each of these employment agreements provides that upon termination of employment, either by us without cause or by the executive for good reason:

..   each executive will be entitled to an amount equal to (a) monthly base salary multiplied by the greater of (i) the remaining number of months under the employment agreement and (ii) 12 and (b) the average annual bonus received over the last 24 months;

..   each executive will have the right to continue to participate in our health, life and long term disability benefits plans for the greater of (a) the amount of time remaining under the agreement or (b) one year after the date of termination; and

..   any unvested stock options held by the executive will become immediately exercisable and any restricted stock.

Each employment agreement also provides that for a period of one year after the termination of the executive's employment for any reason, the executive will not engage in activities similar to those engaged in during the two years immediately preceding their termination or render similar services to any direct competitor of ours without our prior written consent.

EMPLOYEE BENEFIT PLANS

1995 Stock Option Plan

Purpose
Our board of directors adopted the 1995 Stock Option Plan on March 29, 1995 and our stockholders approved it on March 29, 1995. The stock option plan provides for grants of incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, to our employees, as well as non-qualified stock options to our employees, directors and consultants. The stock option plan is intended to facilitate the retention of current employees, consultants or directors as well as to secure and retain the services of new employees, consultants and directors and to provide incentives for such persons to exert maximum efforts for the success of the company.

Administration
The stock option plan is administered by the board of directors unless the board of directors delegates administration to a compensation committee which shall be comprised of two or more members, appointed by the board of directors, each a "disinterested person" as defined by Rule 16b-3(c)(2)(i) under the Securities Exchange Act of 1934. The board of directors, or the compensation committee if so empowered, has the power to interpret the stock option plan and to adopt such rules for the administration, interpretation and application of the stock option plan as are consistent with the stock option plan.

Securities reserved
The aggregate number of shares of our common stock issuable under the stock option plan is 2,475,000.

Grant of awards
Certain employees, consultants and directors are eligible to be granted awards under the stock option plan. The board of directors, or the compensation committee if so empowered, determines (1) which employees, consultants, and directors are to be granted awards; (2) the number of shares subject to option grants; (3) whether the options are to be incentive stock options or non-qualified stock options (except that only our employees may be granted incentive stock options); (4) terms and conditions of such options, consistent with the stock option plan; and (5) the type of award that is granted. The board of directors, or the compensation committee if so empowered, has the discretion, subject to the limitations of the stock option plan and applicable laws, to grant incentive stock options and non-

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qualified stock options. A director shall not be eligible to be granted awards under the stock option plan unless the board of directors has (1) delegated its discretionary authority over the stock option plan to the compensation committee; or (2) otherwise complied with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934.

Limitation on incentive stock option treatment.
Even if an option agreement designates an option as an incentive stock option, no option will qualify as an incentive stock option if the aggregate fair market value of stock (determined as of the date of grant) with respect to all of a holder's incentive stock options is exercisable for the first time during any calendar year under the stock option plan or under any other of our plans, as applicable, exceeds $100,000. Any option failing to qualify as an incentive stock option will be deemed to be a non-qualified stock option.

Exercise price
The board of directors, or the compensation committee if so empowered, shall set the per share exercise price, subject to the following rules: (1) in the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value of shares of our common stock on the grant date for all options granted; (2) in the case of non-qualified stock options, the exercise price shall not be less than 85% of the fair market value of shares of our common stock on the grant date for all options granted; and (3) for the persons owning (within the meaning of 424(d) of the Internal Revenue Code of 1986) more than 10% of the total combined voting power of all classes of our capital stock or of any of our subsidiaries, the exercise price shall be not less than 110% of the fair market value of the shares of our common stock on the grant date. The fair market value of a share of our common stock as of a given date will be determined in good faith by the board of directors.

Expiration of awards
The term of an award is set by the board of directors, or the compensation committee if so empowered, subject to the following conditions: (1) that no award term shall be longer than ten years from the date of grant; and (2) the award term for a person owning more than 10% of the total combined voting power of all classes of our capital stock shall not exceed five years from the date of grant. Upon termination of an outstanding option holder's status as our employee or consultant, the holder may exercise his or her options within the period of time specified in the option grant, to the extent that the options were vested at the time of termination. If no time period was specified in the notice of grant, the option shall remain exercisable for three months following the holder's termination of status as an employee or consultant, or until the date of expiration of the option as set forth in the option agreement, whichever is earlier. Options granted under the plan must be exercised within twelve months if the holder's employment ends due to disability, and within eighteen months of the holder's death, or until the date of expiration of the option as set forth in the option agreement, whichever is earlier.

Adjustments of awards
If the board of directors, or the compensation committee if so empowered, determines that there is a corporate event, defined as a dividend, recapitalization, reclassification, stock split, merger, consolidation, split-up, spin-off, combination, consolidation, dissolution or other similar corporate transaction that affects our common stock which causes dilution or enlargement of benefits under the stock option plan, then the board of directors, or the compensation committee if so empowered, may appropriately adjust (1) the aggregate number of shares of our common stock subject to the stock option plan; (2) the number of shares of our common stock subject to the outstanding awards; and (3) the price per share of our common stock upon exercise of outstanding awards to counter the dilution or enlargement of benefits.

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Change of control
Upon the occurrence of a merger or the sale of substantially all of our assets, each outstanding award shall be assumed or substituted for an equivalent option by the successor corporation or shall continue in full force and effect. If the successor corporation refuses to assume or substitute the awards, each holder of an award shall be entitled to immediately exercise the award for all shares of our common stock under the award, including unvested shares.

Amendment and termination
The board of directors, or the compensation committee if so empowered, may amend, modify, suspend or terminate the stock option plan at any time, except the board of directors, or the compensation committee if so empowered, must obtain approval of our stockholders within twelve months before or after such action to (1) increase the number of shares of our common stock that may be issued under the stock option plan; or (2) to modify the requirements as to eligibility for participation in the stock option plan.

Certain restrictions on resale
The board of directors, or the compensation committee if so empowered, may require any person granted an award to give written assurances stating that such person has no intention of selling or otherwise distributing the shares of our common stock they acquire upon exercise of their options under the stock option plan except that they may offer or sell the shares if they make such offers and sales (1) pursuant to an effective registration statement under the Securities Act of 1933; or (2) a determination is made by our counsel that such requirements need not be meet pursuant to an appropriate exemption from the registration requirements of the Securities Act of 1933.

2001 Incentive Award Plan

Purpose
Our board of directors adopted the 2001 Incentive Award Plan on November 14, 2001 and our stockholders approved it on November 14, 2001.

Administration
The incentive award plan is administered by the compensation committee, which shall be comprised of two or more directors, appointed by the board of directors, each a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" under Section 162(m) of the Internal Revenue Code of 1986. The compensation committee has the power to interpret the incentive award plan and to adopt such rules for the administration, interpretation and application of the incentive award plan as are consistent with the incentive award plan, to interpret, amend or revoke any such rules and to amend any award agreement provided that the rights or obligations of the holder of the award that is the subject of any award agreement is not affected adversely.

Securities reserved
The aggregate number of shares of our common stock issuable under the incentive award plan is 1,155,000.

Grant of awards
Certain employees, consultants, and directors are eligible to be granted awards under the incentive award plan. The compensation committee determines (1) which employees, consultants, and directors are to be granted awards; (2) the number of shares subject to option grants; (3) whether the options are to be incentive stock options or non-qualified stock options (except that only our employees may be granted incentive stock options); (4) terms and conditions of such options, consistent with the incentive award

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                                                                             61

Management
--------------------------------------------------------------------------------

plan and (5) the type of award that is granted. The compensation committee has the discretion, subject to the limitations of the incentive award plan and applicable laws, to grant incentive stock options, non-qualified stock options, restricted stock awards, performance awards, dividend equivalents, deferred stock, stock payments, and stock appreciation rights.

Limitation on incentive stock option treatment
Even if an option agreement designates an option as an incentive stock option, no option will qualify as an incentive stock option if the aggregate fair market value of stock (determined as of the date of grant) with respect to all of a holder's incentive stock options is exercisable for the first time during any calendar year under the incentive award plan or under any other of our plans, as applicable, exceeds $100,000. Any option failing to qualify as an incentive stock option will be deemed to be a non-qualified stock option.

Exercise price
The compensation committee shall set the per share exercise price, subject to the following rules: (1) in the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value of shares of our common stock on the grant date for all options granted; and (2) for the persons owning (within the meaning of 424(d) of the Internal Revenue Code of 1986) more than 10% of the total combined voting power of all classes of our capital stock or of any of our subsidiaries, the exercise price shall be not less than 110% of the fair market value of the shares of our common stock on the grant date. The fair market value of a share of our common stock as of a given date will be, after the date of this offering, the average of the mean between the closing representative bid and asked prices for a share of our common stock on the trading day previous to such date, as reported by Nasdaq or such successor quotation system, on such date (or the next preceding trading day, if our common stock is not traded on that date).

Expiration of awards
The term of an award is set by the compensation committee, subject to the following conditions: (1) that no award term shall be longer than ten years from the date of grant; and (2) the award term for a person owning more than 10% of the total combined voting power of all classes of our capital stock shall not exceed five years from the date of grant. The compensation committee also establishes the time period following termination of employment, death or disability during which vested options may be exercised, subject to the requirements of Section 422 of the Internal Revenue Code of 1986 with respect to incentive stock options.

Adjustments of awards
If the compensation committee determines that there is a corporate event, defined as a dividend, recapitalization, reclassification, stock split, merger, consolidation, split-up, spin-off, combination, consolidation, dissolution or other similar corporate transaction that affects our common stock which causes dilution or enlargement of benefits under the incentive award plan, then the compensation committee may appropriately adjust (1) the aggregate number of shares of our common stock subject to the incentive award plan; (2) the number of shares of our common stock subject to the outstanding awards; and (3) the price per share of our common stock upon exercise of outstanding awards to counter the dilution or enlargement of benefits.

Change of control
Upon the occurrence of a merger or sale of substantially all of our assets, each outstanding award shall be assumed or substituted for an equivalent option by the successor corporation, or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute the awards, each holder of an award shall be entitled to immediately exercise the award for all shares of our common stock under the award, including unvested shares.

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62

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Management
--------------------------------------------------------------------------------


Amendment and termination
The compensation committee may amend, modify, suspend or terminate the incentive award plan at any time, except the compensation committee must obtain approval of our stockholders within 12 months before or after such action to increase the number of shares of our common stock that may be issued under the incentive award plan.

Certain restrictions on resale
Employees, officers and directors who are our "affiliates" as defined by the rules and regulations under the Securities Act of 1933, may offer or sell the shares of our common stock they acquire upon exercise of their options under the incentive award plan only if they make such offers and sales (1) pursuant to an effective registration statement under the Securities Act of 1933;
(2) pursuant to an appropriate exemption from the registration requirements of the Securities Act of 1933; or (3) within the limitations and subject to the conditions set forth in Rule 144 under the Securities Act of 1933.

401(K) Plan
Effective January 2002, we adopted an employee savings and retirement plan, that is intended to qualify under Section 401(k) of the Internal Revenue Code, covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors.

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                                                                             63

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--------------------------------------------------------------------------------


Related party transactions

PREFERRED STOCK SALES

From February 2000 through August 2001, we issued the following securities to various investors in private placement transactions:

..   in February 2000 and May 2000, we issued and sold an aggregate of 538,776 shares of our Series C convertible preferred stock at a price per share of $10.21; and

..   in February 2001, March 2001 and August 2001, we issued and sold an aggregate of 4,076,834 shares of our Series D convertible preferred stock at a price per share of $11.00.

Investors in these transactions included the following directors, holders of more than 5% of our outstanding stock and their affiliates and collaborator. Our executive officers and stockholders associated with our officers, did not purchase shares in these transactions. Upon the closing of this offering, the following shares of preferred stock will convert into common stock at the rate of 1.65 shares of common stock for each share of Series A and Series B preferred stock and at a rate of approximately 1.66 shares of common stock for each share of Series C and Series D preferred stock.


                                                               Shares of Shares of Shares of Shares of
                                                     Shares of  Series A  Series B  Series C  Series D
                                                        common preferred preferred preferred preferred
Purchaser                                                stock     stock     stock     stock     stock
---------------------------------------------------- --------- --------- --------- --------- ---------
Five percent stockholders
  Entities affiliated with the Sanderling Group(1)..   740,338   333,334   409,900        --   409,091
  Entities affiliated with the Alliance Group(2)....   290,535   198,020   553,289        --        --
  Entities affiliated with New York Life(3).........   104,881   132,013   283,167        --   158,655
  Entities affiliated with Schroder(4)..............        --        --        --        --   454,546
  International Biotechnology Trust PLC.............        --        --        --        --   454,545
  China Development Industrial Bank.................        --        --        --        --   454,545
  Schwarz Pharma AG(5)..............................        --        --        --   489,804   200,000

--------
(1) Sanderling Venture Partners III, L.P. owns 372,646 shares of common stock, 177,355 shares of Series A preferred stock, 240,802 shares of Series B preferred stock and 4,718 shares of Series D preferred stock; Sanderling III Biomedical, L.P. owns 64,321 shares of common stock, 30,618 shares of Series A preferred stock, 41,568 shares of Series B preferred stock and 813 shares of Series D preferred stock; Sanderling III Limited Partnership owns 193,369 shares of common stock, 92,028 shares of Series A preferred stock, 124,952 shares of Series B preferred stock and 2,444 shares of Series D preferred stock; Sanderling Ventures Management owns 1,116 shares of Series D preferred stock; Sanderling IV Biomedical Co-Investment Fund, L.P. owns 145,455 shares of Series D preferred stock; Sanderling Ventures Management FBO Fred A. Middleton owns 55,002 shares of common stock, 16,667 shares of Series A preferred stock and 1,289 shares of Series B preferred stock; Sanderling Management Company, LLC Retirement Trust FBO Robert G. McNeil owns 55,000 shares of common stock, 16,666 shares of Series A preferred stock and 1,289 shares of Series B preferred stock; Sanderling Venture Partners IV Co-Investment Fund, L.P. owns 72,727 shares of Series D preferred stock; Sanderling Venture Partners V Co-Investment Fund, L.P., owns 181,818 shares of Series D preferred stock. Dr. McNeil is a General Partner at Sanderling and has been a director of Aderis since 1994.
(2) Alliance Technology Ventures, L.P. owns 268,982 shares of common stock, 183,330 shares of Series A preferred stock, 489,275 shares of Series B preferred stock; ATV/MFJ Parallel Fund, L.P. owns 21,553 shares of common stock, 8,203 shares of Series A preferred stock and 38,896 shares of Series B preferred stock; ATV/GP Parallel Fund, L.P. owns 6,487 shares of Series A preferred stock and 25,118 shares of Series B preferred stock.
(3) Mac & Co. FBO New York Life Bio Venture Partners LLC owns 158,655 shares of Series D preferred stock; New York Life Insurance Company owns 104,881 shares of common stock, 132,013 shares of Series A preferred stock and 283,167 shares of Series B preferred stock.

(4) Schroder Ventures International Life Sciences Fund II LP1 owns 266,323 shares of Series D preferred stock; Schroder Ventures International Life Sciences Fund II LP2 owns 113,425 shares of Series D preferred stock; Schroder Ventures International Life Sciences Fund II LP3 owns 30,227 shares of Series D preferred stock; Schroder Ventures International Life Sciences Fund II Strategic Partners L.P. owns 4,109 shares of Series D preferred stock; Sitco Nominees Limited VC-01903 as Nominee of Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme owns 7,659 shares of Series D preferred stock and SV (Nominees) Limited as Nominee of Schroder Ventures Investments Limited owns 32,803 shares of Series D preferred stock. Mr. Garvey is the Chief Executive Officer and Managing Partner of Schroder Ventures Life Sciences and has been a director of Aderis since September 2001. Mr. Ross is a General Partner of Schroder Ventures Life Sciences and has been a director of Aderis since September 2001.

(5) Schwarz Pharma AG is our collaborator on Rotigotine-CDS.

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64

Related party transactions
--------------------------------------------------------------------------------


In connection with the above-described transactions and sales of our Series A preferred stock and Series B preferred stock, we entered into an agreement with the investors providing for registration rights with respect to the shares of common stock issuable upon conversion of the preferred stock. For more information, please see "Description of capital stock--Registration Rights."

We believe that the terms of all the above-described transactions were no less favorable than we could have obtained from unaffiliated third parties.

Stock option grants to our directors and executive officers are described in this prospectus under the heading "Management--Director Compensation" and "Management--Executive Compensation." In addition, we have severance obligations to certain of our executive officers, which are discussed under "Management--Severance and Other Agreements."

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors. See "Management--Limitations of Liability and Indemnification Matters" for more information regarding indemnification of our officers and directors.

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                                                                             65

--------------------------------------------------------------------------------

Principal stockholders

The following table sets forth certain information with respect to the beneficial ownership of our common stock on a fully-diluted basis as of March 31, 2002 and as adjusted to reflect the sale of our common stock offered by this prospectus by:

..   each of the individuals listed in the "Summary compensation table" above;

..   each of our directors;

..   each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock; and

..   all of our directors and officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2002 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.


Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 14,740,820 shares of common stock outstanding on March 31, 2002 and 20,607,671 shares of common stock outstanding after completion of this offering, including the 366,851 shares to be issued to the former Renalogic shareholders. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Aderis Pharmaceuticals, Inc., 85 Main Street, Hopkinton, Massachusetts 01748.



                                                                    Percent      Percent
                                                               beneficially beneficially
                                                     Number of        owned        owned
                                                        shares  before this   after this
Name of beneficial owner                                 owned     offering     offering
----------------------------------------------------------------------------------------
Five percent stockholders
  Entities affiliated with the Sanderling Group(1).. 2,646,406         18.0         12.8
   2730 Sand Hill Road, Suite 200
   Menlo Park, CA 94025
  Entities affiliated with the Alliance Group(2).... 1,530,197         10.4          7.4
   8995 Westside Parkway
   Alphretta, GA 30004
  Schwarz Pharma AG(3).............................. 1,146,144          7.8          5.6
   Alfred-Nobel-Strasse 10
   40789 Monheim, Germany
  Entities affiliated with New York Life(4)......... 1,053,543          7.1          5.1
   888 7th Avenue, 29th Floor
   New York, NY 10106
  Entities affiliated with Schroder(5)..............   755,253          5.1          3.7
   22 Church Street
   Hamilton, Bermuda HM11
  China Development Industrial Bank(6)..............   755,250          5.1          3.7
   125 Nanking East Road
   Section 5 Taipei 105
   Taiwan ROC 105
  International Biotechnology Trust PLC(7)..........   755,250          5.1          3.7
   71 Kinsway
   London, United Kingdom, WC2B 6ST


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66

Principal stockholders
--------------------------------------------------------------------------------


                                                       Percent      Percent
                                                  beneficially beneficially
                                           Number        owned        owned
                                        of shares  before this   after this
     Name of beneficial owner               owned     offering     offering
     ----------------------------------------------------------------------

     Directors and executive officers
       Robert McNeil, Ph.D.(8)......... 2,726,776         18.4         13.2
       Donald A. McAfee, Ph.D.(9)......   535,649          3.6          2.6
       James V. Peck(10)...............   391,635          2.7          1.9
       Noel J. Cusack(10)..............   391,635          2.7          1.9
       Gevork Minaskanian, Ph. D.(11)..   383,558          2.6          1.9
       Peter G. Savas(12)..............   251,200          1.7          1.2
       Stan M. Benson(13)..............    66,000            *            *
       Gary Frashier(13)...............    66,000            *            *
       Wayne I. Roe(13)................    66,000            *            *
       James Garvey(13)................    66,000            *            *
       Michael Ross, Ph.D.(13).........    66,000            *            *
       Kenneth L. Rice, Jr.(14)........    44,687            *            *
       William S. Wheeler, M.D.(14)....    44,687            *            *

     Executive officers and directors
       as a group(15).................. 5,099,827         33.3         24.1

--------
  * Less than 1% of the outstanding shares of common stock.

 (1) Includes 184,780 shares held by Sanderling III Biomedical, 241,681 shares held by Sanderling IV Biomedical Co-Investment Fund, L.P., 555,448 shares held by Sanderling III Limited Partnership, 84,626 shares held by Sanderling Management Company, LLC Retirement Trust FBO Robert G. McNeil, 1,070,446 shares held by Sanderling Venture Partners III, 120,840 shares held by Sanderling Venture Partners IV Co-Investment Fund, L.P., 302,100 shares held by Sanderling Venture Partners V Co-Investment Fund, L.P., 1,855 shares held by Sanderling Ventures Management, and 84,630 shares held by Sanderling Ventures Management FBO Fred A. Middleton. Sanderling Ventures is the managing general partner of the Sanderling entities. Robert G. McNeil and Fred A. Middleton are general partners of Sanderling Ventures and share voting and dispositive power over the shares held by Sanderling and its related entities, except as to Sanderling Venture Partners V Co-Investment Fund, L.P. Voting and dispositive power over the shares held by Sanderling Venture Partners V Co-Investment Fund, L.P. is shared by Robert G. McNeil, Fred A. Middleton and Timothy C. Mills.


 (2) Includes 1,378,781 shares held by Alliance Technology Ventures, L.P., 52,149 shares held by ATV/GP Parallel Fund, L.P., and 99,267 shares held by ATV/MFJ Parallel Fund, L.P. Michael A. Henos and Steven R. Flemings are general partners of these funds and share voting and dispositive power over these shares.




 (3) Voting and dispositive power for these shares is shared by the board of directors of Schwarz Pharma AG, consisting of Patrick Schwarz-Schutte, Klaus Langer, Klaus Veitinger, Jurgen Baumann, Iris Low-Friedrich and Detlef Thielgen.


 (4) Includes 789,929 shares held by New York Life Insurance Company and 263,614 shares held by Mac & Co. FBO New York Life Bio Venture Partners LLC. The beneficial owner of these shares is Perseus Soros
     BioPharmaceutical Fund. The investment committee of Perseus Soros BioPharmaceutical Fund consists of Dennis Purcell, Christopher Earl, Ph.D., Steven A. Elms, Andrew Schiff, M.D. and Keith Tarleton, all of whom share voting and dispositive power over these shares.


 (5) Includes 442,509 shares held by Schroder Ventures International Life Sciences Fund II LP1, 188,462 shares held by Schroder Ventures International Life Sciences Fund II LP2, 50,224 shares held by Schroder Ventures International Life Sciences Fund II LP3, 6,828 shares held by Schroder Ventures International Life Sciences Fund II Strategic Partners L.P., 12,726 shares held by Sitco Nominees Limited VC-01903 as Nominee of Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme and 54,504 shares held by SV (Nominees) Limited as Nominee of Schroder Ventures Investments Limited. Schroder Venture Managers Limited is the fund manager for the Schroder entities. The investment committee of Schroder Venture Managers Limited consists of Nichola Lawson, Gary Carr, Deborah Speight and Peter Everson, all of whom share voting and dispositive power over these shares.

 (6) Voting and dispositive power for these shares is shared by the board of directors and managing directors of China Development Industrial Bank. The board of directors consists of Liu Tai-Ying, Ph.D., Weng-Hsiung Sun, Carolyn Yeh Shih, Kou-I Yeh, Ming H. Chen, Ching-Jen Chen, Shin-I Lin, C.S. Chou, Ben Chen, Ching-Jing Sheen, William T. Lin, I. C. Liu, Cheng-Chau Kuo, Harvey Tang and Yi-Yi Tai. The managing directors consists of Chin Lin, Frank Chen, Min-Hsun Chen, Yung-San Lee, Ph.D., Sheng-Yann Lii and Benny T. Hu.

 (7) Voting and dispositive power for these shares is shared by the investment committee and the board of directors of International Biotechnology Trust PLC. The investment committee consists of Thomas Daniel and Kate Bingham. The board of directors consists of Andrew Barker, Alan Clifton, Peter Collacott, Alex Hammond-Chambers and Ian Macgregor.


 (8) Includes 99,000 shares of common stock and 66,000 shares issuable upon exercise of options which are currently exercisable. Also includes 2,561,776 shares held by Sanderling and its related entities. Does not include 84,630 shares held by Sanderling Ventures Management FBO Fred A. Middleton over which Fred A. Middleton has sole voting and dispositive control. Dr. McNeil is a general partner of Sanderling. In such capacity, Dr. McNeil may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Sanderling and its related entities. Dr. McNeil disclaims beneficial ownership of the shares held by Sanderling within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934.




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                                                                             67

Principal stockholders
--------------------------------------------------------------------------------


 (9) Includes 529,118 shares of common stock. Also includes 6,531 shares of common stock issuable upon exercise of options. Does not include options to purchase 21,226 shares of common stock which are not exercisable within 60 days of this table.


(10) Includes 387,176 shares of common stock. Also includes 4,459 shares of common stock issuable upon exercise of options. Does not include options to purchase 10,140 shares of common stock which are not exercisable within 60 days of this table.




(11) Includes 380,125 shares of common stock. Also includes 3,433 shares of common stock issuable upon exercise of options. Does not include options to purchase 5,842 shares of common stock which are not exercisable within 60 days of this table.


(12) Includes 165,215 shares of common stock. Also includes 85,985 shares issuable upon exercise of options. Does not include options to purchase 574,446 shares of common stock which are not exercisable within 60 days of this table.


(13) Includes 66,000 shares issuable upon exercise of options.


(14) Includes 44,687 shares issuable upon exercise of options. Does not include options to purchase 161,563 shares of common stock which are not exercisable within 60 days of this table.


(15) Includes 590,241 shares issuable upon exercise of options. Does not include options to purchase 944,920 shares of common stock which are not exercisable within 60 days of this table. Please also see footnote 8, as applicable.

--------------------------------------------------------------------------------


Description of capital stock

The following description of the material terms of our capital stock is qualified by reference to our amended and restated certificate of incorporation, the amended and restated investors' rights agreement, the amended and restated stockholders rights agreement and applicable law. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

GENERAL


Upon completion of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.001 per share, 20,621,938 of which will be issued and outstanding and 5,000,000 shares of preferred stock, par value $0.001 per share, none of which will be outstanding.


COMMON STOCK

As of December 31, 2001, there were 2,961,478 shares of common stock outstanding held of record by 20 stockholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders and are not entitled to cumulate their votes in election of directors. All shares of common stock rank equally as to voting and all other matters. Subject to the prior rights of holders of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for payment. Such dividends may be paid in cash, property, or shares of common stock. The shares of our common stock have no preemptive or conversion rights, no redemption or sinking fund provisions and are not liable for further call or assessment. The outstanding shares of our common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued fully paid and non-assessable.

PREFERRED STOCK

Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Aderis. We have no present plans to issue any shares of preferred stock.

WARRANTS

As of December 31, 2001, we had outstanding a warrant to purchase 225,060 shares of common stock at an exercise price of $3.64 per share, which expires on March 30, 2006. This warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

REGISTRATION RIGHTS


Upon the completion of this offering, assuming exercise of all outstanding warrants, the holders of 11,167,053 shares of common stock or their transferees will be entitled to rights to register these shares


--------------------------------------------------------------------------------

Description of capital stock
--------------------------------------------------------------------------------

under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of common stock. In addition, the holders of these shares may require us, at our expense and on not more than two occasions at any time beginning approximately six months from the date of the closing of this offering, to file a registration statement under the Securities Act covering their shares of common stock, and we will be required to use our best efforts to have the registration statement declared effective. Further, the holders may require us at our expense to register their shares on Form S-3 when this form becomes available. These rights shall terminate on the earlier of five years after the effective date of this offering, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period. Attached to these registration rights are conditions and limitations, including the right of the underwriters to limit the number of shares included in the registration statement.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND CHARTER
PROVISIONS

In general, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

..   prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

..   upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

..   on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

..   any merger or consolidation involving the corporation and the interested stockholder;

..   any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

..   in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
    or

..   the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% of more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our certificate of incorporation

--------------------------------------------------------------------------------

Description of capital stock
--------------------------------------------------------------------------------


provides that all stockholder actions upon completion of this offering must be effected at a duly called meeting of holders and not by a consent in writing. Second, our bylaws provide that special meetings of the holders may be called only by the chairman of the board of directors, the chief executive officer, or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Third, our certificate of incorporation provides that our board of directors can issue up to 5,000,000 shares of preferred stock, as described under "--Preferred Stock" above. Finally, our bylaws establish procedures, including advance notice procedures with regard to the nomination of candidates for election as directors and stockholder proposals. These provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in our control or management.


NATIONAL MARKET LISTING

We have applied for listing of our common stock on the Nasdaq Stock Market's National Market under the symbol "ADPX."

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Shares eligible for future sale


We will have 20,621,938 shares of our common stock outstanding after the completion of this offering (21,446,938 shares if the underwriters' overallotment is exercised in full). Of those shares, the 5,500,000 shares of common stock sold in the offering (6,325,000 shares if the underwriters' overallotment option is exercised in full) will be freely transferable without restriction, unless purchased by persons deemed to be our "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144. The remaining 15,121,938 shares of common stock to be outstanding immediately following the completion of this offering are "restricted," which means they were originally sold in offerings that were not registered under the Securities Act. These restricted shares may only be sold through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144 promulgated under the Securities Act. As of the effective date of this offering, all of our officers, directors and certain other security holders have entered into lock-up agreements pursuant to which they have agreed, subject to limited exceptions, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of UBS Warburg LLC. See "Underwriting." After the 180-day lock-up period, these shares may be sold in accordance with Rule 144.



After the offering, the holders of shares of our common stock (including 225,060 shares issuable upon exercise of outstanding warrants) will be entitled to registration rights. For more information on these registration rights, see "Description of capital stock--Registration rights."


In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares of our common stock for one year or more, may sell in the open market within any three-month period a number of shares that does not exceed the greater of:


..   one percent of the then outstanding shares of our common stock
    (approximately 206,219 shares immediately after the offering); or


..   the average weekly trading volume in the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and the availability or our current public information. A person (or persons whose shares are aggregated) who is deemed not to have been our affiliate at any time during the 90 days preceding a sale by him and who has beneficially owned his shares for at least two years, may sell the shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information we refer to above.

Any of our employees, officers, directors or consultants who purchased his or her shares before the date of completion of this offering or who holds options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after completion of this offering.

--------------------------------------------------------------------------------

Shares eligible for future sale
--------------------------------------------------------------------------------

Holders of all of our outstanding common stock have entered into the contractual "lock up" agreements described in "Underwriting." As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be available beginning 181 days after the date of this prospectus, subject in some cases to certain volume limitations.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, CIBC World Markets Corp, RBC Dain Rauscher Inc. and Gerard Klauer Mattison & Co., Inc. are the representatives of the underwriters.

Underwriters                            Number of shares
--------------------------------------------------------
UBS Warburg LLC........................
CIBC World Markets Corp................
RBC Dain Rauscher Inc..................
Gerard Klauer Mattison & Co., Inc......
                                               ---------
   Total...............................        5,500,000
                                               =========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional 825,000 shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 825,000 shares.

                    No exercise Full exercise
---------------------------------------------
Per share..........           $             $
   Total...........           $             $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $        .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $        per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $        per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

We, our directors, officers and our stockholders holding approximately 98% shares of our common stock in the aggregate have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.


We and the underwriters have made available a copy of the preliminary prospectus, in electronic format, to qualified investors through a password-protected online service. In addition, UBS Warburg LLC has made available a copy of the preliminary prospectus, in electronic format, to its qualified institutional customers at a password-protected portion of its web site. These facilities will not be used to receive indications of interest or consummate online sales.


--------------------------------------------------------------------------------

Underwriting
--------------------------------------------------------------------------------


The underwriters have reserved for sale, at the initial public offering price, up to 275,000 shares of our common stock being offered, for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

..   the information set forth in this prospectus and otherwise available to the representatives;

..   the history and the prospects for the industry in which we compete;

..   the ability of our management;

..   our prospects for future earnings, the present state of our development, and our current financial position;

..   the general condition of the securities markets at the time of this offering; and

..   the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins, Costa Mesa, California. Dewey Ballantine LLP, New York, New York is counsel for the underwriters in connection with this offering.

Experts

The financial statements of Aderis Pharmaceuticals, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 and financial statements of Renalogics, Inc. as of June 21, 1999 and December 31, 1999 and for the year ended December 31, 1998, for the period from January 1, 1999 to June 21, 1999 and for the period from inception (September 10, 1996) to June 24, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Change in independent auditors

In November 2000, we dismissed Ernst & Young LLP as our independent auditors and retained Arthur Andersen LLP. Our board of directors approved the decision to change independent auditors. We had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statements disclosure, or auditing scope of procedures during our two most recent fiscal years and interim period prior to our change in independent auditors, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference to the matter in their report.

Where you can find more information

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information regarding us and our shares of common stock to be sold in this offering, please refer to the registration statement.

You may read and copy all or any portion of the registration statement or any other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the Registration Statement, are also available to you on the Securities and Exchange Commission's website (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


About this prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

INDEX TO FINANCIAL STATEMENTS

                                                                                                  Page
ADERIS PHARMACEUTICALS, INC.                                                                      ----
Report of Independent Public Accountants....................................................       F-1

Consolidated Balance Sheets as of December 31, 2000 and 2001 and Pro Forma as of
  December 31, 2001 (unaudited).............................................................       F-2

Consolidated Statements of Operations for the Years Ended December 31, 1999, 2000 and
  2001 and for the Period from Inception (April 22, 1994) to December 31, 2001..............       F-3

Consolidated Statement of Convertible Preferred Stock and Stockholders' Equity (Deficit) for
  the Period from Inception (April 22, 1994) to December 31, 2001...........................   F-4-F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1999, 2000 and
  2001 and for the Period from Inception (April 22, 1994) to December 31, 2001..............       F-6

Notes to Consolidated Financial Statements..................................................  F-7-F-26

RENALOGICS, INC.
Report of Independent Public Accountants....................................................      F-27

Balance Sheets as of December 31, 1998 and June 21, 1999....................................      F-28

Statements of Operations for the Year Ended December 31, 1998, Period from January 1,
  1999 to June 21, 1999 and Period from Inception (September 10, 1996) to June 21, 1999.....      F-29

Statement of Redeemable Convertible Preferred Stock and Stockholders' Deficit for the Period
  from Inception (September 10, 1996) to June 21, 1999......................................      F-30

Statement of Cash Flows for the Year Ended December 31, 1998, Period from January 1,
  1999 to June 21, 1999, and Period from Inception (September 10, 1996) to
  June 21, 1999.............................................................................      F-31

Notes to Financial Statements............................................................... F-32-F-36

--------------------------------------------------------------------------------

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Aderis Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Aderis Pharmaceuticals, Inc. (a Delaware Corporation) (formerly Discovery Therapeutics, Inc.) as of December 31, 2000 and 2001 and the related consolidated statements of operations, convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001 and for the period from inception (April 22, 1994) through December 31, 2001. These financial statements are the responsibility of Aderis Pharmaceuticals, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aderis Pharmaceuticals, Inc. as of December 31, 2000 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001 and for the period from inception (April 22, 1994) to December 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                          /S/  ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 25, 2002

--------------------------------------------------------------------------------
                                                                            F-1

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)


CONSOLIDATED BALANCE SHEETS


                                                                                 December 31,            Pro Forma
                                                                          --------------------------  December 31,
                                                                                  2000          2001          2001
-------------------------------------------------------------------------------------------------------------------
Assets                                                                                                  (unaudited)
Current Assets:
   Cash and cash equivalents............................................. $  4,118,162  $ 42,820,944  $ 42,820,944
   Prepaid expenses and other current assets.............................        2,273       152,497       152,497
                                                                          ------------  ------------  ------------
      Total current assets...............................................    4,120,435    42,973,441    42,973,441
Property and Equipment, net..............................................       36,638       365,058       365,058
Other Assets.............................................................       17,960       123,500       123,500
                                                                          ------------  ------------  ------------
                                                                          $  4,175,033  $ 43,461,999  $ 43,461,999
                                                                          ============  ============  ============
Liabilities And Stockholders' Equity (Deficit)
Current Liabilities:.....................................................
   Accounts payable...................................................... $     29,973  $    169,774  $    169,774
   Accrued expenses and other current liabilities........................      872,599     1,975,674     1,975,674
   Deferred revenues.....................................................    1,829,093            --            --
                                                                          ------------  ------------  ------------
      Total current liabilities..........................................    2,731,665     2,145,448     2,145,448
                                                                          ------------  ------------  ------------
Commitments and Contingencies (Note 4)
Convertible Preferred Stock, $0.001 par value:
   Undesignated convertible preferred stock--
    Authorized--203,647 shares
    Issued and outstanding--none.........................................           --            --            --
   Series A convertible preferred stock--
    Authorized--666,667 shares
    Issued and outstanding--666,667 shares at December 31, 2000 and
     2001 and no shares pro forma........................................      480,303       480,303            --
   Series B convertible preferred stock--
    Authorized--1,500,000 shares
    Issued and outstanding--1,316,909 shares at December 31, 2000 and
     2001 and no shares pro forma........................................    7,844,443     7,844,443            --
   Series C convertible preferred stock--
    Authorized--538,776 shares
    Issued and outstanding--538,776 shares at December 31, 2000 and
     2001, and no shares pro forma.......................................    5,484,110     5,484,110            --
   Series D convertible preferred stock--
    Authorized--4,090,910 shares
    Issued and outstanding--no shares and 4,076,834 shares at December
     31, 2000 and 2001, respectively, no shares pro forma................           --    42,406,576            --
Stockholders' Equity (Deficit):
Common stock, $0.001 par value--
   Authorized--50,000,000 shares
   Issued and outstanding--2,661,178 shares, 2,961,478 shares and
    14,270,322 shares at December 31, 2000 and 2001, and pro forma,
    respectively.........................................................        2,661         2,961        14,270
Additional paid-in capital...............................................    2,103,114    15,321,587    76,294,773
Deferred compensation....................................................     (964,978)   (5,636,169)   (5,636,169)
Deficit accumulated during the development stage.........................  (13,506,285)  (24,587,260)  (29,356,323)
                                                                          ------------  ------------  ------------
      Total stockholders' equity (deficit)...............................  (12,365,488)  (14,898,881)   41,316,551
                                                                          ------------  ------------  ------------
                                                                          $  4,175,033  $ 43,461,999  $ 43,461,999
                                                                          ============  ============  ============


The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
F-2

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                  For the
                                                                                              period from
                                                                                                inception
                                                                For the year ended             (April 22,
                                                                   December 31,                  1994) to
                                                      -------------------------------------  December 31,
                                                         1999        2000          2001              2001

----------------------------------------------------------------------------------------------------------

Revenues:
    License fees and collaboration revenues(a)
     (Note 10)....................................... $6,850,560  $ 2,967,071  $  5,829,093  $ 20,117,603
    Grant revenues...................................         --           --            --       150,000
                                                      ----------  -----------  ------------  ------------
       Total revenues................................  6,850,560    2,967,071     5,829,093    20,267,603
                                                      ----------  -----------  ------------  ------------
Costs and Expenses:
    Research and development(a)(b)(Note 10)..........  4,605,177    5,116,510     6,006,576    24,900,993
    General and administrative(b)....................    814,575    2,040,592     3,926,586     9,556,203
    Stock-based compensation(b)......................     16,460      230,603     7,248,881     7,511,665
    Royalty expense..................................    363,392       48,372       617,907     2,015,400
    Write-offs of purchased technology...............         --      724,242            --       724,242
    In-Process research and development write-offs...         --           --            --       309,503
                                                      ----------  -----------  ------------  ------------
       Total operating expenses......................  5,799,604    8,160,319    17,799,950    45,018,006
                                                      ----------  -----------  ------------  ------------
       Income (loss) from operations.................  1,050,956   (5,193,248)  (11,970,857)  (24,750,403)
                                                      ----------  -----------  ------------  ------------
Other Income (Expense):
    Interest income..................................     79,673      246,877       889,882     1,334,993
    Other income.....................................     16,476        3,848            --        49,254
    Interest expense.................................    (74,577)          --            --      (790,882)
                                                      ----------  -----------  ------------  ------------
       Total other income............................     21,572      250,725       889,882       593,365
       Income (loss) before income taxes.............  1,072,528   (4,942,523)  (11,080,975)  (24,157,038)
Provision for Income Taxes...........................         --           --            --       430,222
                                                      ----------  -----------  ------------  ------------
       Net income (loss)............................. $1,072,528  $(4,942,523) $(11,080,975) $(24,587,260)
                                                      ==========  ===========  ============  ============
Net income (loss) per share  (Note 2(k))--
    Basic............................................ $     0.47  $     (1.87) $      (3.97)
                                                      ==========  ===========  ============
    Diluted.......................................... $     0.20  $     (1.87) $      (3.97)
                                                      ==========  ===========  ============
    Pro forma basic and diluted......................                          $      (0.93)
                                                                               ============
Weighted average shares outstanding--
    Basic............................................  2,287,800    2,637,726     2,790,255
                                                      ==========  ===========  ============
    Diluted..........................................  5,369,358    2,637,726     2,790,255
                                                      ==========  ===========  ============
    Pro forma basic and diluted......................                            11,920,936
                                                                               ============
(a)The following summarizes revenues and expenses
 from related parties:
    License fees and collaboration revenues.......... $3,133,935  $   673,019  $  4,000,000  $  9,243,342
    Research and development expenses................ $       --  $ 1,500,000  $         --  $  1,500,000
(b)The following summarizes the departmental
 allocation of the stock-based compensation charge:
    Research and development......................... $   16,460  $    32,297  $    777,153  $    841,631
    General and administrative.......................         --      198,306     6,471,728     6,670,034
                                                      ----------  -----------  ------------  ------------
       Total stock-based compensation................ $   16,460  $   230,603  $  7,248,881  $  7,511,665
                                                      ==========  ===========  ============  ============


The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
                                                                            F-3

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                     Preferred Stock
                                           -------------------------------------------------------------------
                                               Series A          Series B         Series C        Series D
                                             Convertible       Convertible       Convertible     Convertible     Common Stock
                                           ---------------- ------------------ --------------- --------------- ----------------
                                           Number           Number             Number          Number
                                             of    Carrying   of     Carrying    of   Carrying   of   Carrying  Number
                                           shares   value   shares    value    shares  value   shares  value   of shares Value
                                           ------- -------- ------- ---------- ------ -------- ------ -------- --------- ------
Issuance of common stock (April 22,
 1994)....................................      -- $     --      -- $       --     --     $ --   --    $  --   1,663,758 $1,664
Issuance of Series A convertible preferred
 stock, net of issuance costs of $19,967.. 666,667  480,303      --         --     --       --   --       --          --     --
Net loss..................................      --       --      --         --     --       --   --       --          --     --
                                           ------- -------- ------- ---------- ------ -------- ------  -----   --------- ------
Balance, December 31, 1994................ 666,667  480,303      --         --     --       --   --       --   1,663,758  1,664
Issuance of Series B convertible preferred
 stock, net of issuance costs of $57,012..      --       -- 430,583  2,526,486     --       --   --       --          --     --
Issuance of Series B convertible preferred
 stock upon conversion of debt............      --       -- 191,651  1,149,907     --       --   --       --          --     --
Issuance of Series B convertible preferred
 stock as payment for services............      --       --  16,667    100,002     --       --   --       --          --     --
Issuance of common stock..................      --       --      --         --     --       --   --       --     132,000    132
Net loss..................................      --       --      --         --     --       --   --       --          --     --
                                           ------- -------- ------- ---------- ------ -------- ------  -----   --------- ------
Balance, December 31, 1995................ 666,667  480,303 638,901  3,776,395     --       --   --       --   1,795,758  1,796
Net loss..................................      --       --      --         --     --       --   --       --          --     --
                                           ------- -------- ------- ---------- ------ -------- ------  -----   --------- ------
Balance, December 31, 1996................ 666,667  480,303 638,901  3,776,395     --       --   --       --   1,795,758  1,796
Stock-based compensation expense related
 to options granted to nonemployees.......      --       --      --         --     --       --   --       --          --     --
Net loss..................................      --       --      --         --     --       --   --       --          --     --
                                           ------- -------- ------- ---------- ------ -------- ------  -----   --------- ------
Balance, December 31, 1997................ 666,667  480,303 638,901  3,776,395     --       --   --       --   1,795,758  1,796
Stock-based compensation expense related
 to options granted to nonemployees.......      --       --      --         --     --       --   --       --          --     --
Exercise of stock options.................      --       --      --         --     --       --   --       --      24,750     24
Net income................................      --       --      --         --     --       --   --       --          --     --
                                           ------- -------- ------- ---------- ------ -------- ------  -----   --------- ------
Balance, December 31, 1998................ 666,667  480,303 638,901  3,776,395     --       --   --       --   1,820,508  1,820
Issuance of Series B convertible preferred
 stock and common stock in connection
 with acquisition of Renalogics, Inc......      --       -- 178,008  1,068,048     --       --   --       --     256,570    257
Issuance of Series B convertible preferred
 stock and common stock upon
 conversion of debt.......................      --       -- 500,000  3,000,000     --       --   --       --     453,750    454
Stock-based compensation expense related
 to options granted to nonemployees.......      --       --      --         --     --       --   --       --          --     --
Exercise of stock options.................      --       --      --         --     --       --   --       --     122,100    122
Net income................................      --       --      --         --     --       --   --       --          --     --
                                           ------- -------- ------- ---------- ------ -------- ------  -----   --------- ------



                                                                     Deficit
                                                                   accumulated      Total
                                           Additional              during the   stockholders'
                                            paid-in     Deferred   development     equity
                                            capital   compensation    stage       (deficit)
                                           ---------- ------------ -----------  -------------
Issuance of common stock (April 22,
 1994)....................................  $  8,419      $ --     $        --   $    10,083
Issuance of Series A convertible preferred
 stock, net of issuance costs of $19,967..        --        --              --            --
Net loss..................................        --        --      (1,447,600)   (1,447,600)
                                            --------  ------------ -----------   -----------
Balance, December 31, 1994................     8,419        --      (1,447,600)   (1,437,517)
Issuance of Series B convertible preferred
 stock, net of issuance costs of $57,012..        --        --              --            --
Issuance of Series B convertible preferred
 stock upon conversion of debt............        --        --              --            --
Issuance of Series B convertible preferred
 stock as payment for services............        --        --              --            --
Issuance of common stock..................     3,868        --              --         4,000
Net loss..................................        --        --      (1,937,071)   (1,937,071)
                                            --------  ------------ -----------   -----------
Balance, December 31, 1995................    12,287        --      (3,384,671)   (3,370,588)
Net loss..................................        --        --      (3,391,859)   (3,391,859)
                                            --------  ------------ -----------   -----------
Balance, December 31, 1996................    12,287        --      (6,776,530)   (6,762,447)
Stock-based compensation expense related
 to options granted to nonemployees.......     9,821        --              --         9,821
Net loss..................................        --        --      (2,939,024)   (2,939,024)
                                            --------  ------------ -----------   -----------
Balance, December 31, 1997................    22,108        --      (9,715,554)   (9,691,650)
Stock-based compensation expense related
 to options granted to nonemployees.......     5,900        --              --         5,900
Exercise of stock options.................       726        --              --           750
Net income................................        --        --          79,264        79,264
                                            --------  ------------ -----------   -----------
Balance, December 31, 1998................    28,734        --      (9,636,290)   (9,605,736)
Issuance of Series B convertible preferred
 stock and common stock in connection
 with acquisition of Renalogics, Inc......    93,041        --              --        93,298
Issuance of Series B convertible preferred
 stock and common stock upon
 conversion of debt.......................   739,878        --              --       740,332
Stock-based compensation expense related
 to options granted to nonemployees.......    16,460        --              --        16,460
Exercise of stock options.................    29,178        --              --        29,300
Net income................................        --        --       1,072,528     1,072,528
                                            --------  ------------ -----------   -----------

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
F-4

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                                        Preferred Stock
                                 ---------------------------------------------------------------------------------------------
                                       Series A
                                     Convertible        Series B Convertible    Series C Convertible    Series D Convertible
                                 -------------------  -----------------------  ---------------------  ------------------------
                                  Number                                        Number
                                    of     Carrying   Number of    Carrying       of      Carrying    Number of     Carrying
                                  shares    value      shares       value       shares     value       shares        value
                                 --------  ---------  ----------  -----------  --------  -----------  ----------  ------------
Balance, December 31, 1999......  666,667  $ 480,303   1,316,909  $ 7,844,443        --  $        --          --   $         --
Issuance of Series C convertible
 preferred stock, net of
 issuance costs of $16,793......       --         --          --           --   538,776    5,484,110          --            --
Stock-based compensation
 expense related to options
 granted to nonemployees........       --         --          --           --        --           --          --            --
Deferred compensation on
 stock options..................       --         --          --           --        --           --          --            --
Amortization of deferred
 compensation...................       --         --          --           --        --           --          --            --
Stock-based compensation
 expense related to
 acceleration of employee
 stock options..................       --         --          --           --        --           --          --            --
Exercise of stock options.......       --         --          --           --        --           --          --            --
Net loss........................       --         --          --           --        --           --          --            --
                                 --------  ---------  ----------  -----------  --------  -----------  ----------  ------------
Balance, December 31, 2000......  666,667    480,303   1,316,909    7,844,443   538,776    5,484,110          --            --
Issuance of Series D convertible
 preferred stock, net of
 issuance costs of $2,438,598...       --         --          --           --        --           --   4,076,834    42,406,576
Stock-based compensation
 expense related to options
 granted to nonemployees........       --         --          --           --        --           --          --            --
Deferred compensation on
 stock options..................       --         --          --           --        --           --          --            --
Amortization of deferred
 compensation...................       --         --          --           --        --           --          --            --
Acceleration of vesting of stock
 options........................       --         --          --           --        --           --          --            --
Stock-based compensation
 expense related to cashless
 exercise.......................       --         --          --           --        --           --          --            --
Exercise of stock options.......       --         --          --           --        --           --          --            --
Net loss........................       --         --          --           --        --           --          --            --
                                 --------  ---------  ----------  -----------  --------  -----------  ----------  ------------
Balance, December 31, 2001......  666,667    480,303   1,316,909    7,844,443   538,776    5,484,110   4,076,834    42,406,576
Conversion of convertible
 preferred stock to common
 stock (unaudited).............. (666,667)  (480,303) (1,316,909)  (7,844,443) (538,776)  (5,484,110) (4,076,834)  (42,406,576)
Issuance of contingent shares to
 former Renalogics, Inc.
 stockholders (unaudited).......       --         --          --           --        --           --          --            --
                                 --------  ---------  ----------  -----------  --------  -----------  ----------  ------------
Balance, Pro Forma December
 31, 2001 (unaudited)...........       --  $      --          --  $        --        --  $        --          --  $         --
                                 ========  =========  ==========  ===========  ========  ===========  ==========  ============





                                    Common Stock                                Deficit
                                 ------------------                           accumulated       Total
                                                    Additional                during the    stockholders'
                                 Number of           paid-in      Deferred    development      equity
                                  shares     Value   capital    compensation     stage        (deficit)
                                 ---------- ------- ----------- ------------  ------------  -------------
Balance, December 31, 1999......  2,652,928 $ 2,653 $   907,291 $         --  $ (8,563,762) $ (7,653,818)
Issuance of Series C convertible
 preferred stock, net of
 issuance costs of $16,793......         --      --          --           --            --            --
Stock-based compensation
 expense related to options
 granted to nonemployees........         --      --      23,154                         --        23,154
Deferred compensation on
 stock options..................         --      --   1,109,313   (1,109,313)           --            --
Amortization of deferred
 compensation...................         --      --          --      144,335            --       144,335
Stock-based compensation
 expense related to
 acceleration of employee
 stock options..................         --      --      63,114           --            --        63,114
Exercise of stock options.......      8,250       8         242           --            --           250
Net loss........................         --      --          --           --    (4,942,523)   (4,942,523)
                                 ---------- ------- ----------- ------------  ------------  ------------
Balance, December 31, 2000......  2,661,178   2,661   2,103,114     (964,978)  (13,506,285)  (12,365,488)
Issuance of Series D convertible
 preferred stock, net of
 issuance costs of $2,438,598...         --      --   1,238,701           --            --     1,238,701
Stock-based compensation
 expense related to options
 granted to nonemployees........         --      --     230,082           --            --       230,082
Deferred compensation on
 stock options..................         --      --  10,757,341  (10,757,341)           --            --
Amortization of deferred
 compensation...................         --      --          --    6,086,150            --     6,086,150
Acceleration of vesting of stock
 options........................         --      --     743,536           --            --       743,536
Stock-based compensation
 expense related to cashless
 exercise.......................    135,300     135     188,978           --            --       189,113
Exercise of stock options.......    165,000     165      59,835           --            --        60,000
Net loss........................         --      --          --           --   (11,080,975)  (11,080,975)
                                 ---------- ------- ----------- ------------  ------------  ------------
Balance, December 31, 2001......  2,961,478   2,961  15,321,587   (5,636,169)  (24,587,260)  (14,898,881)
Conversion of convertible
 preferred stock to common
 stock (unaudited).............. 10,941,993  10,942  56,204,490           --            --    56,215,432
Issuance of contingent shares to
 former Renalogics, Inc.
 stockholders (unaudited).......    366,851     367   4,768,696           --    (4,769,063)           --
                                 ---------- ------- ----------- ------------  ------------  ------------
Balance, Pro Forma December
 31, 2001 (unaudited)........... 14,270,322 $14,270 $76,294,773 $ (5,636,169) $(29,356,323) $ 41,316,551
                                 ========== ======= =========== ============  ============  ============


The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
                                                                            F-5

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)


CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                 For the year ended December 31,
                                                                             --------------------------------------
                                                                                    1999         2000          2001
-----------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
 Net income (loss).......................................................... $ 1,072,528  $(4,942,523) $(11,080,975)
 Adjustments to reconcile net income (loss) to net cash provided by (used
  in) operating activities--
   Noncash interest on convertible notes....................................      74,577           --            --
   Write-off of purchased technology........................................          --      724,242            --
   Depreciation and amortization............................................     282,483      501,958        60,978
   Stock-based compensation expense related to options to employees
    and nonemployees........................................................      16,460      230,603     7,248,881
   Issuance of Series B convertible preferred stock to vendor for services
    performed...............................................................          --           --            --
   Changes in operating assets and liabilities--
    Accounts receivable.....................................................     889,667       83,333            --
    Prepaids and other current assets.......................................     (39,507)      61,267      (150,224)
    Income tax refund receivable............................................     (52,500)      52,500            --
    Other assets............................................................          --      (17,960)     (105,540)
    Accounts payable........................................................      (7,927)    (279,213)      139,801
    Accrued expenses and other current liabilities..........................    (153,857)     749,596     1,103,075
    Deferred revenues.......................................................  (3,216,193)    (141,596)   (1,829,093)
                                                                             -----------  -----------  ------------
      Net cash used in operating activities.................................  (1,134,269)  (2,977,793)   (4,613,097)
                                                                             -----------  -----------  ------------
Cash Flows from Investing Activities
 Purchases of property and equipment........................................     (19,124)     (28,740)     (389,398)
 Purchase of Whitby Research, net of cash acquired..........................          --           --            --
 Purchase of Renalogics, Inc., net of cash acquired.........................    (311,416)          --            --
                                                                             -----------  -----------  ------------
      Net cash used in investing activities.................................    (330,540)     (28,740)     (389,398)
                                                                             -----------  -----------  ------------
Cash Flows from Financing Activities
 Net proceeds from issuance of Series A convertible preferred stock.........          --           --            --
 Net proceeds from issuance of Series B convertible preferred stock.........          --           --            --
 Net proceeds from issuance of Series C convertible preferred stock.........          --    5,484,110            --
 Net proceeds from issuance of Series D convertible preferred stock.........          --           --    43,645,277
 Proceeds from notes payable to stockholders................................          --           --            --
 Proceeds from issuance of common stock.....................................          --           --            --
 Proceeds from exercise of common stock options.............................      29,300          250        60,000
                                                                             -----------  -----------  ------------
      Net cash provided by financing activities.............................      29,300    5,484,360    43,705,277
                                                                             -----------  -----------  ------------
Net Increase (Decrease) in Cash and Cash Equivalents........................  (1,435,509)   2,477,827    38,702,782
Cash and Cash Equivalents, beginning of period..............................   3,075,844    1,640,335     4,118,162
                                                                             -----------  -----------  ------------
Cash and Cash Equivalents, end of period.................................... $ 1,640,335  $ 4,118,162  $ 42,820,944
                                                                             ===========  ===========  ============
Supplemental Cash Flow Information
 Cash paid for income taxes................................................. $        --  $        --  $         --
                                                                             ===========  ===========  ============
Supplemental Disclosure of Noncash Investing and
 Financing Activities
 Issuance of Series B convertible preferred stock and common stock upon
  conversion of notes payable............................................... $ 3,740,332  $        --  $         --
                                                                             ===========  ===========  ============
Net Cash Paid for the Acquisitions
 Fair value of assets....................................................... $ 1,487,610  $        --  $         --
 Fair value of common stock issued..........................................  (1,161,346)          --            --
                                                                             -----------  -----------  ------------
 Cash paid..................................................................     326,264           --            --
 Less--cash acquired........................................................     (14,848)          --            --
                                                                             -----------  -----------  ------------
   Net cash paid for the acquisitions....................................... $   311,416  $        --  $         --
                                                                             ===========  ===========  ============

                                                                                  For the
                                                                              period from
                                                                                inception
                                                                               (April 22,
                                                                                 1994) to
                                                                             December 31,
                                                                                     2001
------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
 Net income (loss).......................................................... $(24,587,260)
 Adjustments to reconcile net income (loss) to net cash provided by (used
  in) operating activities--
   Noncash interest on convertible notes....................................      790,239
   Write-off of purchased technology........................................    1,033,746
   Depreciation and amortization............................................    1,051,511
   Stock-based compensation expense related to options to employees
    and nonemployees........................................................    7,511,665
   Issuance of Series B convertible preferred stock to vendor for services
    performed...............................................................      100,002
   Changes in operating assets and liabilities--
    Accounts receivable.....................................................           --
    Prepaids and other current assets.......................................     (152,497)
    Income tax refund receivable............................................           --
    Other assets............................................................     (123,500)
    Accounts payable........................................................      169,775
    Accrued expenses and other current liabilities..........................    1,975,674
    Deferred revenues.......................................................           --
                                                                             ------------
      Net cash used in operating activities.................................  (12,230,645)
                                                                             ------------
Cash Flows from Investing Activities
 Purchases of property and equipment........................................     (477,554)
 Purchase of Whitby Research, net of cash acquired..........................     (500,000)
 Purchase of Renalogics, Inc., net of cash acquired.........................     (311,416)
                                                                             ------------
      Net cash used in investing activities.................................   (1,288,970)
                                                                             ------------
Cash Flows from Financing Activities
 Net proceeds from issuance of Series A convertible preferred stock.........      480,303
 Net proceeds from issuance of Series B convertible preferred stock.........    2,526,486
 Net proceeds from issuance of Series C convertible preferred stock.........    5,484,110
 Net proceeds from issuance of Series D convertible preferred stock.........   43,645,277
 Proceeds from notes payable to stockholders................................    4,100,000
 Proceeds from issuance of common stock.....................................       14,083
 Proceeds from exercise of common stock options.............................       90,300
                                                                             ------------
      Net cash provided by financing activities.............................   56,340,559
                                                                             ------------
Net Increase (Decrease) in Cash and Cash Equivalents........................   42,820,944
Cash and Cash Equivalents, beginning of period..............................           --
                                                                             ------------
Cash and Cash Equivalents, end of period.................................... $ 42,820,944
                                                                             ============
Supplemental Cash Flow Information
 Cash paid for income taxes................................................. $    354,222
                                                                             ============
Supplemental Disclosure of Noncash Investing and
 Financing Activities
 Issuance of Series B convertible preferred stock and common stock upon conversion of notes payable............................................... $  4,890,239
                                                                             ============
Net Cash Paid for the Acquisitions
 Fair value of assets....................................................... $  1,987,610
 Fair value of common stock issued..........................................   (1,161,346)
                                                                             ------------
 Cash paid..................................................................      826,264
 Less--cash acquired........................................................      (14,848)
                                                                             ------------
   Net cash paid for the acquisitions....................................... $    811,416
                                                                             ============

The accompanying notes are an integral part of these consolidated financial statements.


--------------------------------------------------------------------------------
F-6

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



(1)  OPERATIONS

Discovery Therapeutics, Inc. (Discovery) was incorporated in Delaware on April 22, 1994 to acquire, on April 25, 1994, a research business from Whitby, Inc., a pharmaceutical company. On January 4, 2002, Discovery changed its name to Aderis Pharmaceuticals, Inc. (the Company). The Company expanded its business through the acquisition in June 1999 of Renalogics, Inc. (Renalogics), a company engaged in the development and commercialization of products for treatment of glumorolonephritis and other diseases (see Note 11). The Company's primary activity is to engage in the discovery and development of its portfolio compounds and the subsequent commercialization of products utilizing these compounds. These compounds represent therapeutics for disease states where there is a significant medical need, including Parkinson's disease, cardiac disease, and other disorders. To date, the Company's principal activities have involved obtaining capital, performing research and development activities and entering into collaboration agreements. As such, the Company is classified as a development stage company, as the Company has not commercialized any of its drug candidates and, accordingly, has not generated revenues from such activities.

The Company is subject to a number of risks associated with companies in the biotechnology industry and in the development stage. Principal among these are the risks associated with the Company's dependence on collaborative arrangements, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with the U.S. Food and Drug Administration and other governmental regulations and approval requirements, as well as the ability to grow the Company's business and obtain adequate financing to fund this growth.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  Principles of consolidation
   The accompanying consolidated financial statements include the Company and its wholly-owned subsidiary, Renalogics. Intercompany balances are eliminated in consolidation.

    (b)  Unaudited pro forma presentation

   The unaudited pro forma consolidated balance sheet and statement of stockholders' equity as of December 31, 2001 and the pro forma net loss per share for the year ended December 31, 2001 reflect the automatic conversion of all outstanding shares of Series A, B, C and D convertible preferred stock into 10,941,993 shares of common stock upon the closing of the Company's proposed initial public offering, as well as the issuance of 171,046 shares of common stock and the issuance and of 118,670 shares of Series B convertible preferred stock which will convert into 195,805 shares of common stock to the former Renalogics shareholders upon the closing of the Company's proposed initial public offering and the charge of $4.8 million related to this issuance (See Note 11).


    (c)  Use of estimates
   The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosure of certain assets and liabilities at the balance sheet date. Such estimates include the recording of revenue and expenses, the carrying value of property and equipment and intangible assets and the value of certain liabilities. Actual results may differ from such estimates.

--------------------------------------------------------------------------------
                                                                            F-7

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



    (d)  Revenue recognition
   Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," was issued in December 1999. SAB No. 101 requires companies to recognize certain up-front nonrefundable fees and milestone payments over the life of the related alliances when such fees are received in conjunction with alliances that have multiple elements. The Company has adopted SAB No. 101 for all periods presented.

   The Company has entered into agreements with pharmaceutical companies under which it licenses product rights to certain compounds, earns milestone payments (based on the pharmaceutical company achieving certain milestones in the development of the compound), consulting fees and research and development cost reimbursements. Under these arrangements, the Company has fulfilled all of its contractual development obligations as of December 31, 2001 and any additional development work requested to be performed by the pharmaceutical company will be charged for at a rate at which the Company would separately charge for these development services. The Company is also involved on committees with these pharmaceutical companies monitoring the development of these compounds. As a result of this, the Company is recognizing the total expected fees under these contracts, exclusive of royalties (as the receipt of royalties do not occur until the successful development and sale of a product which is a separate discrete earnings event), as revenue on a straight-line basis over the estimated development period of the compound to the extent such amount is not greater than cash received. The pharmaceutical company has the right to cancel these agreements at any time and all payments received are nonrefundable; therefore, no revenue is recognized ahead of cash received. Deferred revenue consists of payments received in advance of revenue-recognized under these agreements.

   In connection with one of the Company's agreements, the Company received research and development reimbursements of approximately $1,108,000 and $559,000 for the years ended December 31, 1999 and 2000, respectively. These amounts have been included in the total contract value and are being recognized as discussed above.

   Revenue is recognized under government grants as the services are provided and payment is assured under the terms of the grant.

    (e)  Cash and cash equivalents
   Cash equivalents consist of short-term, highly liquid investments with maturities of 90 days or less when acquired. Cash equivalents, which consisted primarily of a money market account, are stated at cost, which approximates market value.

    (f)  Property and equipment
   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

   The estimated useful lives of property and equipment are as follows:

                                        Estimated
Asset                                        Life
-------------------------------------------------
Computer equipment..................... 3-5 years
Furniture and fixtures.................   5 years
Laboratory equipment...................   5 years
Vehicles...............................   5 years

--------------------------------------------------------------------------------
F-8

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



    (g)  Long-lived assets
   The Company periodically evaluates the potential impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At the occurrence of a certain event or change in circumstances, the Company evaluates the potential impairment of an asset based on future undiscounted cash flows. In the event that impairment exists, the Company will measure the amount of such impairment based on the fair value of the related asset, calculated based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Factors that management considers in performing this assessment include current operating results, trends and prospects and, in addition, demand, competition and other economic factors. As of December 31, 2000, the Company determined that the value of its purchased technology was impaired under Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (see Note 11).

   Intangible assets consisted of the following:

                                             Estimated
                                                useful December 31,  December 31,
                                                  life         2000          2001
---------------------------------------------------------------------------------
Purchased technology from Renalogics
  acquisition...............................   3 years   $1,472,762      $     --
Less--Accumulated amortization..............               (748,520)           --
Less--Write-off of purchased technology.....               (724,242)           --
                                                         ----------      --------
                                                         $       --      $     --
                                                         ==========      ========

   Amortization expense related to intangible assets for the years ended December 31, 1999, 2000 and 2001, and for the period from inception
   (April 22, 1994) to December 31, 2001 was approximately $258,000, $491,000,
   $0 and $749,000, respectively, and is included in the accompanying consolidated statements of operations as research and development expenses.

    (h)  Fair value of financial instruments
   The estimated fair value of cash, cash equivalents and accounts payable approximates carrying value due to the short-term nature of these instruments.

    (i)  Research and development expenses
   Research and development costs are charged to operations as incurred.

    (j)  Stock-based compensation
   SFAS No. 123, "Accounting for Stock-Based Compensation," requires the measurement of the fair value of stock options or warrants granted to employees to be included in the statement of operations or, alternatively, disclosed in the notes to consolidated financial statements. The Company accounts for stock-based compensation for employees under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and provides additional footnote disclosure as required under SFAS No. 123. The Company records the

--------------------------------------------------------------------------------
                                                                            F-9

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


   fair market value of stock options and warrants granted to nonemployees in exchange for services in accordance with Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees," in the consolidated statement of operations.

    (k)  Basic and diluted income (loss) per common share
   The Company applies SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. Basic net income
   (loss) per share excludes potential dilution and is computed by dividing net income (loss) by the weighted average number of unrestricted common shares outstanding for the period. Diluted net income per share is computed by dividing net income by the diluted weighted average number of common and common-equivalent shares outstanding during the period. Common stock equivalents include options to purchase common stock and convertible preferred stock. The weighted average number of common-equivalent shares has been determined in accordance with the treasury stock method for options and warrants and by using the if converted method from the date of issuance for convertible preferred stock. In accordance with SAB No. 98, the Company has determined that there were no nominal issuances of the Company's stock prior to the Company's initial public offering. Pro forma net loss per share has been computed as described above and also gives effect to the conversion of convertible preferred stock that will automatically convert upon the completion of the Company's proposed initial public offering (using the if-converted method) from the original date of issuance. Upon consummation of the proposed initial public offering, all of the convertible preferred stock outstanding as December 31, 2001 will be converted into an aggregate of 10,943,861 shares of common stock. In addition, the Company will also issue 366,851 shares of common stock to the previous shareholders of Renalogics (see Note 11). These shares have been included in the calculation of pro forma earnings per share.

   Calculation of historical and pro forma basic and diluted net income (loss) per shares are as follows:

                                                Year ended December 31,
                                         -------------------------------------
                                               1999         2000          2001
 ------------------------------------------------------------------------------
 Basic:
  Net income (loss)..................... $1,072,528  $(4,942,523) $(11,080,975)
                                         ==========  ===========  ============
  Weighted average common shares
    outstanding.........................  2,337,085    2,660,672     2,800,629
  Weighted average restricted common
    shares outstanding..................    (49,285)     (22,946)      (10,374)
                                         ----------  -----------  ------------
  Basic weighted average shares
    outstanding.........................  2,287,800    2,637,726     2,790,255
                                         ==========  ===========  ============
    Basic income (loss) per share....... $     0.47  $     (1.87) $      (3.97)
                                         ==========  ===========  ============
 Diluted:
  Net income (loss)..................... $1,072,528  $(4,942,523) $(11,080,975)
                                         ==========  ===========  ============
  Basic weighted average common shares
    outstanding.........................  2,287,800    2,637,726     2,790,255
  Restricted shares - common stock......     49,285           --            --
  Assumed conversion of preferred stock.  2,935,589           --            --
  Effect of assumed exercise of dilutive
    stock options.......................     96,683           --            --
                                         ==========  ===========  ============
  Diluted weighted average shares
    outstanding.........................  5,369,357    2,637,726     2,790,255
                                         ==========  ===========  ============
  Diluted income (loss) per share....... $     0.20  $     (1.87) $      (3.97)
                                         ==========  ===========  ============

--------------------------------------------------------------------------------
F-10

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)




                                                                                December 31,
                                                                                        2001
---------------------------------------------------------------------------------------------
Pro forma:
 Net loss...................................................................... $(11,080,975)
                                                                                ============
 Basic and diluted weighted average common shares outstanding..................    2,790,255
 Issuance of contingent shares to former Renalogics' stockholders..............      366,851
 Weighted average adjustment to reflect the conversion of preferred stock......    8,763,830
                                                                                ------------
   Pro forma basic and diluted weighted average shares outstanding.............   11,920,936
                                                                                ============
   Pro forma basic and diluted loss per share.................................. $      (0.93)
                                                                                ============



   For the years ended December 31, 1999, 2000 and 2001 the following options and warrants were excluded from the computation of diluted net income (loss) per share, as their effect would be anti-dilutive: 0, 1,813,995, and 2,997,705 respectively. In addition, 0, 4,161,881, and 10,941,993 shares of convertible preferred stock as converted have been excluded from the calculation of diluted net income (loss) per share for the years ended December 31, 1999, 2000 and 2001 respectively, as their effect would be anti-dilutive.



    (l)  Concentration of credit risk
   SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," requires disclosure of any significant off-balance-sheet and credit risk concentrations. As of December 31, 2000 and 2001, the Company has no significant off-balance-sheet or concentrations of credit risk. The Company's financial instruments that subject the Company to credit risk at December 31, 2000 and 2001 consist of cash and cash equivalents. The Company maintains the majority of its cash balances with highly rated financial institutions. The Company recorded revenues of greater than 10% of total revenues from the following customers for the years ended December 31, 1999, 2000 and 2001 and for the period from inception (April 22, 1994) to December 31, 2001:

                                                Percentage of revenues
                                            -------------------------------
                                                               Period from
                                                                 inception
                                               Year ended       (April 22,
                                              December 31,        1994) to
                                            ----------------  December 31,
    Customer                                1999  2000  2001          2001
    -----------------------------------------------------------------------
    A......................................   13%   72%   31%           24%
    B......................................   18%    *     *            13%
    C......................................   45%   23%   69%           46%
    D......................................   24%    *     *            17%

   * Revenues derived from this customer were less than 10% of the Company's total revenue for the applicable period.

--------------------------------------------------------------------------------
                                                                           F-11

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



    (m)  Comprehensive income (loss)
   SFAS No. 130, "Reporting Comprehensive Income," requires disclosure of all components of comprehensive income (loss) on an annual and interim basis. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances involving nonowner sources. The Company does not have any items of comprehensive income (loss) other than its reported net income
   (loss).

    (n)  Disclosures about segments of an enterprise
   SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information regarding operating segments and establishes standards for related disclosure about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as one operating segment.

   As of December 31, 2001, all of the Company's assets are located in the United States.

   Revenue was derived in the following manner (based on location of customer):


                                            For the years ended
                                              December 31,
                                            -------------------
                                            1999    2000  2001
                   --------------------------------------------
                   United States...........   31%     77%   31%
                   Germany.................   45%     23%   69%
                   Japan...................   24%     --    --


    (o)  Accrued expenses
   Accrued expenses consist of the following:

                                              December 31,
                                           -------------------
                                             2000      2001
                  --------------------------------------------
                  Development costs....... $278,071 $  580,046
                  Payroll related.........  175,669    518,033
                  Professional fees.......  277,905    163,200
                  Other/Travel related....  140,954    114,395
                  Royalties...............       --    600,000
                                           -------- ----------
                                           $872,599 $1,975,674
                                           ======== ==========

    (p)  Accounting for derivative instruments
   On January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138, which establishes a new model for accounting for derivatives and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. The adoption of SFAS No. 133 did not have a material impact on the Company's financial statements.

--------------------------------------------------------------------------------
F-12

ADERIS PHARMACEUTICAL, INC.
(A Development Stage Company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



   In September 2000, the EITF issued Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," which requires free-standing contracts that are settled in a company's own stock, including common stock options and warrants to third parties, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF Issue No. 00-19, a contract designated as an asset or a liability must be carried at fair value, with any changes in fair value recorded in the results of operations. A contract designated as an equity instrument must be included within equity and no fair value adjustments are required. As of December 31, 2001, the Company has recorded all warrants and options to third parties as a component of equity based on the requirements of EITF Issue No. 00-19.

    (q)  Recently issued accounting pronouncements
   In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting. SFAS No. 142 discusses how intangible assets that are acquired should be accounted for in financial statements upon their acquisition and also how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Beginning on January 1, 2002, with the adoption of SFAS No. 142, goodwill and certain purchased intangibles existing on June 30, 2001 will no longer be subject to amortization over their estimated useful lives. Rather, the goodwill and certain purchased intangibles will be subject to an annual assessment for impairment based on fair value. The provisions of SFAS No. 142 are required to be adopted starting with fiscal years beginning after December 15, 2001. The Company does not expect adoption of these statements to have a material impact on its financial position or results of operations.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes SFAS No. 121. SFAS No. 144 further refines the requirements of SFAS No. 121 that companies (i) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and
   (ii) measure an impairment loss as the difference between the carrying amount and fair value of the asset. In addition, SFAS No. 144 provides guidance on accounting and disclosure issues surrounding long-lived assets to be disposed of by sale. The Company does not expect the adoption of this statement to have a material impact on its financial position or results of operations. The provisions of SFAS No. 144 are required to be adopted starting with fiscal years beginning after December 15, 2001.

--------------------------------------------------------------------------------
                                                                           F-13

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



(3)  PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                        December 31,
                                                      -----------------
                                                          2000     2001
         --------------------------------------------------------------
         Computer equipment.......................... $ 73,490 $168,897
         Furniture and fixtures......................   36,389  135,279
         Laboratory equipment........................  168,773  346,374
         Vehicles....................................       --   17,500
                                                      -------- --------
                                                       278,652  668,050
         Less--Accumulated depreciation..............  242,014  302,992
                                                      -------- --------
            Total.................................... $ 36,638 $365,058
                                                      ======== ========

Depreciation expense related to property and equipment for the years ended December 31, 1999, 2000 and 2001, and for the period from inception (April 22, 1994) to December 31, 2001 was approximately $25,000, $11,000, $61,000 and
$302,000, respectively.

(4)  COMMITMENTS AND CONTINGENCIES

    (a)  Lease commitments
   The Company leases its facilities and office equipment under operating leases that expire through July 31, 2006. During the years ended December 31, 1999, 2000 and 2001, rent expense totaled approximately $50,000, $62,000 and $122,000 respectively. Rent expense for the period from inception (April 22, 1994) to December 31, 2001 was approximately $385,000.

   Future minimum payments under the operating lease agreements at December 31, 2001 are as follows:

             Year ending December 31,
             -----------------------------------------------------
             2002........................................  163,000
             2003........................................  147,000
             2004........................................   50,000
             2005........................................   10,000
             2006........................................    5,000
                                                          --------
                                                          $375,000
                                                          ========

    (b)  Royalties
   The Company has a number of agreements with various research firms and universities in which the Company has potential obligations to pay royalties upon the achievement of specific milestones, as defined. During the years ended December 31, 1999, 2000 and 2001 and for the period from inception (April 22, 1994) to December 31, 2001, the Company incurred $120,000, $20,000, $20,000 and $307,000, respectively, of royalties under these agreements, which are included in the accompanying consolidated statements of operations as royalty expense. In connection with one

--------------------------------------------------------------------------------
F-14

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)


   agreement with a university, the Company is obligated to pay a minimum annual royalty of $20,000. The Company's obligation to pay this royalty shall continue until it is terminated by either party in accordance with provisions, as defined.

    (c)  Contingencies
   From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. Except as discussed below, the Company is not currently a party to any material pending litigation or other material legal proceeding.

   On January 18, 2002, the Company was served with a complaint which alleges that the plaintiff was injured while he was a participant in a clinical trial. The plaintiff is seeking monetary damages in the amount of $1,500,000.

   On February 12, 2002, the Company was served with a complaint which alleges that our use of the trademark ADERIS infringes their trademark, constitutes unfair competition and is likely to dilute what they perceive to be the distinctive quality of their trademark. The plaintiff is seeking unspecified monetary relief in addition to an injunction which may prevent us from using the trademark ADERIS. The Company does not believe the complaint has merit and plans to vigorously defend themselves against this claim.

(5)  NOTES PAYABLE TO STOCKHOLDERS

During 1996, the Company issued convertible promissory notes to investors totaling $3,000,000. In March 1999, the notes payable to stockholders totaling $3,000,000 were converted into 500,000 shares of Series B convertible preferred stock at the fair market value of $6.00 per share, as determined by the Company's Board of Directors and consistent with the price of previous issuances of Series B convertible preferred stock. At the conversion date, the accrued interest on the notes payable to stockholders totaled $740,332, of which $165,000 was converted into 453,750 shares of common stock at the fair market value of $0.60 per share, as determined by the Company's Board of Directors, and $575,332 of the accrued interest was forgiven. In accordance with EITF Issue No. 85-17, "Accrued Interest Upon Conversion of Convertible Debt", the forgiveness of interest was treated as an additional capital contribution and recorded to additional paid-in capital upon conversion.

(6)  CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

    (a)  Convertible preferred stock
   The Company has 7,000,000 authorized shares of convertible preferred stock, $0.001 par value, of which 666,667 shares have been designated as Series A convertible preferred stock (Series A Preferred Stock), 1,500,000 shares have been designated as Series B convertible preferred stock (Series B Preferred Stock), 538,776 shares have been designated as Series C convertible preferred stock (Series C Preferred Stock), and 4,090,910 shares have been designated as Series D convertible preferred stock (Series D Preferred Stock).

   In February, March and August 2001, the Company issued an aggregate of 4,076,834 shares of Series D Preferred Stock at $11.00 per share, resulting in gross proceeds to the Company of approximately $44.8 million.

--------------------------------------------------------------------------------
                                                                           F-15

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



   In connection with the Series D Preferred Stock financing, the Company paid a placement agent approximately $1.1 million and issued to it a warrant to purchase 225,060 shares of common stock at $3.64 per share. The value of the warrant using the Black-Scholes option pricing model was approximately $1,239,000. Both amounts are included in the Series D issuance costs. The warrant expires five years from the issuance date.

   In April 1994, the Company issued 666,667 shares of Series A Preferred Stock at $0.75 per share, resulting in net proceeds to the Company of $480,303. In March and November 1995, the Company issued an aggregate 430,583 shares of Series B Preferred Stock at $6.00 per share, resulting in net proceeds to the Company of $2,526,486. In addition, in March 1995, the Company issued 191,651 shares of Series B Preferred Stock at $6.00 upon the conversion of $1,100,000 of principal and $49,907 of accrued interest of convertible notes payable. In November 1995, the Company issued 16,667 shares of Series B Preferred Stock to a consultant as payment for past services rendered. The Company has recorded the fair value of the shares issued of $100,002 as research and development expense in 1995. In March 1999, the Company issued 500,000 shares of Series B Preferred Stock upon conversion of $3,000,000 of principal of convertible notes payable (see Note 5) at a price of $6 per share. In June 1999, the Company issued 178,008 shares of Series B Preferred Stock in connection with the acquisition of Renalogics (see Note 11). In February and May 2000, the Company issued an aggregate 538,776 shares of Series C Preferred Stock at $10.21 per share, resulting in net proceeds to the Company of $5,484,110.

   The rights, preferences and privileges of the Series A, Series B, Series C and Series D Preferred Stock are detailed below:

   Dividends
   The Company is not required to pay dividends to any preferred stockholders. However, in the event of a dividend to common stockholders, Series A Preferred stockholders are entitled to receive dividends at a rate of $0.06 per annum (8% of purchase price) prior to any dividend payments to common stockholders. Series B Preferred stockholders are entitled to receive dividends at a rate of $0.48 per annum (8% of purchase price) prior to any dividend payments to common stockholders. Series C Preferred stockholders are entitled to receive dividends at a rate of $0.82 per annum (8% of purchase price) prior to any dividend payments to common stockholders. Series D Preferred stockholders are entitled to receive dividends at a rate of $0.88 per annum (8% of purchase price) prior to any dividend payments to common stockholders. These dividends are not cumulative.

   Liquidation
   In the event of any voluntary or involuntary liquidation, dissolution or winding-up, including the sale of all or substantially all of the assets of the Company, as defined, the holders of Series A, Series B and Series D Preferred Stock then outstanding shall be entitled to be paid an amount equal to $0.75, $6.00 and $11.00 per share, respectively plus any declared but unpaid dividends. After payment in full to the holders of Series A, Series B and Series D Preferred Stock, then Series C Preferred Stock will be entitled to be paid an amount equal to $10.21 per share plus any declared but unpaid dividends. As the potential liquidation event upon a change in control of the Company could be deemed outside the control of the Company, the convertible preferred stock has been presented outside of stockholder's equity (deficit) in the accompanying financial statements. Since redemption is uncertain because it is based on a liquidation event, the Company has presented the

--------------------------------------------------------------------------------
F-16

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)


   preferred stock at issuance value. The following summarizes the liquidation values of Series A, Series B, Series C and Series D Preferred Stock as of December 31, 2000 and 2001:

                                                        December 31,
                                                   ----------------------
                                                         2000        2001
      -------------------------------------------------------------------
      Series A Preferred Stock.................... $  500,000 $   500,000
      Series B Preferred Stock....................  7,901,454   7,901,454
      Series C Preferred Stock....................  5,500,903   5,500,903
      Series D Preferred Stock....................         --  44,845,174

   After the liquidation preference payments to all Preferred stockholders, the remaining assets of the Company shall be distributed ratably among the holders of common stock and Series A, Series B, and Series D Preferred Stock based on the number of shares of common stock that the Series A, Series B and Series D Preferred Stock is then convertible into.

   If upon any such liquidation, dissolution, or winding-up of the Company, the remaining assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock the full amount which they are entitled to, the holders of shares of Series A, Series B and Series D Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to their aggregate liquidation amount.

   Conversion
   Each share of Series A, Series B, Series C and Series D Preferred Stock is convertible at the option of the holder, at any time, into 1.65 share of common stock, adjustable for certain dilutive events. In July 2001, the Company issued a warrant to purchase 225,060 shares of common stock at $3.64 per share. This issuance has been deemed a dilutive event for the Series C and Series D Preferred Stockholders and accordingly the conversion ratio has been adjusted to approximately 1.66 shares of common stock per share of Series C and Series D Preferred Stock. An automatic conversion occurs into common stock at the then applicable conversion price upon the closing of a public offering in which the share price is not less than $9.10 per share (adjusted for specified events) and the aggregate proceeds to the Company are greater than $25,000,000.

   Voting rights
   The Series A, Series B, Series C and Series D Preferred stockholders are entitled to the number of votes for each share of common stock which the Preferred Stock is then convertible into on most matters submitted to a vote of stockholders. In addition, Series A Preferred stockholders, voting as a separate class, are entitled to elect one director of the Company. Series B Preferred stockholders, voting as a separate class, are entitled to elect one director of the Company.

--------------------------------------------------------------------------------
                                                                           F-17

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



   The Company must reserve a sufficient number of its authorized but unissued common stock to provide for the conversion of Series A, Series B, Series C and Series D Preferred Stock. Therefore, the following number of shares of common stock has been reserved as of December 31, 2001:


Series A Preferred Stock...............  1,100,004
Series B Preferred Stock...............  2,475,000
Series C Preferred Stock...............    895,204
Series D Preferred Stock...............  6,797,252
                                         ---------
                                        11,267,460
                                        ==========


   (b) Stock Split
   In March 2002, the Company effected a stock split of 1.65 shares per share of common stock. All common share and per share amounts have been retroactively restated to reflect the stock split.

   (c) Common stock
   The Company has 50,000,000 authorized shares of common stock, of which a total of 2,661,178 and 2,961,478 shares have been issued as of December 31, 2000 and 2001, respectively.

   (d) Restricted common stock
   The Company has entered into a vesting and buyback agreement with a shareholder/member of the Board of Directors. The agreement provides that in the event that the shareholder is no longer on the Board of Directors, the Company has the right to repurchase any unvested shares from the stockholder at the original issuance price which ranges from $0.03 to $0.37 per share. The repurchase option on the 122,100 shares of restricted common stock outstanding at December 31, 2000 lapses on a monthly basis through 2004. As of December 31, 2000, 106,370 shares of common stock were vested and 15,730 shares of common stock were subject to repurchase rights. In September 2001, the Company accelerated the vesting of the remaining unvested restricted shares and terminated its option to repurchase such restricted shares held by the Board member upon her resignation from the Board. The Company recorded a noncash compensation charge of approximately $79,000 during the year ended December 31, 2001 related to the acceleration of vesting.

(7)  Stock option plans

In March 1995, the Company adopted the 1995 Stock Option Plan (the 1995 Plan), whereby the Board of Directors may grant incentive and nonstatutory stock options. The Company initially reserved 825,000 shares of common stock for issuance to eligible employees, directors of and consultants to the Company, which was increased to 1,650,000 shares in June 1999 and to 2,475,000 shares in September 1999. Options granted under the 1995 Plan expire no later than 10 years from the date of grant. For incentive stock options, the option price shall be at least 100% of the fair value on the date of grant, and no less than 85% of the fair value for nonqualified stock options. If, at the time the Company grants an incentive stock option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, then the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. Options generally vest over a period of four years from the date of grant. Options may be granted with different vesting terms from time to time. As of December 31, 2001, the Company had 78,554 shares available for future grant under the 1995 Plan.

--------------------------------------------------------------------------------
F-18

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



In November 2001, the Company adopted the 2001 Incentive Award Plan (the 2001
Plan), whereby the Board of Directors may grant incentive and nonstatutory stock options. The Company has reserved 1,155,000 shares of common stock for issuance under the 2001 Plan. Options granted under the 2001 Plan expire no later than 10 years from the date of grant. For incentive stock options, the option price shall be at least 100% of the fair value on the date of grant, and no less than 85% of the fair value for nonqualified stock options. If, at the time the Company grants an incentive stock option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, then the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. Options generally vest over a period of four years from the date of grant. Options may be granted with different vesting terms from time to time. As of December 31, 2001, the Company had 323,400 shares available for future grant under the 2001 Plan.

Activity under these stock option plans is summarized as follows:

                                                                   Weighted
                                                                    average
                                                         Exercise  exercise
                                               Number       price price per
                                            of shares   per share     share
    -----------------------------------------------------------------------
     Granted...............................   268,950  $0.03-0.30    $ 0.27
                                            ---------  ----------    ------
    Balance, December 31, 1995.............   268,950   0.03-0.30      0.27
     Granted...............................   132,000   0.03-0.30      0.23
                                            ---------  ----------    ------
    Balance, December 31, 1996.............   400,950   0.03-0.30      0.26
     Granted...............................   424,050        0.30      0.30
     Cancelled.............................    (1,650)       0.30      0.30
                                            ---------  ----------    ------
    Balance, December 31, 1997.............   823,350   0.03-0.30      0.28
     Granted...............................     1,650        0.30      0.30
     Exercised.............................   (24,750)       0.03      0.03
     Cancelled.............................  (103,950)       0.30      0.30
                                            ---------  ----------    ------
    Balance, December 31, 1998.............   696,300   0.03-0.30      0.28
     Granted...............................   485,925        0.36      0.36
     Exercised.............................  (122,100)  0.03-0.30      0.24
     Cancelled.............................   (79,200)       0.30      0.30
                                            ---------  ----------    ------
    Balance, December 31, 1999.............   980,925   0.03-0.36      0.33
     Granted...............................   841,321   0.36-0.61      0.36
     Exercised.............................    (8,250)       0.03      0.03
                                            ---------  ----------    ------
    Balance, December 31, 2000............. 1,813,996   0.30-0.61      0.35
     Granted............................... 1,326,600        0.67      0.67
     Exercised.............................  (300,300)       0.36      0.36
     Cancelled.............................   (67,650)       0.36      0.36
                                            ---------  ----------    ------
    Balance, December 31, 2001............. 2,772,646  $0.30-0.67    $ 0.49
                                            =========  ==========    ======
    Exercisable, December 31, 2001......... 1,361,384  $0.30-0.67    $ 0.43
                                            =========  ==========    ======
    Exercisable, December 31, 2000.........   863,769  $0.30-0.36    $ 0.33
                                            =========  ==========    ======
    Exercisable, December 31, 1999.........   608,953  $0.30-0.36    $ 0.31
                                            =========  ==========    ======

--------------------------------------------------------------------------------
                                                                           F-19

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



The following table summarizes information about options outstanding at December 31, 2001:

                             Outstanding
                  ----------------------------------    Exercisable
                                   Weighted          ------------------
                                    average Weighted           Weighted
                                  remaining  average           average
         Exercise    Number     contractual exercise  Number   exercise
           prices of shares life (In years)    price of shares  price
         --------------------------------------------------------------
          $0.30     508,200            5.09    $0.30   508,200    $0.30
           0.37     937,846            8.39     0.37   457,184     0.37
           0.67   1,326,600            9.67     0.67   396,000     0.67
                  ---------            ----    ----- ---------    -----
                  2,772,646            8.40    $0.49 1,361,384    $0.43
                  =========            ====    ===== =========    =====

The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted in 1999, 2000 and 2001 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used and weighted average information is as follows:

                                                                               December 31,
                                                                    ----------------------------------
                                                                       1999        2000        2001
-------------------------------------------------------------------------------------------------------
Risk-free interest rate                                              5.08-5.68%  5.17-6.50%  4.41-5.03
Expected dividend yield                                                     --          --          --
Expected lives                                                         5 years     5 years     5 years
Expected volatility                                                         85%         90%         95%
Weighted average fair value of options granted equal to fair market
 value                                                              $     0.42  $     0.44          --
Weighted average fair value of options granted below fair market
 value                                                                      --  $     2.77  $    14.97

The pro forma effects of applying SFAS No. 123 are as follows for the years ended December 31, 1999, 2000 and 2001:

                                          December 31,
                              -----------------------------------
                                 1999       2000         2001
------------------------------------------------------------------
Net income (loss)--
 As reported                  $1,072,528 $(4,942,523) (11,080,975)
 Pro forma                    $1,017,639 $(5,025,045) (11,238,917)
Net income (loss) per share--
 As reported--basic           $     0.47 $     (1.87)       (3.97)
 As reported--diluted         $     0.20 $     (1.87)       (3.97)
 Pro forma--basic             $     0.44 $     (1.91)       (4.03)
 Pro forma--diluted           $     0.19 $     (1.91)       (4.03)


--------------------------------------------------------------------------------
F-20

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)


The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Because the Company accounts for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25 and its related interpretations, no compensation expense has been recognized in the consolidated financial statements at the date of grant for employee stock option arrangements for which the exercise price is equal to the deemed fair market value of the underlying shares at that date.

In connection with stock options granted to employees during the years ended December 31, 2000 and 2001, the Company recorded deferred compensation of approximately $1,109,000 and $10,757,000, respectively which represents the aggregate difference between the option exercise price and the deemed fair market value of the common stock determined for financial reporting purposes on the grant date. The deferred compensation will be recognized as an expense over the vesting period of the underlying stock options, generally four years, in accordance with the method described in FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (An Interpretation of APB Opinion No. 15 and No. 25"). The Company recorded stock-based compensation expense of $144,335 and $6,086,150 for the year ended December 31, 2000 and 2001, respectively related to these options.

At December 31, 2001, the remaining unamortized deferred stock-based compensation totaled $5,636,169 and will be amortized over the following periods (assuming no forfeitures):

Year ending December 31, 2002.................... $3,014,124
Year ending December 31, 2003....................  1,580,518
Year ending December 31, 2004....................    790,478
Year ending December 31, 2005....................    251,049
                                                  ----------
                                                  $5,636,169
                                                  ==========

--------------------------------------------------------------------------------
                                                                           F-21

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



From inception (April 22, 1994) though December 31, 2001, the Company has issued options to purchase a total of 316,800 shares to nonemployees. These options typically vest 25% upon the first anniversary of the vesting start date and ratably on a monthly basis thereafter through 2004. The Company has recorded the applicable stock-based compensation expense based on the fair value of these options as calculated by the Black-Scholes option pricing model of $16,460, $23,154, $230,082 and $285,417 during the years ended December 31,
1999, 2000 and 2001 and the period from inception (April 22, 1994) to December 31, 2001, respectively. The assumptions used are as follows:

                                                 December 31,
                                       --------------------------------
                                          1999       2000       2001
         --------------------------------------------------------------
         Risk-free interest rate...... 5.08-5.68% 5.17-6.50% 4.51-5.55%
         Expected dividend yield......         --         --         --
         Expected lives...............   10 years   10 years   10 years
         Expected volatility..........        85%        90%        95%

In December 2000, the Company recorded a charge of $63,114 related to the acceleration of one executive's 42,281 unvested options on the date of his termination. In January 2001, the former executive exercised his 169,125 options in a cashless exercise in exchange for 135,300 shares of the Company's common stock. The cashless exercise of options utilizing immature shares resulted in a new measurement date and the Company recorded a noncash compensation charge of approximately $189,000 in relation to this exercise in the year ended December 31, 2001. This charge was calculated based on the fair market value on the date of exercise. This cashless exercise was not a provision of the original plan and has only been granted to this one executive.

In September 2001, the Company accelerated the vesting and extended the exercise term of options to two Board members who resigned. In connection with this agreement, the Company recorded a noncash compensation charge of approximately $665,000 related to the option modification in the year ended December 31, 2001. This charge was calculated based on the fair market value on the date of the acceleration.

--------------------------------------------------------------------------------
F-22

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



(8) INCOME TAXES

The provision for income taxes consists of the following:

                                                  For the years ended
                                                     December 31,
                                                  -------------------
                                                    1999   2000  2001
          -----------------------------------------------------------
          Current payable--
             Federal............................. $ --   $ --   $ --
             State...............................   --     --     --
             Foreign.............................   --     --     --
                                                    ----   ----  ----
                                                    --     --     --
          Deferred tax benefit--                    --
             Federal.............................   --     --     --
             State...............................   --     --     --
             Foreign.............................   --     --     --
                                                    ----   ----  ----
                                                  $ --   $ --   $ --
                                                    ====   ====  ====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2000 and 2001, the components of the net deferred tax assets are approximately as follows:

                                                    2000           2001
------------------------------------------------------------------------
Net operating loss carryforwards............ $ 5,597,000   $  7,726,000
Stock compensation..........................          --      2,900,000
Research and development tax credit
 carryforwards..............................     473,000        735,000
Other tax credit carryforwards..............      70,000         70,000
Deferred revenue............................     732,000             --
Depreciation and amortization...............     152,000        227,000
Other.......................................      12,000         56,000
                                             -----------  -------------
                                               7,036,000     11,714,000
Valuation allowance.........................  (7,036,000)   (11,714,000)
                                             -----------  -------------
   Net deferred income tax asset............ $        --   $         --
                                             ===========  =============

The Company has placed a full valuation allowance against its net deferred tax assets since the Company believes it is more likely than not that it will not be able to utilize its net deferred tax asset.

--------------------------------------------------------------------------------

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



The provision for income taxes differs from the federal statutory rate due to the following:

                                               For the year ended
                                                  December 31,
                                             --------------------
                                              1999   2000    2001
-------------------------------------------------------------------
Tax at statutory rate.......................  34.0% (34.0)% (34.0)%
State taxes, net of federal benefit.........   6.1   (5.7)   (5.9)
Permanent differences.......................   0.8    1.6      --
Tax credits................................. (12.6)  (2.5)   (2.1)
Tax effect of foreign activities............    --     --      --
Change in valuation allowance............... (28.3)  40.6    42.0
                                             -----  -----   -----
   Effective tax rate.......................   -- %   -- %    -- %
                                             =====  =====   =====

At December 31, 2001, the Company had net operating loss carryforwards and research and development tax credit carryforwards of approximately $19,316,000 and $735,000, respectively. The federal net operating losses and the research and development tax credits expire beginning in 2009 through 2020. In addition, at December 31, 2001, the Company also had alternative minimum tax (AMT) credit carryforwards of approximately $70,000. The carryforward period for the AMT credit is unlimited. The use of these losses may be limited due to ownership change limitations under Section 382 of the Internal Revenue Code.

(9)  EMPLOYEE BENEFITS

(a) Retirement Savings Plan

The Company had a simplified employee pension plan covering substantially all of the Company's employees through December 31, 2000. Company matching contributions were at the discretion of the Company's management. The Company did not make any discretionary contributions from inception (April 22, 1994) through December 31, 2000.

(b) 401(k) Plan

The Company adopted a 401(k) Retirement Plan (the Plan) effective January 1, 2002, in which all employees 21 years old or older are eligible to participate upon meeting an hours of service requirement, as defined in the Plan. Under the terms of the Plan, employees may elect to defer a percentage of their annual compensation, subject to legal limitations. The Company may make matching contributions at its discretion.

(10)  RELATED PARTY TRANSACTIONS

In February 2000, the Company sold 489,804 shares of Series C Preferred Stock to a customer at $10.21 per share for gross proceeds of $5,000,000. Total revenues from this customer for the years ended December 31, 1999, 2000 and 2001 were $3,133,935, $673,019, and $4,000,000. No portion of the proceeds from the sales of Series C Preferred Stock were allocated to revenue. In addition in March 2001, this customer purchased 200,000 shares of Series D Preferred Stock at $11.00 per share. This price is consistent with that paid by other investors.

--------------------------------------------------------------------------------

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)


In addition in May 2000, the Company issued an additional 48,972 shares of Series C Preferred Stock to the owner of a molecule the Company was developing as partial payment for licensing the molecule from this Company. The license agreement was for $1,500,000, of which the Company paid $1,000,000 in cash and issued stock valued at $500,000 based on a price of $10.21 per share. This amount is included in research and development expense on the accompanying statement of operations.

(11)  ACQUISITIONS

Whitby Research
On April 25, 1994, the Company purchased all of the outstanding capital stock of Whitby Research (a wholly-owned subsidiary of Whitby, Inc.) for $500,000 in cash. Accordingly, the acquired assets and liabilities were recorded at their estimated fair value as of the date of acquisition, including approximately $310,000 allocated to in-process purchased research and development costs and approximately $190,000 allocated to property and equipment. In connection with the purchase, the Company entered into a royalty agreement with Whitby, Inc. for an indefinite period, in which the Company has agreed to pay future royalties to Whitby, Inc. for certain patents, license and know-how fees received by the Company. During the years ended December 31, 1999, 2000 and 2001, and for the period from inception (April 22, 1994) to December 31, 2001, the Company incurred approximately $243,000, $28,000, $600,000 and $1,708,000, respectively, of royalties under the royalty agreement, which is included in royalty expense in the accompanying consolidated statements of operations.

Renalogics
On June 21, 1999, the Company acquired all of the outstanding capital stock of Renalogics in exchange for a maximum of 427,616 shares of the Company's common stock and 296,678 shares of the Company's Series B Preferred Stock.

On June 21, 1999, the Company issued to the shareholders of Renalogics 256,570 shares of the Company's common stock valued at $0.364 per share or $93,298 and 178,008 shares of the Company's Series B Preferred Stock valued at $6.00 per share or $1,068,048 in exchange for all of the outstanding capital stock of Renalogics. In addition, the Company forgave the principal of $192,830 and the accrued interest of $2,795 related to the notes receivable entered into in April and May of 1999 with Renalogics. In addition, the Company paid cash upon the closing of the acquisition as settlement of the outstanding liabilities of Renalogics of $27,423 that the Company was assuming as part of the acquisition. The Company also incurred approximately $103,000 of legal, accounting and consultation fees as a cost of this transaction. This transaction was accounted for as a purchase in accordance with the provisions of APB Opinion No. 16, "Accounting for Business Combinations." The purchase price of the acquisition has been allocated as follows:

Purchased technology................... $1,472,762
Cash...................................     14,848
                                        ----------
                                        $1,487,610
                                        ==========

The portion of the purchase price allocated to purchased technology represents the licensing and research agreements with Emory University assumed by the Company. Under these arrangements, the Company acquired the right to develop and commercialize any intellectual property that resulted from Emory University's efforts with respect to the development of a family of novel anti-inflammatory molecules in

--------------------------------------------------------------------------------

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)


exchange for certain milestone payments and royalties based on sales of a product resulting from the intellectual property of Emory University. The Company has paid approximately $405,000, $136,000, $0 and $541,000 in 1999,
2000, 2001 and for the period from inception (April 22, 1994) to December 31, 2001, respectively, in payments in connection with the research agreement with Emory University, which has been recorded as research and development expense in the accompanying consolidated statement of operations.

The Company estimated that there was value to the licensing agreement from Emory University which they had purchased in the acquisition. Accordingly, the Company capitalized the full amount to purchased technology and assigned it a three-year life, management's estimate for the period of time it would take the Company to recognize the value of the technology covered by the licensing agreement. The Company began amortizing the purchased technology on a straight-line basis over the estimated useful life. In addition, the former president of Renalogics became the president of the Company as of June 21, 1999.

During December 2000, the Company reevaluated the commercial potential of the licensing agreement with Emory University and the employment arrangement it had with the former president of Renalogics and concluded that it would not pursue the further commercialization of this technology. Accordingly, the Company terminated its licensing agreement with Emory University and wrote off the remaining $724,242 of unamortized value of the purchased technology. In addition, as of December 31, 2000, the Company terminated the former president of Renalogics.

In connection with the acquisition of Renalogics, the Company is required to issue an additional 171,046 shares of its common stock and 118,670 shares of its Series B Preferred Stock, which will convert to 195,805 shares of common stock, to the shareholders of Renalogics upon closing of an underwritten initial public offering of the Company's common stock at a price of at least $10.00 per share or upon the sale of the Company for a price greater than $60 million. As of December 31, 2001, none of these milestones had been achieved. As there is no longer value related to the assets acquired in this acquisition, the Company will expense this contingent purchase amount if it is paid based on the fair value of stock on the date it is issued.

The following unaudited pro forma financial information combines the Company's and Renalogics' results of operations as if the acquisition had taken place on January 1, 1998. The pro forma results are not necessarily indicative of what the results of operations actually would have been if the transaction had occurred on the applicable dates indicated and are not intended to be indicative of future results of operations:

                                          Year ended
                                        December 31,
                                        ------------
                                                1999
----------------------------------------------------
Revenues...............................   $6,850,560
Operating (loss) income................      814,506
Net (loss) income......................      829,511
Net (loss) income per share, basic.....         0.60
Net (loss) income per share, diluted...         0.25

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Renalogics, Inc.:

We have audited the accompanying balance sheets of Renalogics, Inc. (a Georgia corporation) as of December 31, 1998 and June 21, 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for year ended December 31, 1998, for period from January 1, 1999 to June 21, 1999 and for the period from inception (September 10, 1996) to June 21, 1999. These financial statements are the responsibility of the Renalogics, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renalogics, Inc. as of December 31, 1998 and June 21, 1999, and the results of its operations and its cash flows for year ended December 31, 1998, for period from January 1, 1999 to June 21, 1999 and for the period from inception (September 10, 1996) to June 21, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /S/  ARTHUR ANDERSEN LLP

Boston, Massachusetts
August 22, 2001


--------------------------------------------------------------------------------
                                                                           F-27

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------


BALANCE SHEETS

                                                                              December 31,     June 21,
                                                                                      1998         1999
--------------------------------------------------------------------------------------------------------

Assets
Current Assets:
 Cash and cash equivalents...................................................  $    84,453  $    14,848
                                                                               -----------  -----------
     Total assets............................................................  $    84,453  $    14,848
                                                                               ===========  ===========
Liabilities, Redeemable Convertible Preferred Stock And Stockholders' Deficit
Current Liabilities:
 Accounts payable and accrued expenses.......................................  $    59,400  $    27,423
 Notes payable to Discovery Therapeutics, Inc. (Discovery)...................           --      192,830
 Convertible notes payable to stockholders...................................      200,000           --
                                                                               -----------  -----------
     Total current liabilities...............................................      259,400      220,253
                                                                               -----------  -----------
Series A Redeemable Convertible Preferred Stock (at redemption value)
 Authorized--2,000,000 shares, of which all 2,000,000 shares are designated Series A redeemable convertible preferred stock issued and outstanding--1,600,000 shares and 1,812,559 shares of Series A redeemable convertible preferred stock (at redemption value)
   December 31, 1998 and June 21, 1999, respectively.........................    1,500,000    1,712,559
                                                                               -----------  -----------
Stockholders' Deficit:
 Common stock, $0.01 par value--
   Authorized--6,000,000 shares
   Issued and outstanding--1,583,333 shares at December 31, 1998 and
     June 21, 1999...........................................................       15,833       15,833
 Deficit accumulated during the development stage............................   (1,690,780)  (1,933,797)
                                                                               -----------  -----------
     Total stockholders' deficit.............................................   (1,674,947)  (1,917,964)
                                                                               -----------  -----------
     Total liabilities and stockholders' deficit.............................  $    84,453  $    14,848
                                                                               ===========  ===========

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
F-28

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)


                                              Period     Period from
                                                from       Inception
                                          January 1,  (September 10,
                              Year Ended     1999 to        1996) to
                            December 31,    June 21,        June 21,
                                    1998        1999            1999
---------------------------------------------------------------------
Expenses:
 Research and development..    $ 434,541   $  54,931     $ 1,069,011
 General and administrative      348,399     181,519         864,689
                               ---------   ---------     -----------
     Total expenses........      782,940     236,450       1,933,700
Interest Expense...........        4,164       6,850          11,014
Interest Income............       10,265         283          19,578
                               ---------   ---------     -----------
     Net loss..............    $(776,839)  $(243,017)    $(1,925,136)
                               =========   =========     ===========



The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
                                                                           F-29

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

                                                                             Stock
                                                                      Subscription
                                                                        Receivable
                                                             Series A         from                             Stock
                                               Redeemable Convertible     Series A                      Subscription
                                                      Preferred Stock   Redeemable         Common Stock   Receivable
                                               ----------------------  Convertible  -------------------         from
                                                           Redemption    Preferred                $0.01       Common
                                                   Shares       Value  Stockholder     Shares Par Value  Stockholder
                                               ---------  ----------  ------------  --------- --------- ------------
Balance, September 10, 1996...................        --  $       --     $      --         --   $    --      $    --
  Issuance of common stock....................        --          --            --    666,667     6,667           --
  Issuance of Series A redeemable convertible
   preferred stock............................   333,334     250,000            --         --        --           --
  Net loss....................................        --          --            --         --        --           --
                                                ---------  ----------    ---------  ---------   -------      -------
Balance, December 31, 1996....................   333,334     250,000            --    666,667     6,667           --
  Issuance of common stock....................        --          --            --    906,666     9,066       (2,194)
  Issuance of Series A redeemable convertible
   preferred stock, net of issuance costs of
   $8,661..................................... 1,266,666   1,250,000      (150,000)        --        --           --
  Net loss....................................        --          --            --         --        --           --
                                                ---------  ----------    ---------  ---------   -------      -------
Balance, December 31, 1997.................... 1,600,000   1,500,000      (150,000) 1,573,333    15,733       (2,194)
  Issuance of common stock....................        --          --            --     10,000       100           --
  Payment of stock subscription receivables...        --          --       150,000         --        --        2,194
  Net loss....................................        --          --            --         --        --           --
                                                ---------  ----------    ---------  ---------   -------      -------
Balance, December 31, 1998.................... 1,600,000   1,500,000            --  1,583,333    15,833           --
  Issuance of Series A redeemable convertible
   preferred stock upon conversion of
   principal and interest on notes payable to
   stockholders...............................   212,559     212,559            --         --        --           --
  Net loss....................................        --          --            --         --        --           --
                                                ---------  ----------    ---------  ---------   -------      -------
Balance, June 21, 1999........................ 1,812,559  $1,712,559     $      --  1,583,333   $15,833      $    --
                                                =========  ==========    =========  =========   =======      =======




                                                   Deficit
                                               Accumulated
                                                During the          Total
                                               Development  Shareholders'
                                                     Stage        Deficit
                                               -----------  -------------
Balance, September 10, 1996................... $        --   $        --
  Issuance of common stock....................          --         6,667
  Issuance of Series A redeemable convertible
   preferred stock............................          --            --
  Net loss....................................     (95,424)      (95,424)
                                               -----------   -----------
Balance, December 31, 1996....................     (95,424)      (88,757)
  Issuance of common stock....................          --         6,872
  Issuance of Series A redeemable convertible
   preferred stock, net of issuance costs of
   $8,661.....................................      (8,661)       (8,661)
  Net loss....................................    (809,856)     (809,856)
                                               -----------   -----------
Balance, December 31, 1997....................    (913,941)     (900,402)
  Issuance of common stock....................          --           100
  Payment of stock subscription receivables...          --         2,194
  Net loss....................................    (776,839)     (776,839)
                                               -----------   -----------
Balance, December 31, 1998....................  (1,690,780)   (1,674,947)
  Issuance of Series A redeemable convertible
   preferred stock upon conversion of
   principal and interest on notes payable to
   stockholders...............................          --            --
  Net loss....................................    (243,017)     (243,017)
                                               -----------   -----------
Balance, June 21, 1999........................ $(1,933,797)  $(1,917,964)
                                               ===========   ===========


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
F-30

ADERIS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(Information for September 30, 2000 and 2001 is unaudited)



                                                                                          Period from
                                                                          Period from       Inception
                                                                           January 1,  (September 10,
                                                              Year Ended      1999 to        1996) to
                                                            December 31,     June 21,        June 21,
                                                                    1998         1999            1999
------------------------------------------------------------------------------------------------------
Operating Activities
 Net loss..................................................    $(776,839)   $(243,017)    $(1,925,136)
 Adjustments to reconcile net loss to net cash used in
   operating activities--
   Common stock issued for payment of research and
     development services..................................           --           --             833
   Noncash interest on convertible notes payable to
     stockholders..........................................           --       12,559          12,559
   Changes in operating assets and liabilities--
     Interest receivable...................................        1,167           --              --
     Accounts payable and accrued expenses.................       (2,700)     (31,977)         27,423
                                                               ---------    ---------     -----------
       Net cash used in operating activities...............     (778,372)    (262,435)     (1,884,321)
                                                               ---------    ---------     -----------
Financing Activities
 Net proceeds from sale of common stock....................          100           --          12,806
 Net proceeds from sale of Series A redeemable
   convertible preferred stock, net of issuance costs......           --           --       1,341,339
 Payment of stock subscription receivable from common
   stockholder.............................................        2,194           --           2,194
 Payment of stock subscription receivable from Series A
   redeemable convertible preferred stockholder............      150,000           --         150,000
 Convertible notes payable to stockholders.................      200,000           --         200,000
 Notes payable to Discovery................................           --      192,830         192,830
                                                               ---------    ---------     -----------
       Net cash provided by financing activities...........      352,294      192,830       1,899,169
                                                               ---------    ---------     -----------
(Decrease) Increase in Cash and Cash Equivalents...........     (426,078)     (69,605)         14,848
Cash and Cash Equivalents, beginning of period.............      510,531       84,453              --
                                                               ---------    ---------     -----------
Cash and Cash Equivalents, end of period...................    $  84,453    $  14,848     $    14,848
                                                               =========    =========     ===========
Supplemental Disclosure of Noncash Financing Activities
Issuance of Series A redeemable convertible preferred stock
  upon conversion of principal and interest of notes
  payable to stockholders..................................    $      --    $ 212,559     $   212,559
                                                               =========    =========     ===========
Issuance of common stock for research and development
  services.................................................    $      --    $      --     $       833
                                                               =========    =========     ===========

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
                                                                           F-31

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
June 21, 1999


(1) OPERATIONS

Renalogics, Inc. (the Company) was incorporated as a Georgia corporation on September 10, 1996. The Company is engaged in the development and commercialization of therapeutic products for the treatment of glumerulonephritis and other diseases.

The Company is in the development stage and is devoting substantially all of its efforts towards research and development. The Company incurred net losses of approximately $1,925,000 during the period from inception (September 10, 1996) to June 21, 1999. The Company has an accumulated deficit of approximately $1,934,000 as of June 21, 1999. The Company is subject to risks and challenges similar to other development stage biotechnology companies. These risks include, but are not limited to, dependence on key individuals, successful development and marketing of its products, the ability to obtain adequate financing to support growth and future operations and competition from substitute products and larger companies with greater financial, technical, management and marketing resources.

On June 21, 1999, Discovery Therapeutics, Inc. (Discovery) completed its acquisition of the Company. In consideration for the acquisition of the Company, the stockholders of the Company received 155,497 shares of Discovery's common stock, $0.001 par value per share and 178,008 shares of Discovery's Series B convertible preferred stock in exchange for all of the outstanding capital stock of the Company. Discovery will issue the stockholders of the Company an additional 103,664 shares of its common stock and 118,670 shares of its Series B convertible preferred stock upon achievement of certain milestones. In connection with the acquisition, the principal of $192,830 and accrued interest of $2,795 of the notes due to Discovery were forgiven by Discovery.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (a)  Basis of presentation
   The Company's financial statements have been presented on the basis that it will continue as a going-concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported net losses of approximately $777,000 and $243,000 for the year ended December 31, 1998 and for the period from January 1, 1999 to June 21, 1999, respectively, and had an accumulated deficit of approximately $1,934,000 at June 21, 1999. However, as discussed in Note 1, the Company was acquired on June 21, 1999 by Discovery. Continuation of the Company's operations will be dependent on business decisions made by the management of Discovery, funding provided by Discovery and the Company's results of operations.

   (b)  Use of estimates
   The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the accompanying financial statements and notes. Actual results could differ from those estimates.

   (c)  Cash and cash equivalents
   Cash and cash equivalents include all highly liquid investments with a maturity of 90 days or less at the time of purchase.

--------------------------------------------------------------------------------
F-32

RENALOGICS, INC.
(A Development Stage Company)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
June 21, 1999


   (d)  Research and development expenses
   The Company expenses all research and development costs as incurred.

   (e)  Concentrations of credit risk
   Financial instruments that subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company maintains its cash balances with one highly rated financial institution.

   (f)  Stock-based compensation
   Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," requires the measurement of the fair value of stock options or warrants granted to employees to be included in the statement of operations or, alternatively, disclosed in the notes to financial statements. The Company has determined that it will account for stock-based compensation of employees under the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and elect the disclosure-only alternative under SFAS No. 123. The Company records the fair market value of stock options and warrants granted to nonemployees in exchange for services in accordance with Emerging Issues Task Force (EITF) No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," in the statement of operations. To date, there have been no option and no warrant grants to either employees or nonemployees.

   (g)  Comprehensive loss
   SFAS No. 130, "Reporting Comprehensive Income," requires companies to report comprehensive income (loss) as a measure of overall performance. Comprehensive loss includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. For the period from inception (September 10, 1996) to June 21, 1999, the Company's comprehensive loss is the same as its reported net loss.

   (h)  Fair value of financial instruments
   Financial instruments principally consist of cash and cash equivalents and notes payable to stockholders. The estimated fair values of these instruments approximates their carrying values. The estimated fair values have been determined through information obtained from market sources and management estimates.

   (i)  Recently issued accounting pronouncements
   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, will be effective for the Company's financial reporting beginning in the first quarter of fiscal 2001. SFAS No. 133 will require the Company to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for gains and losses from changes in the fair value of a particular derivative will depend on the intended use of the derivative. The Company does not expect the adoption of SFAS No. 133 to have a material impact on the results of its operations or financial position.

--------------------------------------------------------------------------------
                                                                           F-33

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
June 21, 1999



(3) STOCKHOLDERS' DEFICIT

   (a)  Redeemable convertible preferred stock
   In September 1996, the Company sold 333,334 shares of Series A redeemable convertible preferred stock (Series A Preferred Stock) at $0.75 per share, resulting in net proceeds of $250,000. In May 1997, the Company sold 666,666 shares of Series A Preferred Stock at $0.75 per share, resulting in net proceeds of $498,466. In November 1997, the Company sold 600,000 shares of Series A Preferred Stock at $1.25 per share, resulting in net proceeds of $742,873 of which $150,000 was not paid until 1998 and, therefore, represents the stock subscription receivable from Series A Redeemable Convertible Preferred stockholder in the accompanying financial statements.

   The rights, preferences and privileges of the Series A Preferred Stock are as follows:

   Dividends
   The Company is not required to pay dividends to any preferred stockholders. However, in the event a dividend is declared, Series A Preferred stockholders are entitled to receive dividends at a rate of $0.075 per share prior to any dividend payments to common stockholders. These dividends are not cumulative.

   Liquidation
   In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, as defined, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid an amount equal to the original purchase price per share plus any declared but unpaid dividends. As of December 31, 1998 and June 21, 1999, the liquidation value of Series A Preferred Stock was $1,500,000 and $1,712,559, respectively.

   After the liquidation preference payments to all Series A Preferred stockholders, the remaining assets of the Company shall be distributed ratably among the holders of common stock and Series A Preferred Stock based on the number of shares of common stock that each share of Series A Preferred Stock is then convertible into.

   If upon any such liquidation, dissolution, or winding-up of the Company, the remaining assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Series A Preferred Stock the full amount which they are entitled to, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

   Conversion
   Each share of Series A Preferred Stock is convertible at the option of the holder, at any time, into one share of common stock, adjustable for certain dilutive events. An automatic conversion occurs into common stock at the then applicable conversion price upon the closing of a public offering in which the share price is not less than $5.00 per share (adjusted for specified events) and the aggregate proceeds to the Company are not less than $15,000,000.

--------------------------------------------------------------------------------
F-34

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
June 21, 1999


   Voting rights
   The Series A Preferred stockholders are entitled to the number of votes for each share of common stock which the Series A Preferred Stock is then convertible on most matters submitted to a vote of stockholders. In addition, Series A Preferred stockholders, voting as a separate class, are entitled to elect four directors.

   Redemption rights
   The Company will be required to redeem, subject to certain conditions, on September 1, 2003, the mandatory redemption date, all of the outstanding Series A Preferred Stock at a price equal to the purchase price per share plus any declared but unpaid dividends.

   (b)  Common stock
   The Company has 6,000,000 authorized shares of common stock, of which 1,583,333 shares have been issued as of June 21, 1999. As of June 21, 1999, the Company has reserved a total of 2,000,000 shares of common stock for the conversion of Series A Preferred Stock.

(4) NOTES PAYABLE

   On October 15, 1998, the Company executed notes payable to various stockholders for $200,000. The Company has the option to convert these notes payable into shares of preferred stock. The notes bear interest at a rate of 10% per annum and mature on the earlier of conversion into preferred stock or June 30, 1999, as amended. On May 31, 1999, the Company converted the principal of $200,000 and the accrued interest of $12,559 into 212,559 shares of Series A Preferred Stock.

   During 1999, the Company also received $192,830 from Discovery in the form of a note payable. The note bears interest at a rate of 10% per annum and matures on the earlier of the date that is 15 days after the closing of a transaction or December 31, 1999. Upon acquisition this note plus the accrued interest of $2,795 was forgiven.

(5) INCOME TAXES

   The Company follows the liability method of accounting for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets or liabilities are recognized based on temporary differences between the financial statements and tax bases of assets and liabilities using currently enacted tax rates.

   No income tax provision or benefit has been recorded for the period from inception (September 10, 1996) to June 21, 1999.

   As of June 21, 1999, the Company had a deferred tax asset of approximately $803,000 related primarily to the Company's net operating loss carryforwards of approximately $1,923,000, which expire through 2019, and research and development credit carryforwards of approximately $71,000. The Company has not recognized any of its potential tax benefits in the accompanying financial statements because the future realizability of such assets is uncertain. The use of losses may be limited due to ownership change limitations under Section 382 of the Internal Revenue Code.

--------------------------------------------------------------------------------
                                                                           F-35

RENALOGICS, INC.
(A Development Stage Company)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
June 21, 1999


   The Company's effective tax rate differed from the federal statutory rate as follows:

                                                                   For the period
                                      For the year  For the period from inception
                                             ended from January 1, (September 10,
                                      December 31,         1999 to       1996) to
                                              1998   June 21, 1999  June 21, 1999
---------------------------------------------------------------------------------
Federal statutory tax rate...........    (34.0)%        (34.0)%        (34.0)%
State taxes--Net of federal benefit..     (4.0)          (4.0)          (4.0)
Change in valuation allowance........     38.0           38.0           38.0
                                         -----          -----          -----
                                            -- %           -- %           -- %
                                         =====          =====          =====

(6) RELATED PARTY TRANSACTIONS

   For the year ended December 31 1998, the period from January 1, 1999 to June 21, 1999 and the period from inception (September 10, 1996) to June 21, 1999, the Company paid consulting fees to various shareholders which totaled approximately $354,000, $148,000 and $778,000, respectively.

   In May 1997, the Company entered into licensing and research agreements with Emory University (Emory) under which Emory agreed to assign certain patent and other rights to the Company and perform various research and development services for the Company. Under these agreements, the Company agreed to pay Emory through February 1999 total fees of approximately $700,000 and 83,333 shares of the Company's common stock. During 1997, the Company issued Emory 83,333 shares of its common stock. The Company recorded this transaction at the deemed fair value of the common stock on the grant date totaling $833, which was more clearly evident than the fair value of the consideration received. During the year ended December 31, 1998, the period from January 1, 1999 and June 21, 1999 and the period from inception (September 10, 1996) to June 21, 1999, the Company incurred approximately $278,000, $22,000 and $700,000 of costs related to these agreements, which are included in research and development expenses. In addition, there are minimum royalties or royalties based on sales of products developed under the agreement. As of June 21, 1999, none of the criteria had been achieved related to this additional consideration.

--------------------------------------------------------------------------------
F-36

--------------------------------------------------------------------------------




[LOGO] Logo of Aderis Pharmaceuticals

--------------------------------------------------------------------------------

Part II
--------------------------------------------------------------------------------


INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                        Amount to
                                                          Be Paid
                                                       ----------
               SEC registration fee................... $   24,000
               NASD filing fee........................     10,500
               Nasdaq National Market listing fee.....    100,000
               Legal fees and expenses................    750,000
               Accounting fees and expenses...........    500,000
               Printing and engraving.................    355,000
               Transfer agent fees....................      3,500
               Miscellaneous..........................     50,000
                                                       ----------
                  Total............................... $1,793,000
                                                       ==========

--------

Item 14.  Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation in effect as of the date hereof, and our Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provide that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be

--------------------------------------------------------------------------------

Part II
--------------------------------------------------------------------------------

made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15.  Recent Sales of Unregistered Securities

The following sets forth information regarding all securities sold by the registrant since January 1, 1999:

1. In February 2000, we issued and sold an aggregate of 489,804 shares of our series C preferred stock at a price per share of $10.21 to collaboration partner Schwarz Pharma AG, an accredited investor, for an aggregate purchase price of $5,000,898.84. These shares will convert into common stock at the rate of slightly more than 1.66 shares of common stock for one share of series C preferred stock, at the completion of this offering. This sale was made in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a sale by an issuer not involving a public offering.

2. In May 2000, we issued and sold an aggregate of 48,972 shares of our series C preferred stock at a price per share of $10.21 to former collaboration partner Bayer AG, an accredited investor, for an aggregate purchase price of $500,004.12. These shares will convert into common stock at the rate of slightly more than 1.66 shares of common stock for one share of series C preferred stock, at the completion of this offering. This sale was made in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a sale by an issuer not involving a public offering.

3. In February 2001 and March 2001, we issued and sold an aggregate of 2,713,200 shares of our series D preferred stock at a price per share of $11.00 to stockholder Mac & Co FBO New York Life BioVenture Partners LLC, stockholder Sanderling and its affiliated entities, stockholder Schwarz Pharma AG, new accredited investor China Development Industrial Bank Inc., new accredited investor MDS Life Sciences and its affiliated entities and six other new accredited investors, for an aggregate purchase price of $29,845,200. These shares will convert into common stock at the rate of slightly more than 1.66 shares of common stock for one share of series D preferred stock, at the completion of this offering. This sale was made in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a sale by an issuer not involving a public offering.

4. In August 2001, we issued and sold an aggregate of 1,363,634 shares of our series D preferred stock at a price per share of $11.00 to new accredited investor Schroder and its affiliated entities and two other new accredited investors, for an aggregate purchase price of $14,999,974. These shares will convert into common stock at the rate of slightly more than 1.66 shares of common stock for one share of series D preferred stock, at the completion of this offering. This sale was made in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a sale by an issuer not involving a public offering.

5. Between January 1, 1999 and April 11, 2001, we granted stock options to purchase an aggregate of 1,822,246 shares of our common stock at an exercise price ranging from $0.36 to $0.67 per share to our employees and consultants under our 1995 Stock Option Plan. These issuances were made in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

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6. In July 2001, we issued a warrant to purchase an aggregate of 225,060 shares of common stock at an exercise price of $3.64 to Gerard Klauer Mattison & Co., Inc., an accredited investor, for services rendered in connection with the sale of our series D preferred stock. This sale was made in reliance on
   Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a sale by an issuer not involving a public offering.

7. Between November 14, 2001 and January 8, 2002, we granted stock options to purchase an aggregate of 834,900 shares of our common stock at an exercise price of $0.67 per share to our employees and consultants under our 2001 Incentive Award Plan. These issuances were made in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

The sale of the above securities were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees and consultants, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about the registrant or had adequate access, through their relationships with the Registrant to such information. No underwriters were employed in any of the above transactions.

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Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits.


Number                                          Description
------  -------------------------------------------------------------------------------------------
  1.1+  Form of Underwriting Agreement.
  3.1+  Amended and Restated Certificate of Incorporation of Aderis Pharmaceuticals, Inc. as
        currently in effect.
  3.2+  Bylaws of Aderis Pharmaceuticals, Inc., as currently in effect.
  3.3+  Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of this offering.
  3.4+  Bylaws of Aderis Pharmaceuticals, Inc., to be effective upon the closing of this offering.
  4.1+  Specimen Common Stock certificate.
  4.2+  Restated Investor Rights Agreement dated March 31, 1995, as amended by the First
        Amendment dated November 3, 1995, the Second Amendment dated June 21, 1999, the Third
        Amendment dated February 21, 2001 and the Fourth Amendment dated August 15, 2001.
  4.3+  Warrant to Purchase Common Stock, dated July 18, 2001, granted to Gerard Klauer
        Mattison & Co., Inc.
  5.1+  Opinion of Latham & Watkins.
 10.1+  Form of Indemnification Agreement between Aderis and each of our directors and officers.
 10.2+  1995 Stock Option Plan as amended by the First Amendment dated June 7, 1999 and the
        Second Amendment dated August 10, 2001.
 10.3+  Amended and Restated 2001 Incentive Award Plan.
 10.4*  Development and License Agreement by and between Discovery Therapeutics, Inc. and
        Fujisawa Healthcare, Inc., dated July 29, 1999.
 10.5*  Development and Commercialization Agreement by and between Medco Research, Inc. and
        Discovery Therapeutics, Inc., dated August 19, 1997.
 10.6*  Exclusive License Agreement by and between Discovery Therapeutics, Inc. and Schwarz
        Pharma AG, dated August 10, 1999, as amended by Amendment No. 1 dated December 22,
        1999.
 10.7+* Earn Out Agreement by and between Whitby, Inc. and Discovery Therapeutics, Inc. dated
        April 25, 1994.
 10.8+  Property Lease by and between Straley Corporation and Discovery Therapeutics, Inc. dated
        December 15, 2000, as amended by Lease dated November 15, 2001.
 10.9+  Property Lease by and between Morton G. Thalhimer, Inc. and Discovery Therapeutics, Inc.
        dated February 24, 1998, as amended by the First Addendum dated January 7, 1999, the Second
        Addendum dated July 14, 1999, and the Third Addendum dated September 12, 2000.
 10.10+ Employment Agreement by and between Peter G. Savas and Aderis Pharmaceuticals, Inc., dated January 2, 2002.
 10.11+ Employment Agreement by and between Kenneth L. Rice, Jr. and Aderis Pharmaceuticals,
        Inc., dated January 2, 2002.
 10.12+ Employment Agreement by and between William S. Wheeler and Aderis Pharmaceuticals,
        Inc., dated January 2, 2002.
 16.1+  Letter from Ernst & Young LLP.
 21.1+  List of Subsidiaries of Aderis.
 23.1   Consent of Arthur Andersen LLP.
 23.2   Consent of Arthur Andersen LLP (Renalogics).
 23.3+  Consent of Latham & Watkins (included in Exhibit 5.1).
 24.1+  Power of Attorney (See Signature Page on Page II-5).
 99.1+  Letter to Securities and Exchange Commission pursuant to Temporary Note 3T.

--------
+ Previously filed.
* Confidential treatment requested.

(b) Financial Statement Schedules.

None.

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Item 17.  Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hopkinton, State of Massachusetts, on this 25th day of April 2002.



                                        ADERIS PHARMACEUTICALS, INC.

                                        By:         /s/  PETER G. SAVAS
                                            -----------------------------------
                                            Name:  Peter G. Savas
                                            Title: Chariman of the Board of
                                                   Directors,
                                                   Cheif Executive Officer and
                                                   Persident




Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated:


           Signature                    Title                    Date
      -------------------- -------------------------------- --------------

      /s/  PETER G. SAVAS  Chairman of the Board of         April 25, 2002
      --------------------   Directors, Chief Executive
         Peter G. Savas      Officer and President
                            (Principal Executive Officer)

               *           Vice President and Chief         April 25, 2002
      --------------------   Commercial Officer (Principal
      Kenneth L. Rice, Jr.   Financial Officer)

               *           Vice President--Finance          April 25, 2002
      --------------------   (Principal Accounting Officer)
        Joseph R. Vidal

               *           Director                         April 25, 2002
      --------------------
         Stan M. Benson

               *           Director                         April 25, 2002
      --------------------
         Gary Frashier

               *           Director                         April 25, 2002
      --------------------
          James Garvey

               *           Director                         April 25, 2002
      --------------------
      Robert McNeil, Ph.D.

               *           Director                         April 25, 2002
      --------------------
          Wayne I. Roe

               *           Director                         April 25, 2002
      --------------------
      Michael Ross, Ph.D.

      /s/  PETER G. SAVAS
      *By: _______________
         Peter G. Savas
        Attorney-in-Fact


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